UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No.    )

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☐ Soliciting Material Pursuant to §240.14a-12

HANESBRANDS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1000 East Hanes Mill Road

Winston-Salem, North Carolina 27105

February 21, 2013

Dear Stockholder:

I hope you will join Hanesbrands’ Board of Directors and executive team at our 2013 Annual Meeting of Stockholders on Wednesday, April 3, 2013. To celebrate entering our 25th year of Hanes’ partnership with basketball legend Michael Jordan, we are holding our Annual Meeting to coincide with the 12th Annual Michael Jordan Celebrity Invitational charity golf tournament, of which we are a sponsor. Since its inception, this tournament has raised more than $6 million for charity. We are very fortunate to have such a long, beneficial relationship with Michael Jordan, and what better way to celebrate this milestone than supporting him in his charitable endeavors. The Annual Meeting will be held in the conference facilities at the ARIA Resort & Casino in Las Vegas, Nevada.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business to be conducted at the Annual Meeting. You may notice a number of changes in this year’s Proxy Statement that are designed to simplify and more effectively explain the matters to be addressed at our Annual Meeting. As part of our ongoing commitment to effective stockholder communication, we have enhanced how we present information about our Board of Director nominees, corporate governance practices and executive compensation policies and have included a Proxy Summary that highlights key information included elsewhere in our Proxy Statement. We have also refined the Compensation Discussion and Analysis that begins on page 32 in order to more clearly demonstrate the link between executive pay and performance and thoroughly explain our executive compensation program. You can also find detailed information about our Director nominees and their specific experience, qualifications, attributes and skills starting on page 5.

We are furnishing proxy materials to our stockholders over the Internet. We believe that this “e-proxy” process expedites stockholders’ receipt of proxy materials and lowers the costs and reduces the environmental impact of our Annual Meeting. On February 21, 2013, we mailed to our stockholders a Notice of Annual Meeting and Internet Availability containing instructions on how to access our Proxy Statement and Annual Report and authorize a proxy to vote their shares. The Proxy Statement and the Notice of Annual Meeting and Internet Availability also contain instructions on how you can receive a paper or electronic copy of the Proxy Statement and Annual Report.

If you requested and received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. You can also authorize a proxy by telephone or over the Internet as described in the enclosed materials.

We appreciate your continued support of and interest in Hanesbrands.

Sincerely yours,

Richard A. Noll

Chairman of the Board of Directors and

Chief Executive Officer

HANESBRANDS INC.

NOTICE OF THE 2013

ANNUAL MEETING OF STOCKHOLDERS

The 2013 Annual Meeting of Stockholders of Hanesbrands Inc., a Maryland corporation (“Hanesbrands”), will be held on Wednesday, April 3, 2013, at 3:30 p.m., Pacific Daylight time, at ARIA Resort & Casino, 3730 Las Vegas Boulevard, Las Vegas, Nevada 89158 for the following purposes:

1. to elect nine directors to serve until Hanesbrands’ next annual meeting of stockholders and until their successors are duly elected and qualify;

2. to vote on a proposal to approve the amended and restated Hanesbrands Inc. Omnibus Incentive Plan;

3. to provide a non-binding, advisory vote on a proposal to approve executive compensation as disclosed in the Proxy Statement for our 2013 Annual Meeting;

4. to vote on a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2013 fiscal year; and

5. to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on February 8, 2013 are entitled to notice of, and to vote at, the Annual Meeting.

Whether or not you plan to attend the meeting, we urge you to authorize a proxy to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you requested and received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

By Order of the Board of Directors

Joia M. Johnson

Chief Legal Officer, General Counsel and

  Corporate Secretary

February 21, 2013

Winston-Salem, North Carolina

ADMISSION TO THE 2013 ANNUAL MEETING

An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who owned shares of Hanesbrands common stock as of the close of business on February 8, 2013 will be entitled to attend the Annual Meeting.

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If your Hanesbrands shares are registered in your name and you requested and received your proxy materials by mail, an admission ticket is attached to your proxy card. An admission ticket will serve as verification of your ownership.

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If your Hanesbrands shares are registered in your name and you received your proxy materials electronically, your Notice of Annual Meeting and Internet Availability will serve as your admission ticket and will serve as verification of your ownership.

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If your Hanesbrands shares are held in a bank or brokerage account and you wish to attend the Annual Meeting and vote your shares in person, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the Annual Meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares in person at the Annual Meeting, but you may still attend the Annual Meeting if you bring a recent bank or brokerage statement showing that you owned shares of Hanesbrands common stock on February 8, 2013.

No cameras, recording devices or large packages will be permitted in the meeting room. Bags will be subject to a search.

PROXY SUMMARY

You have received these proxy materials because the Board of Directors of Hanesbrands Inc., a Maryland corporation (“Hanesbrands” or the “Company”), is soliciting your proxy to vote your shares at Hanesbrands’ 2013 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment thereof. To assist you in reviewing the proposals to be acted upon at the Annual Meeting, we call your attention to the following information about Hanesbrands’ director nominees, auditor and key executive compensation practices. The following description is only a summary. For more complete information about these topics, please review our Annual Report on Form 10-K and the complete Proxy Statement.

ANNUAL MEETING OF STOCKHOLDERS

Date and Time	April 3, 2013, 3:30 p.m., Pacific Daylight time
Place	ARIA Resort & Casino, 3730 Las Vegas Boulevard, Las Vegas, Nevada 89158
Record Date	February 8, 2013
Voting	Stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting. Each share of Hanesbrands common stock outstanding at the close of business on the Record Date has one vote on each matter that is properly submitted for a vote at the Annual Meeting.
Admission	An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification will be required for admission to the Annual Meeting. Only stockholders who owned shares of Hanesbrands common stock as of the close of business on the Record Date will be entitled to attend the Annual Meeting.

VOTING MATTERS AND BOARD OF DIRECTORS RECOMMENDATION

Matter	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR each Director nominee	5
Approval of the amended and restated Hanesbrands Inc. Omnibus Incentive Plan	FOR	10
Advisory vote on executive compensation	FOR	17
Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2013 fiscal year	FOR	18

The Board of Directors is not aware of any matter that will be presented at the Annual Meeting that is not described above. If any other matter is properly presented at the Annual Meeting, the persons named as proxies on the proxy card will, in the absence of stockholder instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on any such matter.

i

DIRECTOR NOMINEES

The following table provides summary information about each director nominee. Each director is elected annually by a plurality of the votes cast. However, pursuant to our Corporate Governance Guidelines, if in an uncontested election for director the number of votes affirmatively withheld as to a nominee for director (whether or not an incumbent) exceeds the number of votes affirmatively cast for such nominee, the nominee shall offer, following certification of the election results, to submit his or her resignation to the Board for consideration.

Name	Age	Director Since	Occupation	Independent	Committee Memberships
Lee A. Chaden	70	2005	Former Executive Chairman, Hanesbrands Inc. Former Chief Executive Officer, Sara Lee Branded Apparel	Yes	None
Bobby J. Griffin	64	2006	Former President, International Operations, Ryder System Inc.	Yes	AC
James C. Johnson	60	2006	General Counsel, Loop Capital Markets LLC	Yes	CC, GNC*
Jessica T. Mathews	66	2006	President, Carnegie Endowment for International Peace	Yes	AC
J. Patrick Mulcahy	69	2006	Chairman of the Board, Energizer Holdings, Inc. and Ralcorp Holdings, Inc. Former Chief Executive Officer, Energizer Holdings Inc.	Yes	CC, GNC
Ronald L. Nelson	60	2008	Chairman and Chief Executive Officer, Avis Budget Group, Inc.	Yes	AC*
Richard A. Noll	55	2005	Chairman and Chief Executive Officer, Hanesbrands Inc.	No	None
Andrew J. Schindler	68	2006	Former Executive Chairman, Reynolds American Inc. Former Chairman and Chief Executive Officer, R.J. Reynolds Tobacco Company	Yes	CC*, GNC
Ann E. Ziegler	54	2008	Senior Vice President and Chief Financial Officer, CDW Corporation	Yes	AC

AC	Audit Committee
CC	Compensation Committee
GNC	Governance and Nominating Committee
*	Chair of the committee

Each director nominee is a current director and attended at least 75% of the aggregate of all meetings of the Board and each committee on which he or she serves.

The Board of Directors unanimously recommends a vote FOR election of these nominees.

APPROVAL OF THE AMENDED AND RESTATED

HANESBRANDS INC. OMNIBUS INCENTIVE PLAN

We are seeking approval of the amended and restated Hanesbrands Inc. Omnibus Incentive Plan (the “Amended Plan”). The Board of Directors approved the amendment and restatement of the existing Hanesbrands Inc. Omnibus Incentive Plan of 2006 (the “Existing Plan”) in January 2013, subject to stockholder approval, for the purpose of increasing the existing share reserve by 2,700,000 shares and incorporating additional best practices in incentive compensation plan design and administration, such as the elimination of share recycling. The Board of Directors unanimously recommends a vote FOR approval of the Amended Plan.

EXECUTIVE COMPENSATION MATTERS

2012 Business Highlights

In 2012, the Company delivered strong operating results. Highlights included:

•	Net sales in 2012 were $4.53 billion, compared with $4.43 billion in 2011, representing a 2% increase.

•

Solid performance and a focus on lowering inventory resulted in record cash flow from operations of $549 million in 2012. Year-end inventories improved to $1.25 billion, a decline of $354 million from $1.61 billion a year earlier.

•	We significantly reduced our debt and no longer consider ourselves highly leveraged. Hanesbrands prepaid $550 million in long-term bonds in 2012 and $750 million over the past five quarters.

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We narrowed the focus of our worldwide imagewear business during the second quarter of 2012, resulting in the sale of our European imagewear business and the discontinuation of our private-label and Outer Banks domestic imagewear operations. As a result of these actions, our current-year and prior-year financial results now reflect these operations as discontinued operations. Unless otherwise noted, all financial results in this Proxy Statement are GAAP measures for continuing operations.

As a result of Hanesbrands’ performance for the fiscal year ended December 29, 2012, each of our named executive officers earned 131.9% of the target amounts for their 2012 Annual Incentive Plan and Long-Term Incentive Program opportunities.

Executive Compensation Advisory Vote

Pay for Performance

At Hanesbrands, we emphasize a “pay-for-performance” culture, establishing a link between a substantial percentage of an executive’s compensation and stockholders’ value growth. Specifically:

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To motivate our executive officers and align their interests with those of our stockholders, we provide annual incentives designed to reward our executive officers for the attainment of short-term goals and long-term incentives designed to reward them for increases in stockholder value over time.

•	Performance-based compensation represents at least 50% of our named executive officers’ targeted long-term incentive compensation for 2012 and 2013.

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Our compensation program provides the greatest pay opportunity for executives who demonstrate exceptional performance for sustained periods of time. This emphasis on consistent performance affects our selection of performance-based metrics and targets, which tend to be more gradual than in a framework that is focused solely or largely on current-year performance.

Best Practices in Executive Compensation

Hanesbrands’ executive compensation practices include a number of features we believe reflect responsible compensation and governance practices and promote the interests of stockholders. Specifically:

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We maintain robust stock ownership guidelines in order to further align executives’ economic interests with those of our stockholders. Our Chief Executive Officer’s stock ownership guideline is six times his base salary, and the ownership guideline for our other named executive officers is three times his or her base salary. Until the guidelines are met, an executive is required to retain 50% of any shares received (on a net after-tax basis) under our stock-based compensation plans. Our stock ownership guidelines also require all Hanesbrands senior executives to retain 100% of the net after-tax shares of Hanesbrands stock received through the exercise of options or the vesting of restricted stock units or other equity awards granted after December 1, 2010 for at least one year from the date of exercise or vesting.

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Both the Existing Plan and the proposed Amended Plan provide that equity awards fully vest over a period of not less than three years and prohibit repricing of stock options and stock appreciation rights, as well as cash buyouts of underwater awards. Consistent with our prior commitment to stockholders, the Amended Plan will prohibit share recycling.

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We have eliminated virtually all perquisites for our named executive officers, and we do not provide tax gross-ups with respect to perquisites, other than personal income taxes due on relocation reimbursements as provided under a broad-based program.

•	Severance or change-in-control agreements entered into after 2010 do not contain tax gross-up provisions.

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Our insider trading policy prohibits all Hanesbrands directors, officers and employees from pledging Hanesbrands securities or engaging in “short sales” or “sales against the box” or trading in puts, calls warrants or other derivative instruments on Hanesbrands’ securities.

The Board of Directors unanimously recommends a non-binding, advisory vote FOR approval of the compensation of Hanesbrands’ named executive officers, as disclosed in our Proxy Statement for the Annual Meeting.

AUDITOR

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for our 2013 fiscal year. While not required by law, the Board of Directors is asking our stockholders to ratify the selection of PricewaterhouseCoopers as a matter of good corporate practice. Below is summary information about PricewaterhouseCoopers’ fees for services provided in 2011 and 2012.

	Fiscal Year Ended December 29, 2012	Fiscal Year Ended December 31, 2011
Audit fees	$2,522,000	$2,606,000
Audit-related fees	19,800	23,800
Tax fees	680,200	306,000
All other fees	98,900	216,600

Total fees	3,320,900	3,152,400

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for our 2013 fiscal year.

2014 ANNUAL MEETING

Stockholder proposals submitted for inclusion in our 2014 proxy statement pursuant to Securities and Exchange Commission Rule 14a-8 must be received by us by October 24, 2013.

Notice of stockholder proposals to be raised from the floor of the 2014 Annual Meeting outside of Rule 14a-8 must be delivered to us on or after September 24, 2013 and prior to 5:00 p.m. Eastern time, on October 24, 2013 unless the date of the 2014 Annual Meeting is advanced or delayed by more than 30 days from the anniversary date of the 2013 Annual Meeting. See “Stockholder Proposals for Next Annual Meeting” on page 64 for additional details.

HANESBRANDS INC.

1000 EAST HANES MILL ROAD

WINSTON-SALEM, NORTH CAROLINA 27105

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 3, 2013

GENERAL INFORMATION

You have received these proxy materials because the Board of Directors of Hanesbrands Inc., a Maryland corporation (“Hanesbrands” or the “Company”), is soliciting your proxy to vote your shares at Hanesbrands’ 2013 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the Annual Meeting. The Annual Meeting will be held on Wednesday, April 3, 2013, at 3:30 p.m., Pacific Daylight time, at ARIA Resort & Casino, 3730 Las Vegas Boulevard, Las Vegas, Nevada 89158. This Proxy Statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission and is designed to assist you in voting your shares. The approximate date on which this Proxy Statement was first sent or given to stockholders was February 21, 2013.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 3, 2013

The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December  29, 2012 are available at: www.proxyvote.com.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Will I receive a printed copy of this Proxy Statement?

You will not receive a printed copy of this Proxy Statement or our Annual Report on Form 10-K in the mail unless you request a printed copy. As permitted by the Securities and Exchange Commission, we are delivering our Proxy Statement and Annual Report via the Internet. On February 21, 2013, we mailed to our stockholders a Notice of Annual Meeting and Internet Availability containing instructions on how to access our Proxy Statement and Annual Report and authorize a proxy to vote their shares online or by telephone. If you wish to request a printed or electronic copy of this Proxy Statement and our Annual Report, you should follow the instructions included in the Notice of Annual Meeting and Internet Availability. The Notice of Annual Meeting and Internet Availability is not a proxy card or ballot.

Who is entitled to vote at the Annual Meeting?

If you were a stockholder of Hanesbrands at the close of business on February 8, 2013 (the “Record Date”), you are entitled to notice of, and to vote at, the Annual Meeting. Each share of Hanesbrands common stock outstanding at the close of business on the Record Date has one vote on each matter that is properly submitted to a vote at the Annual Meeting, including shares:

•	held directly in your name as the stockholder of record;

•	held for you in an account with a broker, bank or other nominee;

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represented by your interest in the Hanesbrands stock fund in the Hanesbrands Inc. Retirement Savings Plan (the “401(k) Plan”), the Hanesbrands Inc. Salaried Retirement Savings Plan of Puerto Rico (the “Puerto Rico Salaried 401(k) Plan”) or the Hanesbrands Inc. Hourly Retirement Savings Plan of Puerto Rico (the “Puerto Rico Hourly 401(k) Plan,” and together with the 401(k) Plan and the Puerto Rico Salaried 401(k) Plan, the “401(k) Plans”); or

•	credited to your account in the Hanesbrands Inc. Employee Stock Purchase Plan of 2006 (the “Employee Stock Purchase Plan”).

On the Record Date, there were 98,320,811 shares of Hanesbrands common stock outstanding and entitled to vote at the Annual Meeting. Common stock is the only outstanding class of voting securities of Hanesbrands.

Who may attend the Annual Meeting?

Only stockholders who owned shares of Hanesbrands common stock as of the close of business on the Record Date will be entitled to attend the Annual Meeting. An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting.

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If your shares of Hanesbrands common stock are registered in your name and you requested and received your proxy materials by mail, an admission ticket is attached to your proxy card. An admission ticket will serve as verification of your ownership.

•

If your shares of Hanesbrands common stock are registered in your name and you received your proxy materials electronically, your Notice of Annual Meeting and Internet Availability will serve as your admission ticket and will serve as verification of your ownership.

•

If your shares of Hanesbrands common stock are held in a bank or brokerage account and you wish to attend the Annual Meeting and vote your shares in person, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the Annual Meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares of Hanesbrands common stock in person at the Annual Meeting, but you may still attend the Annual Meeting if you bring a recent bank or brokerage statement showing that you owned the shares on the Record Date.

No cameras, recording devices or large packages will be permitted in the meeting room. Bags will be subject to a search.

How many shares of Hanesbrands common stock must be present to hold the Annual Meeting?

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum for the transaction of business. Your shares of Hanesbrands common stock are counted as present at the Annual Meeting if you:

•	are present in person at the Annual Meeting and your shares are registered in your name or you have a proxy from your bank or brokerage to vote your shares; or

•	have properly executed and submitted a proxy card, or authorized a proxy over the telephone or the Internet, prior to the Annual Meeting.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.

If a quorum is not present when the Annual Meeting is convened, the Annual Meeting may be adjourned by the chairman of the meeting.

What are broker non-votes?

If you have shares of Hanesbrands common stock that are held by a broker, you may give the broker voting instructions, and the broker must vote as you directed. If you do not give the broker any instructions, the broker may vote at its discretion on all routine matters (such as the ratification of our independent registered public accounting firm). For other matters (including the election of directors, approval of the amended and restated Hanesbrands Inc. Omnibus Incentive Plan (the “Amended Plan”) and the advisory vote regarding executive compensation), however, the broker may not vote using its discretion. A broker’s failure to vote on a matter under these circumstances is referred to as a broker non-vote.

How many votes are required to approve each proposal?

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The election of directors will be determined by a plurality of the votes cast at the Annual Meeting. This means that the nine nominees receiving the highest number of “FOR” votes will be elected as directors. However, pursuant to our Corporate Governance Guidelines, if in an uncontested election for director the number of votes affirmatively withheld as to a nominee for director (whether or not an incumbent) exceeds the number of votes affirmatively cast for such nominee, the nominee shall offer, following certification of the election results, to submit his or her resignation to the Board of Directors for consideration. Withheld votes and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the proposal to elect directors. Stockholders cannot cumulate votes in the election of directors.

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The approval of the Amended Plan requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. New York Stock Exchange rules require that the total votes cast on this proposal represent greater than 50% of all shares entitled to vote on this proposal. For purposes of this proposal, the New York Stock Exchange considers an abstention as a vote against approval. Because your bank, broker or other holder of record does not have discretionary voting authority to vote your shares on this proposal absent specific instructions from you, broker non-votes could create a situation where the total votes cast do not exceed 50% of all shares entitled to vote on this proposal. It is therefore important that you vote, or direct the holder of record to vote, on this proposal.

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The approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement requires the votes cast in favor of the proposal to exceed the votes cast against the proposal. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the proposal.

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The ratification of the appointment of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as Hanesbrands’ independent registered public accounting firm requires the votes cast in favor of the proposal to exceed the votes cast against the proposal. Abstentions are not treated as votes cast, and therefore will have no effect on the proposal.

How do I vote?

You may vote in person at the Annual Meeting or you may authorize a proxy to vote on your behalf. There are three ways to authorize a proxy:

Internet:    By accessing the Internet at www.proxyvote.com and following the instructions on the proxy card or in the Notice of Annual Meeting and Internet Availability.

Telephone:    By calling toll-free 1-800-690-6903 and following the instructions on the proxy card or in the Notice of Annual Meeting and Internet Availability.

Mail:    If you requested and received your proxy materials by mail, by signing, dating and mailing the enclosed proxy card.

If you authorize a proxy to vote your shares over the Internet or by telephone, you should not return your proxy card. The Notice of Annual Meeting and Internet Availability is not a proxy card or ballot.

Each share of Hanesbrands common stock represented by a proxy properly authorized over the Internet or by telephone or by a properly completed written proxy will be voted at the Annual Meeting in accordance with the stockholder’s instructions specified in the proxy, unless such proxy has been revoked. If no instructions are specified, such shares will be voted FOR the election of each of the nominees for director, FOR approval of the Amended Plan, FOR approval of executive compensation, FOR ratification of the appointment of PricewaterhouseCoopers as Hanesbrands’ independent registered public accounting firm for our 2013 fiscal year and in the discretion of the proxy holder on any other business as may properly come before the Annual Meeting.

If you participate in one of the 401(k) Plans and have contributions invested in the Hanesbrands stock fund in that 401(k) Plan as of the close of business on the Record Date, you will receive a proxy card (or a Notice of

Annual Meeting and Internet Availability containing instructions on how to authorize a proxy to vote your shares), which will serve as voting instructions for the trustee of the 401(k) Plans. You must return your proxy card to Broadridge Financial Solutions, Inc. (“Broadridge”) or authorize a proxy to vote your shares over the Internet or by telephone on or prior to March 28, 2013. If you have not authorized a proxy to vote your shares over the Internet or by telephone or if your proxy card is not received by Broadridge by that date, or if you sign and return your proxy card without instructions marked in the boxes, the trustee of the 401(k) Plans will vote shares attributable to your investment in the Hanesbrands stock fund in the 401(k) Plan in which you participate in the same proportion as other shares held in the Hanesbrands stock fund of that same 401(k) Plan for which the trustee received timely instructions. If, in any of the 401(k) Plans, no participants vote their shares, then the trustee will not vote any of the shares in that 401(k) Plan, even if the trustee votes shares held in one or both of the other 401(k) Plans.

If you participate in the Employee Stock Purchase Plan, you will receive a proxy card (or a Notice of Annual Meeting and Internet Availability containing instructions on how to authorize a proxy to vote your shares), which will serve as voting instructions for the administrator of the Employee Stock Purchase Plan. Shares of Hanesbrands common stock will be voted only at the direction of participants in the Employee Stock Purchase Plan. You must authorize a proxy to vote your shares over the Internet or by telephone or return your proxy card to Broadridge on or prior to March 28, 2013. If you have not authorized a proxy to vote your shares over the Internet or by telephone or if your proxy card is not received by Broadridge by that date, or if you sign and return your proxy card without instructions marked in the boxes, your shares held in the Employee Stock Purchase Plan will not be voted.

How can I revoke a previously submitted proxy?

You may revoke (cancel) a proxy at any time before the Annual Meeting by (i) giving written notice of revocation to the Corporate Secretary of Hanesbrands with a date later than the date of the previously submitted proxy, (ii) properly authorizing a new proxy with a later date by mail, Internet or telephone or (iii) attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, constitute revocation of a proxy. Any notice of revocation should be sent to: Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary.

What does it mean if I receive more than one Notice of Annual Meeting and Internet Availability?

If you receive more than one Notice of Annual Meeting and Internet Availability, it means your shares of Hanesbrands common stock are not all registered in the same way (for example, some are registered in your name and others are registered jointly with your spouse) or are in more than one account. In order to ensure that you vote all of the shares that you are entitled to vote, you should authorize a proxy to vote all proxy cards or Internet or telephone proxy authorizations to which you are provided access.

How is the vote tabulated?

Hanesbrands has a policy that all proxies, ballots and votes tabulated at a meeting of stockholders shall be confidential, and the votes will not be revealed to any Hanesbrands employee or anyone else, other than to the non-employee tabulator of votes or an independent election inspector, except (i) as necessary to meet applicable legal requirements or (ii) in the event a proxy solicitation in opposition to the election of the Board of Directors is filed with the Securities and Exchange Commission. Broadridge will tabulate votes for the Annual Meeting and will provide an Inspector of Election for the Annual Meeting.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

Proposal 1 — Election of Directors

Each of our directors is elected to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. If a nominee is unavailable for election, proxy holders may vote for another nominee proposed by the Board of Directors or, as an alternative, the Board of Directors may reduce the number of directors to be elected at the Annual Meeting. Each nominee has agreed to serve on the Board of Directors if elected. Set forth below is information as of February 21, 2013, regarding the nominees for election, which has been confirmed by the applicable nominee for inclusion in this Proxy Statement.

The nominees for election at the Annual Meeting possess experience and qualifications that our Governance and Nominating Committee believes will allow them to make substantial contributions to the Board of Directors. In selecting nominees to the Board, we seek to ensure that our Board collectively has a balance of experience and expertise, including chief executive officer experience, chief financial officer experience, international expertise, deep experience in the consumer products industry and corporate governance expertise, as well as expertise in other functional areas that are relevant to our business. For more information about the process by which the Governance and Nominating Committee identifies candidates for election to the Board of Directors, please see “Process for Nominating Potential Director Candidates” on page 25. Below please find a more detailed discussion of the business experience of each of the nominees to the Board.

Nominees for Election as Directors for a One-Year Term Expiring in 2014

LEE A. CHADEN
Age: 70	Committee Membership:	Other Current Directorships:
Director Since: 2005	• None	• R.R. Donnelley & Sons Company
• Carlson Company Inc.
Former Directorships Within the Past Five Years:
• Stora Enso Corporation

Mr. Chaden served as non-executive Chairman of the Board of Hanesbrands from December 2007 until December 2008. From April 2006 until December 2007, Mr. Chaden served as our Executive Chairman. From May 2003 until the completion of our spin off from Sara Lee Corporation (“Sara Lee”) in September 2006, he also served as an Executive Vice President of Sara Lee. From May 2004 until April 2006, Mr. Chaden served as Chief Executive Officer of Sara Lee Branded Apparel.

Specific Experience and Qualifications:

•

Corporate Management Experience and Financial Literacy — served in senior leadership positions with large organizations and has experience with corporate management issues, including preparing or overseeing the preparation of financial statements

•	International Business Experience — served in senior leadership positions with companies engaged in international business

•	Industry Experience — served in senior leadership positions with companies in the consumer products industry

•	Extensive Knowledge of the Company’s Business — has extensive knowledge of Hanesbrands’ business and the apparel industry

•	Corporate Governance Experience — gained experience in corporate governance through service as a director of other public companies

BOBBY J. GRIFFIN
Age: 64	Committee Membership:	Other Current Directorships:
Director Since: 2006	• Audit	• United Rentals, Inc.
Former Directorships Within the Past Five Years:
• Horizon Lines, Inc.

Mr. Griffin served as President, International Operations of Ryder System, Inc., a global leader in transportation and supply chain management solutions, from March 2005 to March 2007. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder System, Inc., including as Executive Vice President, International Operations from 2003 to March 2005 and Executive Vice President, Global Supply Chain Operations from 2001 to 2003.

Specific Experience and Qualifications:

•

Corporate Management Experience and Financial Literacy — served in senior leadership positions with a large organization and has experience with corporate management issues, including preparing or overseeing the preparation of financial statements

•	International Business Experience — served in senior leadership positions with a company engaged in international business

•	Corporate Governance Experience — gained experience in corporate governance through service as a director of other public companies

JAMES C. JOHNSON
Age: 60	Committee Membership:	Other Current Directorships:
Director Since: 2006	• Compensation	• Ameren Corporation
• Governance and Nominating (Chair)

Mr. Johnson has served as General Counsel of Loop Capital Markets LLC, a provider of a broad range of integrated capital solutions for corporate, governmental and institutional entities, since November 2010. Mr. Johnson previously served as Vice President and Assistant General Counsel of the Boeing Commercial Airplanes division of The Boeing Company, one of the world’s major aerospace firms, from August 2007 until March 2009. From May 1998 until August 2007, Mr. Johnson served as Vice President, Corporate Secretary and Assistant General Counsel of The Boeing Company, and continued to serve as Corporate Secretary until December 2007.

Specific Experience and Qualifications:

•	Corporate Management Experience — served in senior leadership positions in a large organization and has experience with corporate management issues

•

Practical Expertise — served as Vice President, Corporate Secretary and Assistant General Counsel of The Boeing Company, where he gained practical expertise in the area of corporate governance and significant business and financial issues

•

Corporate Governance Experience — gained additional experience in the oversight and administration of governance policies and programs through service as a director of another public company, as well as through his position as Corporate Secretary of The Boeing Company

JESSICA T. MATHEWS
Age: 66	Committee Membership:	Other Current Directorships:
Director Since: 2006	• Audit	• SomaLogic, Inc.

Ms. Mathews has served as President of the Carnegie Endowment for International Peace, a foreign policy think tank dedicated to advancing cooperation between nations and promoting active international engagement by the United States, since 1997. She served in government as Deputy to the Undersecretary of State for Global Affairs in the Department of State in 1993, and in other senior governmental and non-governmental positions earlier in her career. Ms. Mathews was Director of the Washington Office of the Council on Foreign Relations from 1994 to 1997. She serves as a trustee of Harvard University and several other nonprofit organizations.

Specific Experience and Qualifications:

•

Corporate Management Experience and Financial Literacy — served in senior leadership positions with large organizations and has experience with corporate management issues, including preparing or overseeing the preparation of financial statements

•

Practical Expertise — serves in a policy-making role that is relevant to Hanesbrands’ international activities; also has practical expertise in the areas of environmental policy, labor and human rights advocacy and non-governmental organization relationships

•	Corporate Governance Experience — gained experience in corporate governance through service as a director of a privately held protein biomarker discovery and clinical diagnostics company

J. PATRICK MULCAHY
Age: 69 Director Since: 2006	Committee Membership: • Compensation • Governance and Nominating	Other Current Directorships: • Energizer Holdings, Inc. • Ralcorp Holdings, Inc. Former Directorships Within the Past Five Years: • Solutia Inc.

Mr. Mulcahy has served as Chairman of the Board of Ralcorp Holdings, Inc., a leading producer of private-brand foods and food service products, since January 2012 and as Chairman of the Board of Energizer Holdings, Inc., a consumer products company, since January 2007. From January 2005 to January 2007, Mr. Mulcahy served as the Vice Chairman of Energizer Holdings, Inc. From 2000 to January 2005, Mr. Mulcahy served as Chief Executive Officer of Energizer Holdings, Inc.

Specific Experience and Qualifications:

•

Corporate Management Experience and Financial Literacy — served in senior leadership positions in a large organization and has experience with corporate management issues, including preparing or overseeing the preparation of financial statements

•	Chief Executive Officer Experience — has experience in, and possesses an understanding of, business issues applicable to the success of a large publicly-traded company

•	International Business Experience — served in senior leadership positions with a company engaged in international business

•	Industry Experience — served in senior leadership positions with a company in the consumer products industry

•	Corporate Governance Experience — gained experience in corporate governance through service as a director of other public companies

RONALD L. NELSON
Age: 60	Committee Membership:	Other Current Directorships:
Director Since: 2008	• Audit (Chair)	• Avis Budget Group, Inc.
• Convergys Corporation

Mr. Nelson has served as Chairman and Chief Executive Officer of Avis Budget Group, Inc., which operates two major brands in the global vehicle rental industry through Avis and Budget, since August 2006. Avis Budget Group, Inc. is the legal successor to Cendant Corporation, which split into three separate public companies as of August 1, 2006. Prior to the split, Mr. Nelson was a director of Cendant Corporation from April 2003, Chief Financial Officer from May 2003 until August 2006 and President from October 2004 to August 2006. Mr. Nelson was also Chairman and Chief Executive Officer of Cendant Corporation’s Vehicle Rental business from January 2006 to August 2006. From December 2005 to April 2006, Mr. Nelson was interim Chief Executive Officer of Cendant Corporation’s former Travel Distribution Division.

Specific Experience and Qualifications:

•

Corporate Management Experience and Financial Literacy — served in senior leadership positions with large organizations and has experience with corporate management issues, including preparing or overseeing the preparation of financial statements

•	Chief Executive Officer Experience — has experience in, and possesses an understanding of, business issues applicable to the success of a large publicly-traded company

•	Chief Financial Officer Experience — possesses financial acumen and an understanding of financial matters and the preparation and analysis of financial statements

•	Industry Experience — served in senior leadership positions with companies in the consumer products industry

•	Corporate Governance Experience — gained experience in corporate governance through service as a director of other public companies

RICHARD A. NOLL
Age: 55	Committee Membership:	Other Current Directorships:
Director Since: 2005	• None	• The Fresh Market, Inc.

Mr. Noll has served as Chairman of the Board of Directors since January 2009, as our Chief Executive Officer since April 2006 and as a director since our formation in September 2005. From December 2002 until the completion of our spin off from Sara Lee in September 2006, he also served as a Senior Vice President of Sara Lee. From July 2005 to April 2006, Mr. Noll served as President and Chief Operating Officer of Sara Lee Branded Apparel. Mr. Noll served as Chief Executive Officer of Sara Lee Bakery Group from July 2003 to July 2005 and as the Chief Operating Officer of Sara Lee Bakery Group from July 2002 to July 2003.

Specific Experience and Qualifications:

•

Corporate Management Experience and Financial Literacy — served in senior leadership positions with large organizations and has experience with corporate management issues, including preparing or overseeing the preparation of financial statements

•	Chief Executive Officer Experience — has experience in, and possesses an understanding of, business issues applicable to the success of a large publicly-traded company

•	International Business Experience — served in senior leadership positions with companies engaged in international business

•	Industry Experience — served in senior leadership positions with companies in the consumer products industry

•	Extensive Knowledge of the Company’s Business — has extensive knowledge of Hanesbrands’ business and the apparel industry

•	Corporate Governance Experience — gained experience in corporate governance through service as a director of another public company

ANDREW J. SCHINDLER
Age: 68	Committee Membership:	Other Current Directorships:
Director Since: 2006	• Compensation (Chair) • Governance and Nominating	• Krispy Kreme Doughnuts, Inc. • ConAgra Foods, Inc. Former Directorships Within the Past Five Years: • Reynolds American Inc. • Arvin Meritor, Inc.

Mr. Schindler has served as a member of our Board of Directors since the completion of our spin off from Sara Lee in September 2006. From 1974 to 2004, Mr. Schindler served in various management positions with R.J. Reynolds Tobacco Holdings, Inc., a holding company whose operating subsidiaries included R. J. Reynolds Tobacco Company, the second largest cigarette manufacturer in the United States, including as Chairman and Chief Executive Officer from 1999 to 2004. He served as Chairman of Reynolds American Inc., a company formed in 2004 by the merger of R.J. Reynolds Tobacco Holdings, Inc. and the U.S. operations of British American Tobacco PLC, from 2004 to 2005.

Specific Experience and Qualifications:

•

Corporate Management Experience and Financial Literacy — served in senior leadership positions in large organizations and has experience with corporate management issues, including preparing or overseeing the preparation of financial statements

•	Chief Executive Officer Experience — has experience in, and possesses an understanding of, business issues applicable to the success of a large publicly-traded company

•	Industry Experience — served in senior leadership positions with companies in the consumer products industry

•	Corporate Governance Experience — gained experience in corporate governance through service as a director of other public companies

ANN E. ZIEGLER
Age: 54	Committee Membership:	Former Directorships Within the Past Five Years:
Director Since: 2008	• Audit	• Kemper Corporation (formerly known as Unitrin, Inc.)

Ms. Ziegler has served as Senior Vice President and Chief Financial Officer and a member of the executive committee of CDW Corporation, a leading provider of technology solutions for business, government, healthcare and education, since May 2008. From April 2005 until April 2008, Ms. Ziegler served as Senior Vice President, Administration and Chief Financial Officer of Sara Lee Food and Beverage. From April 2003 until April 2005, she was Chief Financial Officer of Sara Lee Bakery Group. From November 2000 until April 2003, she was Senior Vice President, Corporate Development of Sara Lee.

Specific Experience and Qualifications:

•

Corporate Management Experience and Financial Literacy — served in senior leadership positions with large organizations and has experience with corporate management issues, including preparing or overseeing the preparation of financial statements

•	Industry Experience — served in senior leadership positions with companies in the consumer products industry

•	Corporate Governance Experience — gained experience in corporate governance through service as a director of another public company

Our Board of Directors unanimously recommends a vote FOR election of these nominees.

Proposal 2 — Approval of the Amended and Restated Hanesbrands Inc. Omnibus Incentive Plan

At the Annual Meeting, our stockholders will be asked to approve the amendment and restatement of the Hanesbrands Inc. Omnibus Incentive Plan of 2006, or the “Existing Plan.” The Existing Plan was approved by stockholders at the Company’s 2008 Annual Meeting. The Board has approved, subject to stockholder approval, the amended and restated Hanesbrands Inc. Omnibus Incentive Plan, or the “Amended Plan,” and has recommended the Amended Plan for stockholder approval.

Background and Reasons for Amending and Restating the Existing Plan

Hanesbrands currently makes long-term incentive awards to its employees, officers, non-employee directors and employees of subsidiaries under the Existing Plan. As of December 29, 2012, the end of our 2012 fiscal year, there were 11,860,340 shares of Hanesbrands common stock issued or subject to outstanding awards under the Existing Plan, and there were 1,244,660 shares of common stock remaining available for future grants under the Existing Plan.

To ensure an adequate supply of shares for future long-term incentive awards, the Board has approved, and recommends that stockholders approve, the Amended Plan. The Amended Plan will authorize the issuance of up to 2,700,000 shares of our common stock pursuant to long-term incentive awards, in addition to any shares remaining from the 13,105,000 shares reserved under the Existing Plan that have not been issued or that have been returned to the Existing Plan. The Company believes that the additional shares authorized under the Amended Plan will provide it with a sufficient number of shares of common stock to ensure that equity-based long-term incentive awards remain a meaningful component of the overall compensation of our employees, officers and non-employee directors.

In addition to increasing the number of shares available for equity-based long-term incentive awards, the Amended Plan includes a number of enhancements to the terms of the Existing Plan, as described in more detail below under “Material Features of the Amended Plan.” The more significant changes include the following:

•

Consistent with Hanesbrands’ prior commitment to stockholders, the Amended Plan will not permit recycling of, among other things, shares tendered or withheld for payment of the exercise price or to satisfy withholding taxes;

•	The Amended Plan will require dividend equivalents on unvested awards to be held in escrow until vesting;

•	Awards to non-employee directors for any fiscal year may not exceed a value of $1 million at the time of grant; and

•	The Amended Plan will provide for the automatic exercise of any options or stock appreciation rights that are in the money on the expiration date.

Material Features of the Amended Plan

The following is a summary of the Amended Plan. The summary is qualified in its entirety by reference to the Amended Plan, a copy of which is attached as Appendix A.

Introduction/Purpose.    The Amended Plan permits the issuance of long-term incentive awards to our employees, non-employee directors and employees of our subsidiaries to promote the interests of the Company and our stockholders. The Amended Plan is designed to promote these interests by providing such individuals with a proprietary interest in the long-term growth, profitability and financial success of the Company. Awards under the Amended Plan may be made in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units, stock awards, cash awards, performance shares, performance cash awards and other stock and cash awards. Benefits, if any, payable under the Amended Plan for 2013 and future years are dependent on the actions of the Compensation Committee and are therefore not determinable at this time. The Amended Plan is intended to permit the Compensation Committee to design awards of long-term incentive compensation that are not subject to the deduction limit prescribed under Section 162(m) of the Internal Revenue Code; however, the Compensation Committee retains the discretion to award compensation that is not deductible under Section 162(m) if it is determined to be in the best interests of Hanesbrands to do so.

Eligible Participants.    Eligible participants include all employees of Hanesbrands and its subsidiaries and non-employee directors of Hanesbrands (other than individuals located in a country in which Hanesbrands’ common stock or the Amended Plan have not been registered in accordance with applicable requirements). The Compensation Committee has the authority to select participants and to determine the type and amount of their awards under the Amended Plan. There are approximately 51,500 employees of Hanesbrands and its subsidiaries, and we have eight non-employee directors. In 2012, participants in the Existing Plan consisted of approximately 100 employees and all eight of our current non-employee directors.

Shares Available for Issuance.    The aggregate number of shares of our common stock that may be issued under the Amended Plan, as of the date of stockholder approval of the Amended Plan, will equal (i) any shares from the original 13,105,000 shares reserved under the Existing Plan that have not been issued or that have been returned to the Existing Plan, plus (ii) an additional 2,700,000 shares (subject to the adjustment provisions discussed below).

In addition, if a company acquired by Hanesbrands has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition to determine the consideration payable to the stockholders in such transaction) may be used for awards under the Amended Plan, and will not reduce the shares authorized under the Amended Plan. Any such awards may not, however, be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition, and may be made only to individuals who were not employees or directors of Hanesbrands prior to such acquisition.

Types of Awards.    The following types of awards may be made pursuant to the Amended Plan:

•

Stock Options.    The Compensation Committee will be authorized to grant stock options which may be either incentive stock options or nonqualified stock options. The exercise price of any stock option must be no less than the fair market value of the shares on the date of the grant, unless it is a substitute or assumed stock option. At the time of grant, the Compensation Committee in its sole discretion will determine when stock options are exercisable and when they expire, except that: (i) the term of a stock option cannot exceed ten years and (ii) with some exceptions (for example, in the event of death, disability or change in control), stock options may not become 100% exercisable in less than three years following the date of grant, with vesting no faster than on a pro rata basis over the vesting period. Payment for shares purchased upon exercise of a stock option must be made in full at the time of exercise, and may be made by cash payment, certification of ownership of previously acquired stock, a stock swap, cashless exercise through a broker, net exercise (with Hanesbrands retaining a number of shares otherwise issuable upon exercise having a value equal to the exercise price), or such other method as the Compensation Committee deems appropriate. The Amended Plan provides for the automatic exercise, on a net exercise basis, of any option that is vested and in the money on the expiration date. The repricing of options without stockholder approval is prohibited under the Amended Plan.

•

Stock Appreciation Rights.    A stock appreciation right, or “SAR,” is a right, denominated in shares, to receive, upon exercise of the right, shares, cash or a combination thereof, in an amount that is equal to the excess of: (i) the fair market value of the shares with respect to which the award is exercised over (ii) the exercise price. The Compensation Committee will have the authority to grant SARs and to determine the number of shares subject to each SAR, the time or times at which the SAR may be exercised and all other terms and conditions of the SAR, except that: (i) the exercise price must be no less than the fair market value of the shares on the date of grant; (ii) the term of an SAR cannot exceed ten years and (iii) with some exceptions (for example, in the event of death, disability or change in control), SARs may not become 100% exercisable in less than three years following the date of grant, with vesting no faster than on a pro rata basis over the vesting period. The Compensation Committee also may, in its discretion, substitute SARs which can be settled only in common stock for outstanding stock options at any time. The terms and conditions of any substitute SAR shall be substantially the same as those applicable to the stock option that it replaces and the term of the substitute SAR shall not exceed the term of the stock option that it replaces. The Amended Plan provides for the automatic exercise, on a net exercise basis, of any SAR that is vested and in the money on the expiration date. The repricing of SARs without stockholder approval is prohibited under the Amended Plan.

•

Restricted Stock, Restricted Stock Units and Deferred Stock Units.    Restricted stock consists of shares that we transfer or sell to a participant, but are subject to forfeiture in the event of termination of employment before the vesting date, and to restrictions on their sale or other transfer before the vesting date. Restricted stock units, or “RSUs,” confer the right to receive shares (or cash) at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Compensation Committee, which include forfeiture in the event of termination of employment before the vesting date. Vesting conditions could include, but are not limited to, the attainment of performance goals (as described below), continuous service with us, the passage of time or other conditions. Deferred stock units, or “DSUs,” are vested units providing a participant with the right to receive shares (or cash) in lieu of other compensation at termination of employment or a specific future date, and may include rights under a Hanesbrands deferred compensation plan to receive shares in lieu of previously-earned cash compensation. The Compensation Committee will be authorized to determine the eligible participants to whom, and the time or times at which, grants of restricted stock, RSUs or DSUs will be made, the number of shares or units to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate and all other terms and conditions of the grants. However, (i) grants of restricted stock and RSUs that are subject to the attainment of performance goals must be subject to a performance period of at least one year and (ii) with some exceptions (for example, in the event of death, disability or change in control), restrictions on time-based restricted stock and RSUs may not expire relative to 100% of the award in less than three years following the date of grant, with vesting no faster than on a pro rata basis over the vesting period.

•

Performance Shares.    A participant who is granted performance shares has the right to receive shares, cash equal to the fair market value of such shares, or a combination of shares and cash at a future date, subject to the attainment of performance goals specified by the Compensation Committee.

•

Performance Cash Awards.    A participant who is granted a performance cash award has the right to receive a payment in cash, subject to the attainment of performance goals specified by the Compensation Committee. The Compensation Committee may substitute shares of our common stock for the cash payment otherwise required to be made pursuant to a performance cash award.

•

Other Stock Awards.    The Compensation Committee may award shares of our common stock to participants without payment for such shares, as additional compensation for service to us. Stock awards may be subject to other terms and conditions, which may vary from time to time and among participants, as the Compensation Committee determines to be appropriate. An outright grant of stock will be made only in exchange for cash compensation already earned by a participant.

•

Other Cash Awards.    A cash award consists of a monetary payment made by us to a participant as additional compensation for his or her services to us. A cash award may be made in tandem with another award or may be made independently of any other award. Cash awards may be subject to other terms and conditions, which may vary from time to time and among participants, as the Compensation Committee determines to be appropriate.

Stock-based awards, including stock options, SARs, RSUs, DSUs and performance shares, will not create any rights in the participant as a stockholder until the issuance of common stock with respect to an award. Recipients of restricted stock, however, acquire stockholder rights at the time of grant.

Performance Goals.    Awards of restricted stock, RSUs, DSUs, performance stock, performance cash awards and other incentives under the Amended Plan may be made subject to the attainment of performance criteria relating to one or more business criteria within the meaning of Section 162(m) of the Internal Revenue Code, including, but not limited to any of the following (or an equivalent metric): revenue; revenue growth; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating income; pre- or after-tax income; net operating profit after taxes; ratio of operating earnings to capital spending; cash flow (before or after dividends); cash flow per share (before or after dividends); net earnings; net sales; sales growth; share price performance; return on assets or net assets; return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; total stockholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; gross profit margin; operating profit margin; net income margin; and leverage ratio.

The Compensation Committee may select one or more performance criteria and may apply those performance criteria on a corporate-wide or division/business segment basis. Measurement of the attainment of performance criteria may exclude, if the Compensation Committee so provides in an award agreement, the impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as identified in the financial statements, in the notes to the financial statements, in the Management’s Discussion and Analysis section of Hanesbrands’ reports filed with the Securities and Exchange Commission, or in other Securities and Exchange Commission filings.

Certain Limitations.    The Amended Plan provides the following limitations on awards under the plan:

•

For awards intended to be performance-based compensation under Section 162(m) of the Internal Revenue Code, no participant may be granted performance cash awards with respect to any 12-month performance period in excess of $5 million; if a cash award is earned in excess of $5 million, the amount of the award in excess of this amount will be deferred to the date the participant ceases to be covered by Section 162(m) of the Internal Revenue Code (or six months after that date if the participant ceases to be covered by Section 162(m) of the Internal Revenue Code because of the participant’s separation from service (as defined in Section 409A of the Internal Revenue Code).

•

For awards intended to be performance-based compensation under Section 162(m) of the Internal Revenue Code, no participant may be granted awards with respect to any 12-month performance period relating to more than two million shares of Stock.

•	Awards to non-employee directors with respect to any fiscal year of the Company may not exceed a value of $1 million at the time of grant.

•

Notwithstanding attainment of any performance criteria, the Compensation Committee may adjust the number of shares issued under a performance share award or the amount to be paid under a performance cash award on the basis of such further consideration as the Compensation Committee in its sole discretion shall determine.

Any cash or equity-based incentive compensation paid to a participant under the Amended Plan shall be subject to policies established and amended from time to time by the Company regarding the recovery of erroneously awarded compensation. Awards may also be subject to other provisions as the Compensation Committee determines appropriate, including, among other things, provisions intended to comply with federal or state securities laws and stock exchange requirements, understandings or conditions as to the participant’s employment, requirements or inducements for continued ownership of stock after exercise or vesting of awards, or forfeiture of awards in the event of termination of employment shortly after exercise or vesting or breach of noncompetition or confidentiality agreements following termination of employment.

Administration.    The Amended Plan is administered by the Compensation Committee. Each member of the Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). The Compensation Committee will approve the aggregate awards and the individual awards for executive officers and non-employee directors. The Compensation Committee may delegate some of its authority under the Amended Plan to one or more of our officers to approve awards for other employees. The Compensation Committee has the authority to interpret the Amended Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Amended Plan. The determinations of the Compensation Committee pursuant to its authority under the Amended Plan shall be conclusive and binding.

Amendment and Termination.    Our Board of Directors or the Compensation Committee will have the right and power to amend or terminate the Amended Plan; however, neither the Board nor the Compensation Committee may amend the Amended Plan in a manner which would reduce the amount of an existing award or change the terms and conditions thereof without the participant’s consent. However, the Compensation Committee will have the right to unilaterally amend or terminate an award to comply with changes in law. In addition, stockholder approval will be obtained for any amendment to the Amended Plan if required by law, regulation or listing rules. No award may be made under the Amended Plan more than 10 years after the adoption of the Amended Plan by the Board.

Change in Control.    The treatment of outstanding awards upon the occurrence of a change in control shall be determined by the Compensation Committee at the time such awards are granted and set forth in the applicable award agreement. For purposes of the Amended Plan, the term “Change in Control” means one or more of the following events: (i) the acquisition, directly or indirectly, of our securities representing at least 20% of the combined voting power of our outstanding securities (other than by any of our employee benefit plans); (ii) the consummation of certain mergers and consolidations involving us; (iii) the consummation of the sale or other disposition of all or substantially all of our assets; (iv) the approval by our stockholders of a plan of complete liquidation or dissolution; and (v) a majority of our Board is made up of directors who are not “Initial Directors,” meaning directors who were members of the Board on the effective date of the Amended Plan or were elected or nominated by a majority of the Initial Directors then on the Board.

Adjustments.    If there is any change affecting our common stock by reason of any share dividend, share split, recapitalization, reorganization, merger, consolidation, spin-off, disaffiliation of a subsidiary, combination of stock, exchange of stock, stock rights offering, or other similar event, or any distribution to the holders of our common stock other than a regular cash dividend, the Compensation Committee will equitably adjust the total number of shares available for awards, the maximum number of shares which may be subject to an award in any calendar year and the number of shares subject to outstanding awards, as well as the class, price or terms of such shares, as applicable. In the event of any merger, consolidation or reorganization which results in shares of our common stock being converted into or exchanged for different securities, cash or other property, or any combination thereof, there shall be substituted for each share of stock then subject to an award granted under the Amended Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of our common stock will be entitled pursuant to the transaction.

Substitution and Assumption of Awards.    Without affecting the number of shares reserved or available under the Amended Plan, either the Board or the Compensation Committee may authorize the issuance of awards in connection with the assumption of, or substitution for, outstanding awards previously granted to individuals who become our employees or employees of any of our subsidiaries as the result of any merger, consolidation, acquisition of property or stock or reorganization other than a Change in Control, upon such terms and conditions as it deems appropriate.

Reusage.    If a stock option granted under the Amended Plan expires or is terminated, surrendered or canceled without having been fully exercised, or if restricted stock, RSUs, performance shares or SARs granted under the Amended Plan are forfeited or terminated without the issuance of all of the shares subject thereto, the shares covered by such awards will again be available for use under the Amended Plan. However, any shares that are withheld by us or tendered to pay the exercise or purchase price of an award, shares withheld or tendered to satisfy withholding taxes, shares not issued on the stock settlement of SARs and shares purchased on the open market with cash proceeds from the exercise of stock options will not be added back to the number of shares available for the future grant of awards.

Certain Federal Income Tax Consequences

There are no income tax consequences for us or the option holder upon the grant of either an incentive stock option or a nonqualified stock option. When a nonqualified stock option is exercised, the participant will recognize ordinary income equal to the excess of the fair market value of the shares of stock for which the option is exercised on the date of exercise over the aggregate exercise price, and we will be entitled to a corresponding deduction. Upon the sale of shares acquired from exercising an option, the participant will realize a capital gain (or loss) equal to the difference between the proceeds received and the fair market value of the shares on the date of exercise. The capital gain (or loss) will be a long-term capital gain (or loss) if the participant held the shares for more than a year after the exercise of the option, or otherwise a short-term capital gain (or loss).

When an incentive stock option is exercised, the option holder does not recognize income and we are not entitled to a deduction. However, the excess of the fair market value of the shares on the exercise date over the exercise price will be a preference item for purposes of the alternative minimum tax; accordingly, exercising an incentive stock option can trigger an alternative minimum tax. If the participant holds the shares acquired upon exercise for at least two years after the grant date and at least one year after exercise, the participant’s gain, if any, upon a subsequent disposition of such shares will be long-term capital gain. (Conversely, a loss will be a long-term capital loss.) The measure of the gain (or loss) is the difference between the proceeds received on disposition and the participant’s basis in the shares. In general, the participant’s basis equals the exercise price.

If a participant disposes of shares acquired by exercising an incentive stock option before satisfying the one and two-year holding periods described above (a “disqualifying disposition”), then:

•

If the proceeds received exceed the exercise price, the participant will (i) realize ordinary income equal to the excess, if any, of the lesser of the proceeds received or the fair market value of the shares on the date of exercise over the exercise price, and (ii) realize capital gain equal to the excess, if any, of the proceeds received over the fair market value of the shares on the date of exercise; or

•

If the proceeds received are less than the exercise price of the incentive stock option, the participant will realize a capital loss equal to the excess of the exercise price over the proceeds received.

In the event of a disqualifying disposition, we will be entitled to a deduction equal to the ordinary income recognized by the option holder.

Stock options can qualify as performance-based compensation that is exempt from the $1 million deduction limit of Section 162(m) of the Internal Revenue Code if certain requirements (including stockholder approval of the Amended Plan) are satisfied.

When a SAR is granted, there are no income tax consequences for us or the recipient. When a SAR is exercised, the participant will recognize ordinary income equal to the excess of fair market value of the shares of stock for which the option is exercised on the date of exercise over the aggregate exercise price, and we will be entitled to a corresponding deduction. Upon the sale of shares acquired from exercising a SAR, the participant will realize a capital gain (or loss) equal to the difference between the proceeds received and the fair market value of the shares on the date of exercise. The capital gain (or loss) will be a long-term capital gain (or loss) if the participant held the shares for more than a year after the exercise of the option, or otherwise a short-term capital gain (or loss).

SARs can qualify as performance-based compensation that is exempt from the $1 million deduction limit of Section 162(m) of the Internal Revenue Code if certain requirements (including stockholder approval of the Amended Plan) are satisfied.

The federal income tax consequences of a grant of restricted stock depend on whether the participant elects to be taxed at the time of grant (an “83(b) election,” named for Section 83(b) of the Internal Revenue Code). If the participant does not make an 83(b) election, the participant will not realize taxable income at the time of grant. When the shares become vested or transferable (whichever occurs first), the participant will realize ordinary income equal to the fair market value of the restricted stock at that time, and we will be entitled to a corresponding deduction. If the participant makes an 83(b) election, the participant will realize ordinary income at the time of grant in an amount equal to the fair market value of the shares at that time, determined without regard to any of the restrictions, and we will be entitled to a corresponding deduction. If shares are forfeited before the restrictions lapse, the participant will not be entitled to a deduction or any other adjustment.

Unless the restricted stock is subject to achievement of performance criteria as described above, restricted stock awards will not qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. Accordingly, restricted stock granted to covered executives generally counts toward the $1 million deduction limit of Section 162(m).

Upon the sale of restricted stock, the participant will realize a capital gain or loss equal to the difference between the sale proceeds and the income previously realized with respect to the shares. The capital gain (or loss) will be a long-term capital gain (or loss) if the participant held the shares for more than one year after realizing income attributable to the shares, or otherwise a short-term capital gain (or loss).

Restricted stock units, performance shares, performance cash and other awards will not have tax consequences for us or the recipient at the time of grant. Income will be realized when the awards vest and are paid in cash or shares of stock. At that time, the participant will realize ordinary income equal to the fair market value of the shares or cash paid to the participant, and we will be entitled to a corresponding deduction. Awards that are not subject to the achievement of performance criteria as described above (such as time-based restricted stock units) will not qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. Awards to covered executives that do not qualify as performance-based will count toward the $1 million deduction limit of Section 162(m).

Upon the sale of shares received in settlement of restricted stock units, performance shares and other stock awards, the participant will realize a capital gain or loss equal to the difference between the sale proceeds and income previously realized with respect to the shares. The capital gain (or loss) will be a long-term capital gain (or loss) if the participant held the shares for more than one year after realizing income attributable to the shares, or otherwise a short-term capital gain (or loss).

Stockholder approval of the Amended Plan is only one of several requirements under Section 162(m) of the Internal Revenue Code that must be satisfied for stock options, SARs and other performance-based awards under the Amended Plan to qualify for the performance-based compensation exemption. Approval of the Amended Plan by stockholders should not be viewed as a guarantee that all amounts paid under the Amended Plan will, in practice, be deductible by Hanesbrands.

In addition to the ordinary income and capital gains consequences described above, the amount includible in income upon the exercise of non-qualified stock options and SARs (but not income realized upon the exercise of an incentive stock option), and upon the vesting of restricted stock and the settlement of restricted stock units, performance shares, performance cash, and other awards will be treated as wages for purposes of employment taxes, including Social Security (up to the Social Security wage base) and Medicare taxes.

The foregoing is only a summary of the effect of federal income taxation upon employees and Hanesbrands with respect to amounts paid pursuant to the Amended Plan. It does not purport to be complete and does not discuss the tax consequences arising in the context of the employee’s death or the income tax laws of any municipality, state or foreign country in which the employee’s income or gain may be taxable.

New Plan Benefits

Benefits, if any, payable under the Amended Plan for 2013 and future years are dependent on the actions of the Compensation Committee and are therefore not determinable at this time. In 2012, the following grants were made under the Existing Plan:

Name and Position	Dollar Value ($)(1)	Number of Units(2)
Richard A. Noll, Chairman and Chief Executive Officer	$5,250,000	116,992
Richard D. Moss, Chief Financial Officer	1,150,000	25,627
Gerald W. Evans Jr., Co-Chief Operating Officer	1,450,000	32,312
William J. Nictakis, Co-Chief Operating Officer	1,450,000	32,312
Kevin W. Oliver, Chief Human Resources Officer	870,000	19,387
Joia M. Johnson, Chief Legal Officer, General Counsel and Corporate Secretary	870,000	19,387
Executive Group	13,762,500	310,973
Non-Employee Director Group	960,000	26,744
Non-Executive Officer Employee Group	7,140,000	163,283

(1)	The dollar values shown reflect the aggregate grant date fair value of grants made under the Existing Plan in 2012 and include awards of RSUs and Performance Stock and Cash Awards (PSCAs), which are denominated and payable 40% in cash and 60% in stock. For additional information regarding these awards, please review “Compensation Discussion and Analysis” section beginning on page 32.

(2)	The number of units shown include RSUs and the portion of the PSCAs payable in stock.

Equity Compensation Plan Information

The following table includes certain information as of December 29, 2012 regarding our equity incentive plans:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights($)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(1)
Equity compensation plans approved by stockholders	6,554,346	$24.09	3,089,668
Equity compensation plans not approved by stockholders	—	—	—
Total	6,554,346	24.09	3,089,668

(1)	The amount appearing under “Number of securities remaining available for future issuance under equity compensation plans” includes 1,244,660 shares available under the Existing Plan and 1,845,008 shares available under the Hanesbrands Inc. Employee Stock Purchase Plan of 2006.

Our Board of Directors unanimously recommends a vote FOR approval of the Amended Plan.

Proposal 3 — Non-Binding, Advisory Vote on Executive Compensation

Section 14A of the Exchange Act requires a public company, such as Hanesbrands, to permit its stockholders to cast a non-binding, advisory “say on pay” vote on the company’s executive compensation, as disclosed under the Securities and Exchange Commission’s executive compensation disclosure rules, at least once every three years. Section 14A also requires a public company to permit its stockholders to cast a non-binding, advisory vote at least once every six years regarding whether the company should hold future “say on pay” votes every year, every two years or every three years.

In 2011, our Board of Directors determined after careful consideration that an annual advisory “say on pay” vote on executive compensation is the most appropriate alternative for Hanesbrands at this time because an annual vote will provide the greatest clarity regarding the nature of any concerns that our stockholders may have regarding executive compensation practices. At our 2011 Annual Meeting of Stockholders, Hanesbrands’ stockholders also recommended, by a non-binding, advisory vote, that future advisory “say on pay” votes be held every year. Consistent with our stockholders’ recommendation, the Compensation Committee recommended, and the Board of Directors adopted, a policy of conducting an annual advisory “say on pay” vote.

In accordance with this policy, we are providing our stockholders at the Annual Meeting with the opportunity to cast a non-binding, advisory vote on the compensation of Hanesbrands’ named executive officers as disclosed in this Proxy Statement by voting on the following resolution:

“RESOLVED, that the holders of Hanesbrands’ common stock approve the compensation of Hanesbrands’ named executive officers as disclosed in the proxy statement for Hanesbrands’ 2013 Annual Meeting of Stockholders pursuant to the Securities and Exchange Commission’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the report of the Compensation Committee and the executive compensation tables and related footnotes and narrative).”

Because this vote is advisory, it will not be binding on us or our Board of Directors, overrule any decision made by the Board of Directors or create or imply any additional duty for the Board. We recognize, nonetheless, that our stockholders have a fundamental interest in Hanesbrands’ executive compensation practices. Thus, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

At our 2012 Annual Meeting of Stockholders our stockholders overwhelmingly approved the compensation of Hanesbrands’ named executive officers as disclosed in the proxy statement for that meeting. Hanesbrands’ Board of Directors, and the Compensation Committee in particular, considered several factors in determining that the fundamental characteristics of the Company’s executive compensation program should remain intact this year, including the overwhelming support of our stockholders, the executive compensation programs of our benchmark group of companies, our past operating performance and planned strategic initiatives.

We believe that our executive compensation and compensation practices and policies have three essential characteristics. They are (i) reasonable in comparison to our benchmark group of companies, (ii) focused on aligning senior management and stockholder interests in a simple, quantifiable and unifying manner and (iii) necessary to attract, retain and motivate the executive team to support the attainment of our business strategy and operating imperatives. Stockholders are encouraged to review the “Compensation Discussion and Analysis” section beginning on page 32 for more information on Hanesbrands’ compensation program for its named executive officers.

Our Board of Directors unanimously recommends a non-binding, advisory vote FOR approval of the compensation of Hanesbrands’ named executive officers, as disclosed in this Proxy Statement for the Annual Meeting.

Proposal 4 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers as our independent registered public accounting firm for our 2013 fiscal year. While not required by law, the Board of Directors is asking our stockholders to ratify the selection of PricewaterhouseCoopers as a matter of good corporate practice. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

If the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for our 2013 fiscal year is not ratified by our stockholders, the adverse vote will be considered a direction to the Audit Committee to consider another independent registered public accounting firm for next year. However, because of the difficulty in making any substitution of our independent registered public accounting firm so long after the beginning of the current year, the appointment for our 2013 fiscal year will stand, unless the Audit Committee finds other good reason for making a change.

PricewaterhouseCoopers was first appointed as our independent registered public accounting firm for our fiscal year ended July 1, 2006. For additional information regarding our relationship with PricewaterhouseCoopers, please refer to “Audit Committee Matters” on page 27.

Our Board of Directors unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for our 2013 fiscal year.

CORPORATE GOVERNANCE INFORMATION

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines, which provide a framework for our corporate governance and cover topics including, but not limited to, composition of the Board of Directors and its committees, director qualifications and director responsibilities. The Governance and Nominating Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines and reporting and recommending to the Board of Directors any changes to the Corporate Governance Guidelines.

Composition of the Board of Directors

Our directors are elected at the Annual Meeting and will serve until our next annual meeting of stockholders and until their successors are duly elected and qualified. Our Board of Directors currently has nine members: Lee A. Chaden, Bobby J. Griffin, James C. Johnson, Jessica T. Mathews, J. Patrick Mulcahy, Ronald L. Nelson, Richard A. Noll, Andrew J. Schindler and Ann E. Ziegler. Other than Mr. Noll, all of our directors are independent under New York Stock Exchange listing standards and under our Corporate Governance Guidelines. Mr. Noll is our Chairman and Chief Executive Officer.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Governance and Nominating Committee will from time to time consider whether the positions of Chairman of the Board and Chief Executive Officer should be held by the same person or by different persons. In accordance with these provisions, during 2008, the Board, upon recommendation of the Governance and Nominating Committee, determined that Mr. Noll, our Chief Executive Officer, also should serve as Chairman of the Board, effective January 1, 2009. In connection with that decision, the Board created the position of Lead Director, also effective January 1, 2009. Mr. Mulcahy has been serving as Lead Director since January 1, 2009.

We believe that Mr. Noll’s service as both Chairman of the Board and Chief Executive Officer puts him in the best position to execute our business strategy and business plans to maximize stockholder value. Because Mr. Noll has primary management responsibility with respect to the day-to-day business operations of the Company, he is best able to ensure that regular meetings of the Board are focused on the most important issues facing us at any given time. These issues can be very diverse, relating to, for example, our global supply chain, broad range of brands or multiple distribution channels. Our Board leadership structure also demonstrates to all of our stakeholders (stockholders, employees, communities and customers around the world) that we are under strong leadership, with Mr. Noll setting the tone and having primary responsibility for managing our worldwide operations.

Of course, the Lead Director and other independent directors actively oversee Mr. Noll’s management of our operations and execution of strategies set by the Board. They also take an active role in overseeing

Hanesbrands’ management and key issues related to strategy, risk, integrity, compensation and governance. For example, only independent directors serve on the Audit Committee, Compensation Committee and Governance and Nominating Committee. Non-management and independent directors regularly hold executive sessions outside the presence of the Chief Executive Officer and other Hanesbrands employees. Finally, as detailed below, the Lead Director has many important duties and responsibilities that enhance the independent oversight of management.

The Lead Director chairs all meetings of the independent directors in executive session and also has other authority and responsibilities, including:

•	presiding at all meetings of the Board of Directors in the absence of, or upon the request of, the Chairman of the Board;

•	advising the Chairman of the Board and/or the Corporate Secretary regarding the agendas for meetings of the Board of Directors;

•	calling meetings of the non-management and/or independent directors, with appropriate notice;

•	advising the Governance and Nominating Committee and the Chairman of the Board on the membership of the various Board committees and the selection of committee chairs;

•	advising the Chairman of the Board on the retention of advisors and consultants who report directly to the Board of Directors;

•	advising the Chairman of the Board and Chief Executive Officer, as appropriate, on issues discussed at executive sessions of non-management and/or independent directors;

•	with the Chairman of the Compensation Committee, reviewing with the Chief Executive Officer the non-management directors’ annual evaluation of his performance;

•	serving as principal liaison between the non-management and/or independent directors, as a group, and the Chairman of the Board, as necessary;

•	serving as principal liaison between the Board of Directors and Hanesbrands’ stockholders, as appropriate, after consultation with the Chief Executive Officer; and

•	selecting an interim lead independent director to preside over meetings at which he cannot be present.

We believe our Board’s current leadership structure is best suited to the needs of the Company at this time.

Risk Oversight

The Board as a whole is ultimately responsible for the oversight of our risk management function. The Board uses its committees to assist in its risk oversight function as follows:

•

The Board has delegated primary responsibility for the oversight of Hanesbrands’ risk management function to the Audit Committee. The Audit Committee discusses policies with respect to risk assessment and risk management, including significant financial risk exposures and the steps our management has taken to monitor, control and report such exposures. Management of Hanesbrands undertakes, and the Audit Committee reviews and discusses, an annual assessment of Hanesbrands’ risks on an enterprise-wide basis. The manner in which the Board oversees risk management is not a factor in the Board’s choice of leadership structure.

•	Our Compensation Committee is responsible for the oversight of risk associated with our compensation practices and policies.

•	Our Governance and Nominating Committee is responsible for the oversight of Board processes and corporate governance related risks.

Our Board of Directors maintains overall responsibility for oversight regarding the work of its various committees by receiving regular reports from the committee Chairs of the work performed by the various committees. In addition, discussions with the Board about the Company’s strategic plan, consolidated business results, capital structure, acquisition-related activities and other business include consideration of the risks associated with the particular item under consideration.

Board Meetings and Committees

In 2012, our Board of Directors met five times and also held regularly scheduled executive sessions without management, presided over by the Lead Director. During 2012, our Audit Committee met six times, our Compensation Committee met three times and our Governance and Nominating Committee met three times. In 2012, each incumbent director attended 75% or more of the meetings of the Board and of each committee during the periods that each such director served on the Board or such committee. Our Corporate Governance Guidelines provide that, except in extenuating circumstances, each director will be expected to attend all meetings of the Board of Directors and of committees to which he or she is appointed, and all annual meetings of stockholders. Each of the members of the Board, other than Mr. Johnson, attended our 2012 Annual Meeting of Stockholders.

Our Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Below is a list of committee memberships, which is followed by a description of each committee. The directors who are nominated for election as directors at the Annual Meeting will, if re-elected, retain the committee memberships described below immediately following the Annual Meeting, and the chairs of the committees will also remain the same.

Committee Membership

(as of February 21, 2013)

Audit Committee	Compensation Committee	Governance and Nominating Committee
Bobby J. Griffin Jessica T. Mathews Ronald L. Nelson* Ann E. Ziegler	James C. Johnson J. Patrick Mulcahy Andrew J. Schindler*	James C. Johnson* J. Patrick Mulcahy Andrew J. Schindler

*	Chair of the committee

Audit Committee

The Audit Committee currently is comprised of Mr. Griffin, Ms. Mathews, Mr. Nelson and Ms. Ziegler; Mr. Nelson is its chair. Each of the members of our Audit Committee is financially literate, as required under applicable New York Stock Exchange listing standards and is independent under those listing standards. In addition, the Board of Directors has determined that each of Mr. Nelson and Ms. Ziegler possesses the experience and qualifications required of an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. No member of the Audit Committee serves on the audit committees of more than three public companies.

The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight of:

•	the integrity of our financial statements, financial reporting process and systems of internal accounting and financial controls;

•	our compliance with legal and regulatory requirements;

•	the independent auditors’ qualifications and independence; and

•	the performance of our internal audit function and independent auditor.

The Audit Committee is also responsible for discussing policies with respect to risk assessment and risk management, including significant financial risk exposures and the steps our management has taken to monitor, control and report such exposures.

Under Securities and Exchange Commission rules and the Audit Committee’s charter, the Audit Committee must prepare a report that is to be included in our proxy statement relating to the Annual Meeting of Stockholders or Annual Report filed on Form 10-K with the Securities and Exchange Commission. In addition, the Audit Committee must review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor and recommend, based on its review, that the Board of Directors include the annual financial statements in our Annual Report on Form 10-K.

Compensation Committee

The Compensation Committee currently is comprised of Mr. Johnson, Mr. Mulcahy and Mr. Schindler; Mr. Schindler is its chair. The Compensation Committee is responsible for assisting the Board of Directors in discharging its responsibilities relating to the compensation of our executive officers and the Chief Executive Officer performance evaluation process, and for preparing a report on executive compensation that is to be included in our proxy statement relating to the Annual Meeting of Stockholders.

The Compensation Committee is also responsible for:

•

reviewing and approving the total compensation philosophy covering our executive officers and other key executives and periodically reviewing an analysis of the competitiveness of our total compensation practices in relation to those of our benchmark group;

•

with respect to our executive officers other than Mr. Noll, reviewing and approving the base salaries, salary ranges and the salary increase program pursuant to our executive salary administration program, the applicable standards of performance to be used in incentive compensation plans and the grant of equity incentives;

•	recommending changes in non-employee director compensation to the Board of Directors;

•	reviewing proposed stock incentive plans, other long-term incentive plans, stock purchase plans and other similar plans, and all proposed changes to such plans;

•	reviewing the results of any stockholder advisory votes regarding our executive compensation and recommending to the Board how to respond to such votes; and

•	recommending to the Board whether to have an annual, biannual or triennial advisory stockholder vote regarding executive compensation.

The Chief Executive Officer’s compensation is approved by the independent members of the Board of Directors, upon the Compensation Committee’s recommendation.

Governance and Nominating Committee

The Governance and Nominating Committee currently is comprised of Mr. Johnson, Mr. Mulcahy and Mr. Schindler; Mr. Johnson is its chair. The Governance and Nominating Committee is responsible for:

•	identifying individuals qualified to serve on the Board of Directors, consistent with criteria approved by the Board of Directors;

•

recommending that the Board of Directors select a slate of director nominees for election by our stockholders at the annual meeting of our stockholders, in accordance with our charter and bylaws and with Maryland law;

•	recommending candidates to the Board of Directors to fill vacancies on the Board or on any committee of the Board in accordance with our charter, bylaws and with Maryland law;

•	evaluating and recommending to the Board of Directors a set of corporate governance policies and principles to be applicable to the Company;

•	re-evaluating periodically such policies and guidelines for the purpose of suggesting amendments to them as appropriate; and

•	overseeing annual evaluations in accordance with New York Stock Exchange listing standards.

Director Independence Determinations

In order to assist our Board of Directors in making the independence determinations required by New York Stock Exchange listing standards, the Board of Directors has adopted categorical standards of independence. These standards, which are contained in our Corporate Governance Guidelines, are available on our corporate website, www.hanesbrands.com, on the “Investors” page under the link “Corporate Governance.” Eight of the nine current members of our Board of Directors, Mr. Chaden, Mr. Griffin, Mr. Johnson, Ms. Mathews, Mr. Mulcahy, Mr. Nelson, Mr. Schindler and Ms. Ziegler, are independent under New York Stock Exchange listing standards and under our Corporate Governance Guidelines. In determining director independence, the Board of Directors did not discuss, and was not aware of, any related person transactions, relationships or arrangements that existed with respect to any of these directors.

Our Audit Committee’s charter requires that the Audit Committee be composed of at least three members, all of whom must be independent under New York Stock Exchange listing standards and the rules of the Securities and Exchange Commission. Each of the members of our Audit Committee is an independent director under New York Stock Exchange listing standards and meets the standards of independence applicable to audit committee members under applicable Securities and Exchange Commission rules.

Our Compensation Committee’s charter requires that all of the members of the Compensation Committee be independent under New York Stock Exchange listing standards, “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and the regulations thereunder. Each of the members of our Compensation Committee is an independent director under New York Stock Exchange listing standards, a non-employee director within the meaning of Rule 16b-3 under the Exchange Act and an outside director within the meaning of Section 162(m) of the Internal Revenue Code.

Our Governance and Nominating Committee’s charter requires that all of the members of the Governance and Nominating Committee be independent under New York Stock Exchange listing standards. Each of the members of our Governance and Nominating Committee is an independent director under New York Stock Exchange listing standards.

Related Person Transactions

Our Board of Directors has adopted a written policy setting forth procedures to be followed in connection with the review, approval or ratification of “related person transactions.” For purposes of this policy, the phrase “related person transaction” refers to any financial transaction, arrangement or relationship in which Hanesbrands or any of its subsidiaries is a participant and in which any director, nominee for director or executive officer, or any of their immediate family members, has a direct or indirect material interest.

Each director, director nominee and executive officer must promptly notify our Chief Executive Officer and our Corporate Secretary in writing of any material interest that such person or an immediate family member of such person had, has or will have in a related person transaction. The Governance and Nominating Committee is responsible for the review and approval or ratification of all related person transactions involving a director, director nominee or executive officer. At the discretion of the Governance and Nominating Committee, the consideration of a related person transaction may be delegated to the full Board of Directors, another standing committee or to an ad hoc committee of the Board of Directors comprised of at least three members, none of whom has an interest in the transaction.

The Governance and Nominating Committee, or other governing body to which approval or ratification is delegated, may approve or ratify a transaction if it determines, in its business judgment, based on its review of the available information, that the transaction is fair and reasonable to us and consistent with our best interests. Factors to be taken into account in making a determination of fairness and reasonableness may include:

•	the business purpose of the transaction;

•	whether the transaction is entered into on an arm’s-length basis on terms fair to us; and

•	whether such a transaction would violate any provisions of our Global Code of Conduct.

If the Governance and Nominating Committee decides not to approve or ratify a transaction, the transaction may be referred to legal counsel for review and consultation regarding possible further action, including, but not limited to, termination of the transaction on a prospective basis, rescission of such transaction or modification of the transaction in a manner that would permit it to be ratified and approved by the Governance and Nominating Committee.

During 2012, there were no related person transactions, or series of similar transactions, involving us and our directors or executive officers.

Communication with the Board of Directors

The Governance and Nominating Committee believes that formalizing procedures for handling communications from stockholders and other interested parties is an important aspect of Hanesbrands’ corporate governance procedures. As a public company, Hanesbrands has an obligation to ensure that its communications with such persons are prompt, accurate, credible and in compliance with the applicable legal requirements to which Hanesbrands is subject, including the requirements of the Securities and Exchange Commission and the New York Stock Exchange. The Governance and Nominating Committee has adopted a policy to govern the procedures for handling communications received from stockholders and other parties interested in communicating directly with the Board.

Stockholders and other interested parties may communicate with members of the Board by sending written communications directly to the Board or to specified individual members of the Board, including Hanesbrands’ Lead Director or any of Hanesbrands’ non-management directors, by sending such communications to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary. Stockholders and other interested parties also may communicate with members of the Board by sending an e-mail to our Corporate Secretary at corporate.secretary@hanesbrands.com. To ensure proper handling, any mailing envelope or e-mail containing the communication intended for the Board must contain a clear notation indicating that the communication is a “Stockholder/Board Communication” or an “Interested Party/Board Communication.”

Although a communication to the Board may be submitted confidentially or anonymously, the Board encourages persons who wish to send communications to the Board to identify themselves so that a response may be provided, if appropriate. In addition, any such communications should clearly identify whether the author is a stockholder and must state whether the communication is intended for all the members of the Board or only for certain specified individual directors. If the author is not a stockholder and is submitting the communication to the non-management directors as an interested party, such communication should state the nature of the author’s interest in Hanesbrands.

Our General Counsel will review, with external legal counsel when appropriate, any communication from stockholders or other interested parties that is intended for the Board. On the Board’s behalf and under its oversight and direction, the General Counsel will take the following actions with respect to such communication:

•	if the communication relates to financial or accounting matters, forward the communication to the Audit Committee or discuss it at the next scheduled Audit Committee meeting;

•	if the communication relates to executive officer compensation matters, forward the communication to the Compensation Committee or discuss it at the next scheduled Compensation Committee meeting;

•

if the communication relates to the recommendation of the nomination of an individual to the Board, forward the communication to the Governance and Nominating Committee or discuss it at the next scheduled Governance and Nominating Committee meeting;

•

if the communication relates to the operations of Hanesbrands, forward the communication to the appropriate officers of Hanesbrands for proper handling and, if appropriate, the response to such communication, and report on the handling of and forward the response to such communication to the Board at the next scheduled Board meeting; or

•	if the communication does not fall within one of the prior categories, forward the communication to the addressees or discuss it at the next scheduled Board meeting.

Under the direction and oversight of the Board, our General Counsel has the authority (without providing a copy to the Board or advising the Board of the communication) to discard or take other appropriate actions with respect to: unsolicited marketing or advertising material or mass mailings; unsolicited newsletters, newspapers, magazines, books and publications; surveys and questionnaires; resumes and other forms of job inquiries; requests for business contacts or referrals; material that is unduly threatening or illegal; obscene materials; material that does not reasonably relate to Hanesbrands or its business; or similarly inappropriate or irrelevant materials.

In addition, under the direction and oversight of the Board, our General Counsel may handle any communication that can be described as an “ordinary business matter.” Such matters include routine questions, complaints and comments that can be appropriately addressed by management, as well as routine invoices, bills, account statements and related communications that can be appropriately addressed by management.

Process for Nominating Potential Director Candidates

The Governance and Nominating Committee is responsible for screening potential director candidates and recommending qualified candidates to the full Board of Directors for nomination. The Governance and Nominating Committee will consider director candidates proposed by the Chief Executive Officer, by any director or by any stockholder. From time to time, the Governance and Nominating Committee also retains search firms to assist it in identifying and evaluating director nominees. In evaluating potential director candidates, the Governance and Nominating Committee seeks to present candidates to the Board of Directors who have distinguished records of leadership and success in their arena of activity and who will make substantial contributions to the Board of Directors. The Governance and Nominating Committee considers the qualifications listed in Hanesbrands’ Corporate Governance Guidelines, which include:

•	personal and professional ethics and integrity;

•	diversity among the existing Board members, including racial and ethnic background and gender;

•

specific business experience and competence, including whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of a large publicly-traded company and whether the candidate has served in policy-making roles in business, government, education or other areas that are relevant to Hanesbrands’ global activities;

•	financial acumen, including whether the candidate, through education or experience, has an understanding of financial matters and the preparation and analysis of financial statements;

•	the ability to represent the Hanesbrands’ stockholders as a whole;

•	professional and personal accomplishments, including involvement in civic and charitable activities;

•	experience with enterprise level risk management;

•	educational background; and

•	whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the Board of Directors.

Although we do not have a standalone policy regarding diversity in the nomination process, as noted above, diversity is one of the criteria that our Corporate Governance Guidelines require that our Governance and Nominating Committee consider in identifying and evaluating director nominees. In applying this criteria, the

Governance and Nominating Committee and the Board consider diversity to also include differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to an active, effective Board. The Governance and Nominating Committee evaluates the effectiveness of its activities under this policy through its annual review of Board composition, which considers whether the current composition of the Board adequately reflects the balance of qualifications discussed above, including diversity, prior to recommending nominees for election. In this regard, the Board believes that its efforts have been effective based on the current composition of the Board.

Any recommendation submitted by a stockholder to the Governance and Nominating Committee should include information relating to each of the qualifications outlined above concerning the potential candidate along with the other information required by our bylaws for stockholder nominations. The Governance and Nominating Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources. Suggestions regarding potential director candidates, together with the required information described above, should be submitted in writing to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary. Stockholders who want to nominate a director for consideration at next year’s Annual Meeting should refer to the procedures described in “Stockholder Proposals for Next Annual Meeting” on page 64.

Director Resignation Policy

Consistent with our commitment to sound corporate governance, the Governance and Nominating Committee recommended, and the Board of Directors approved, an amendment to our Corporate Governance Guidelines to implement a director resignation policy, effective as of January 29, 2013. Pursuant to this policy, if in an uncontested election for director the number of votes affirmatively withheld as to a nominee for director (whether or not an incumbent) exceeds the number of votes affirmatively cast for such nominee, the nominee shall offer, following certification of the election results, to submit his or her resignation to the Board for consideration. An election shall be considered uncontested if, as of the record date for the meeting of stockholders at which directors are to be elected, the number of nominees for election does not exceed the number of directors to be elected.

The Governance and Nominating Committee will make a recommendation to the Board of Directors as to whether to accept or reject the offer to submit a resignation, taking into account any factors or other information that it considers appropriate and relevant. Within 90 days after the date of the certification of the election results, the Board of Directors shall act on the offer, unless such action would cause Hanesbrands to fail to comply with any requirement of the New York Stock Exchange or any rule or regulation under Exchange Act, in which event Hanesbrands shall take action as promptly as is practicable while continuing to meet such New York Stock Exchange or Exchange Act requirements. A director whose offer to submit a resignation is under consideration shall not participate in any deliberation or vote of the Governance and Nominating Committee or Board of Directors regarding his or her offer. In the event that no member of the Governance and Nominating Committee in an uncontested election receives a greater number of affirmative votes than votes affirmatively withheld, the Board of Directors may appoint a special committee, composed of directors who receive a greater number of affirmative votes than votes affirmatively withheld, to consider the offers to submit resignations. Notwithstanding the foregoing, in the event that no nominee for director in an uncontested election receives a greater number of affirmative votes than votes affirmatively withheld, the Board of Directors shall make a final determination as to whether to accept any or all offers.

When making its decision, the Board of Directors may either accept or reject any, all or none of the offers to submit resignations, and may pursue additional actions, including, but not limited to, with regard to any or all such directors making an offer: (i) allowing the director to remain on the Board of Directors but not be re-nominated at the end of the current term; (ii) deferring acceptance of the offer until a replacement director with qualifications and/or experience comparable to that of the director offering to submit a resignation can be identified and elected to the Board of Directors; or (iii) deferring acceptance of the director’s offer to submit a resignation if the director can cure what the Board of Directors has identified as the basis of the “withhold” votes.

Executive Succession Planning

On an annual basis, our Board plans for succession to the position of Chief Executive Officer, as well as to certain other senior management positions. To assist the Board, our Chief Executive Officer annually provides the Board with an assessment of executives holding those senior management positions and of their potential to succeed him. The Chief Executive Officer also provides the Board with an assessment of persons considered potential successors to those senior managers. The Board considers that information and their own impressions of senior management performance in planning for succession in key positions.

Code of Ethics

Our Global Code of Conduct, which serves as our code of ethics, applies to all directors and officers and other employees of the Company and its subsidiaries. Any waiver of applicable requirements in the Global Code of Conduct that is granted to any of our directors, to our principal executive officer, to any of our senior financial officers (including our principal financial officer, principal accounting officer or controller) or to any other person who is an executive officer of Hanesbrands requires the approval of the Audit Committee. Any such waiver of or amendment to the Global Code of Conduct will be disclosed on our corporate website, www.hanesbrands.com, on the “Investors” page under the link “Corporate Governance,” or in a Current Report on Form 8-K.

Copies of Our Corporate Governance Documents

Copies of the written charters for the Audit Committee, Compensation Committee and Governance and Nominating Committee, as well as our Corporate Governance Guidelines, Global Code of Conduct and other corporate governance information are available on our corporate website, www.hanesbrands.com, on the “Investors” page under the link “Corporate Governance.”

Audit Committee Matters

Audit Committee Report

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that Hanesbrands specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

Each of the members of our Audit Committee, which was established in accordance with Section 3(a)(58) of the Exchange Act, meets the standards of independence applicable to audit committee members under applicable Securities and Exchange Commission rules and New York Stock Exchange listing standards. The Audit Committee assists the Board of Directors in oversight of the integrity of the financial statements, financial reporting process and systems of internal accounting and financial controls of Hanesbrands Inc., a Maryland corporation (“Hanesbrands”), Hanesbrands’ compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of Hanesbrands’ internal audit function and independent auditors. The Audit Committee operates under a written charter, a copy of which is available on our corporate website, www.hanesbrands.com, on the “Investors” page under the link “Corporate Governance.”

Management is primarily responsible for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), the Audit Committee-appointed independent registered public accounting firm for the fiscal year ended December 29, 2012, is responsible for expressing an opinion on the conformity of Hanesbrands’ audited financial statements with accounting principles generally accepted in the United States of America. In addition, PricewaterhouseCoopers expresses its opinion on the effectiveness of Hanesbrands’ internal control over financial reporting.

In this context, the Audit Committee reviewed and discussed with management and PricewaterhouseCoopers the audited financial statements for the fiscal year ended December 29, 2012, management’s assessment of the effectiveness of Hanesbrands’ internal control over financial reporting and PricewaterhouseCoopers’ evaluation of Hanesbrands’ internal control over financial reporting. The Audit Committee met six times (including telephone meetings) during the fiscal year ended December 29, 2012. The Audit Committee has discussed with PricewaterhouseCoopers the matters that are required to be discussed by AU Section 380 (Communication With Audit Committees), as modified or supplemented. In addition, the Audit Committee has discussed various matters with PricewaterhouseCoopers related to Hanesbrands’ financial statements, including critical accounting policies and practices used, alternative treatments for material items that have been discussed with management, and other material written communications between PricewaterhouseCoopers and management. The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers required by Public Company Accounting Oversight Board Rule No. 3526 (Communications with Audit Committees Concerning Independence) and has discussed with PricewaterhouseCoopers its independence from Hanesbrands and its management. In addition, the Audit Committee has received written material addressing PricewaterhouseCoopers’ internal quality control procedures and other matters, as required by New York Stock Exchange listing standards. The Audit Committee understands the need for PricewaterhouseCoopers to maintain objectivity and independence in its audit of our financial statements and internal control over financial reporting. The Audit Committee pre-approves all services, including both audit and non-audit services, provided by our independent registered public accounting firm.

Based on the considerations referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended December 29, 2012 be included in our Annual Report on Form 10-K for 2012 and selected PricewaterhouseCoopers as our independent registered public accounting firm for the fiscal year ending December 28, 2013.

By the members of the

Audit Committee consisting of:

Ronald L. Nelson (Chair)

Bobby J. Griffin

Jessica T. Mathews

Ann E. Ziegler

Auditor Fees and Services

The following table sets forth the fees billed to us by PricewaterhouseCoopers for services in the fiscal years ended December 29, 2012 and December 31, 2011:

	Fiscal Year Ended December 29, 2012	Fiscal Year Ended December 31, 2011
Audit fees	$2,522,000	$2,606,000
Audit-related fees	19,800	23,800
Tax fees	680,200	306,000
All other fees	98,900	216,600

Total fees	$3,320,900	$3,152,400

In the above table, in accordance with applicable Securities and Exchange Commission rules, “Audit fees” include fees billed for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of our financial statements included in our Quarterly Reports on Form 10-Q, fees billed for services that are normally provided by the principal accountant in connection with statutory and regulatory filings or engagements, fees related to services rendered in connection with securities offerings and fees for the audit of our internal control over financial reporting and consultations concerning financial accounting and reporting standards.

“Audit-related fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption “Audit fees.” For the fiscal years ended December 29, 2012 and December 31, 2011, these fees primarily relate to attestation services rendered in connection with regulatory filings in certain foreign jurisdictions and various other services.

“Tax fees” for the fiscal years ended December 29, 2012 and December 31, 2011 include consultation, preparation and compliance services for domestic and certain foreign jurisdictions and, for the fiscal year ended December 29, 2012, a consulting project related to research and development credits.

“All other fees” for the fiscal years ended December 29, 2012 and December 31, 2011 include fees primarily for services related to healthcare strategies and predictive modeling for our employee health benefits program.

Pre-Approval of Audit Services

Our Audit Committee pre-approves all services, including both audit and non-audit services, provided by our independent registered public accounting firm. For audit services (including statutory audit engagements as required under local country laws), the independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year. The independent registered public accounting firm also submits an audit services fee proposal, which is approved by the Audit Committee before the audit commences. The Audit Committee may delegate the authority to pre-approve audit and non-audit engagements and the related fees and terms with the independent auditors to one or more designated members of the Audit Committee, as long as any decision made pursuant to such delegation is presented to the Audit Committee at its next regularly scheduled meeting. All audit and permissible non-audit services provided by PricewaterhouseCoopers to Hanesbrands during the fiscal years ended December 29, 2012 and December 31, 2011 were pre-approved by the Audit Committee.

DIRECTOR COMPENSATION

Annual Compensation

In 2012, we compensated each non-employee director for service on our Board of Directors as follows:

•	an annual cash retainer of $80,000, paid in quarterly installments;

•

an additional annual cash retainer of $20,000 for the chair of the Audit Committee (currently, Mr. Nelson), $15,000 for the chair of the Compensation Committee (currently, Mr. Schindler) and $15,000 for the chair of the Governance and Nominating Committee (currently, Mr. Johnson);

•	an additional annual cash retainer of $5,000 for each member of the Audit Committee other than the chair (currently, Mr. Griffin, Ms. Mathews and Ms. Ziegler);

•	an additional annual cash retainer of $20,000 for the Lead Director (currently, Mr. Mulcahy);

•	an annual grant of restricted stock units with a grant date fair value of approximately $120,000, payable upon vesting in whole shares of Hanesbrands common stock; and

•	reimbursement of customary expenses for attending Board, committee and stockholder meetings.

Directors who are also our employees receive no compensation for serving as a director.

The following table summarizes the compensation paid to our non-employee directors for the fiscal year ended December 29, 2012.

Director Compensation — 2012

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(5)	All Other Compensation($)	Total($)
J. Patrick Mulcahy	$100,000	$120,014	—	—	—	—	$220,014
Ronald L. Nelson	100,000	120,014	—	—	—	—	220,014
James C. Johnson	95,000	120,014	—	—	—	—	215,014
Andrew J. Schindler	95,000	120,014	—	—	—	—	215,014
Bobby J. Griffin	85,000	120,014	—	—	—	—	205,014
Jessica T. Mathews	85,000	120,014	—	—	—	—	205,014
Ann E. Ziegler	85,000	120,014	—	—	—	—	205,014
Lee A. Chaden	80,000	120,014	—	—	—	—	200,014

(1)	Amounts shown include deferrals to the Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan, or the “Director Deferred Compensation Plan.”

(2)	The dollar values shown reflect the aggregate grant date fair value of awards during 2012, computed in accordance with Topic 718 of the FASB Accounting Standards Codification. The assumptions we used in valuing these awards are described in Note 4, “Stock-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

(3)	Amounts shown represent the grant date fair value of the annual grant of restricted stock units which was made on December 4, 2012 to each director. Equity awards are approved as a dollar amount, which on the grant date is converted into a specific whole number of restricted stock units. These restricted stock units vest on the one-year anniversary of the grant date and are payable immediately upon vesting in shares of our common stock on a one-for-one basis. The number of restricted stock units held by each non-employee director as of December 29, 2012 was 3,343.

(4)	As of December 29, 2012:

•

Mr. Chaden held (i) stock options to purchase 168,239 shares of common stock at an exercise price of $22.37 per share, which are fully vested and expire on September 26, 2016, (ii) stock options to purchase 95,690 shares of common stock at an exercise price of $25.10 per share, which are fully vested and expire on February 5, 2017 (all of the foregoing options were granted to Mr. Chaden prior to December 29, 2007, when he ceased serving as our Executive Chairman) and (iii) stock options to purchase 13,619 shares of common stock at an exercise price of $14.28 per share, which are fully vested and expire on December 9, 2018;

•

Mr. Griffin held (i) stock options to purchase 10,684 shares of common stock at an exercise price of $25.10 per share, which are fully vested and expire on February 5, 2017 and (ii) stock options to purchase 11,792 shares of common stock at an exercise price of $25.10 per share, which are fully vested and expire on February 4, 2018; and

•	Ms. Ziegler held stock options to purchase 5,643 shares of common stock at an exercise price of $27.16 per share, which are fully vested and expire on December 6, 2020.

No other non-employee director holds stock options.

(5)	Our non-employee directors may defer receipt of their entire annual retainer and any additional cash retainers into the Director Deferred Compensation Plan. In addition, our directors may defer receipt of equity awards at vesting into the Director Deferred Compensation Plan. The Director Deferred Compensation Plan does not provide for “above-market” or preferential earnings as defined in applicable Securities and Exchange Commission rules.

In December 2012, after reviewing information about the compensation paid to non-employee directors at our benchmark companies (our benchmark companies are discussed in “How the Compensation Committee uses Benchmarking” on page 37), the Compensation Committee determined not to recommend any changes to the non-employee directors’ compensation for 2013.

Director Deferred Compensation Plan

Under the Director Deferred Compensation Plan, a nonqualified, unfunded deferred compensation plan, our non-employee directors may defer receipt of all (but not less than all) of their cash retainers. At the election of the director, amounts deferred under the Director Deferred Compensation Plan will (i) earn a return equivalent to the return on an investment in an interest-bearing account earning interest based on the Federal Reserve’s published rate for five-year constant maturity Treasury notes at the beginning of the calendar year, which was 0.89% for 2012 and will be 0.76% for 2013, or (ii) be deemed to be invested in a stock equivalent account and earn a return based on our stock price. Receipt of awards of restricted stock or restricted stock units to non-employee directors may also be deferred under the Director Deferred Compensation Plan and invested in the stock equivalent account. The amount payable to participants will be payable either on the withdrawal date elected by the participant or upon the occurrence of certain events as provided under the Director Deferred Compensation Plan. A participant may designate one or more beneficiaries to receive any portion of the obligations payable in the event of death; however, neither participants nor their beneficiaries may transfer any right or interest in the Director Deferred Compensation Plan.

Director Stock Ownership and Retention Guidelines

We believe that our directors who are not employees of Hanesbrands should have significant ownership stakes in Hanesbrands. Our non-employee directors receive a substantial portion of their compensation in the form of restricted stock units and also may elect to defer receipt of such amounts under the Director Deferred Compensation Plan and have such deferred amounts deemed invested in a stock equivalent account. To promote such equity ownership and further align the interests of these directors with our stockholders, we have adopted stock ownership and retention guidelines for our non-employee directors. A non-employee director may not dispose of any shares of our common stock until such director holds shares of common stock with a value equal to at least five times the current annual equity retainer, and may then only dispose of shares in excess of those with that value. In addition to shares directly held by a non-employee director, shares held for such director in the Director Deferred Compensation Plan (including hypothetical share equivalents held in that plan) will be counted for purposes of determining whether the ownership requirements are met.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Report of Compensation Committee on Executive Compensation

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that Hanesbrands specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

Mr. Schindler was the Chair and Mr. Johnson and Mr. Mulcahy served as members of the Compensation Committee during the fiscal year ended December 29, 2012. The Compensation Committee was at all times during the fiscal year ended December 29, 2012 comprised solely of non-employee directors each of whom was: (i) independent as defined under New York Stock Exchange listing standards; (ii) a non-employee director for purposes of Rule 16b-3 under the Exchange Act and (iii) an outside director for purposes of Section 162(m) of the Internal Revenue Code.

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Respectfully submitted,

Andrew J. Schindler, Chair

James C. Johnson

J. Patrick Mulcahy

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Mr. Schindler, Mr. Johnson and Mr. Mulcahy, and no other directors served on the Compensation Committee during our 2012 fiscal year. During our 2012 fiscal year, no member of the Compensation Committee had a relationship that must be described under the Securities Exchange Commission rules relating to disclosure of related party transactions and no interlocking relationship existed between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis provides information about our compensation objectives and principles for our chief executive officer, our chief financial officer and our three other most highly compensated executive officers, who for the fiscal year ended December 29, 2012 were Richard A. Noll, our Chairman and Chief Executive Officer, Richard D. Moss, our Chief Financial Officer, Gerald W. Evans Jr., our Co-Chief Operating Officer, William J. Nictakis, our Co-Chief Operating Officer, and Kevin W. Oliver, our Chief Human Resources Officer. Also, we have voluntarily included information about Joia M. Johnson, our Chief Legal Officer, General Counsel and Corporate Secretary, so that we are providing information about each member of our senior executive management team. We collectively refer to Mr. Noll, Mr. Moss, Mr. Evans, Mr. Nictakis, Mr. Oliver and Ms. Johnson as our “named executive officers.” We believe that such additional disclosure is helpful for stockholders because it provides visibility into the Compensation Committee’s compensation decisions for all executives at this important management level. Our compensation discussion and analysis also contains analysis about how and why significant compensation decisions were made, and places in context the information contained in the tables that follow this discussion.

Executive Summary

Listed below are several terms that we frequently use in discussing our executive compensation program:

Frequently Used Terms

AIP	Annual Incentive Plan
LTIP	Long-Term Incentive Program
PSCA	Performance Stock and Cash Award
RSU	Restricted Stock Unit
SERP	Supplemental Employee Retirement Plan

Pay for Performance

At Hanesbrands, we emphasize a “pay-for-performance” culture, establishing a link between a substantial percentage of an executive’s compensation and stockholders’ value growth. Specifically:

•

To motivate our executive officers and align their interests with those of our stockholders, we provide annual incentives designed to reward our executive officers for the attainment of short-term goals and long-term incentives designed to reward them for increases in stockholder value over time.

•	Performance-based compensation represents at least 50% of our named executive officers’ targeted long-term incentive compensation for 2012 and 2013.

•

Our compensation program provides the greatest pay opportunity for executives who demonstrate exceptional performance for sustained periods of time. This emphasis on consistent performance affects our selection of performance-based metrics and targets, which tend to be more gradual than in a framework that is focused solely or largely on current-year performance.

Elements of Compensation

Our named executive officers’ 2012 compensation consisted principally of the following elements:

Element	Description	Purpose
Base Salary	• Fixed compensation component. • Reflects the individual responsibilities, performance and experience of each named executive officer.	• Provides a fixed base of cash compensation.
Annual Incentive Plan (“AIP”) Awards	• Performance-based cash compensation. • Payout determined based on Company performance against performance metrics.

•   Motivates performance and advances the interests of the Company by linking to the achievement of financial objectives and key performance indicators that we believe contribute to long-term stockholder value.

Long-Term Incentive Program (“LTIP”) Awards

•  Performance-based and time-vested compensation.

•  LTIP opportunity delivered through:

¡    Performance Stock and Cash Awards (“PSCAs”) (50% of LTIP opportunity)

¡  Denominated 40% in cash and 60% in stock.

¡  Shares eligible for vesting three years after grant date based on Company performance against performance metrics.

¡  Cash portion paid out after end of three year performance period ended December 29, 2012 based on Company performance against performance metrics.

¡    Restricted Stock Unit Awards (“RSUs”) (50% of LTIP opportunity)

¡  Ratable vesting over a three year service period.

• Encourages behavior that enhances the long-term growth, profitability and financial success of the Company, aligns executives’ interests with our stockholders and supports retention objectives.

We also provide health and welfare plans and retirement plans that promote employee health and support employees in attaining financial security. In addition, we provide severance benefits that provide compensation only in very limited circumstances. These severance benefits, which provide our named executive officers with income protection in the event employment is terminated without cause or following a change in control, support our executive retention goals and encourage our named executive officers’ independence and objectivity in considering potential change in control transactions. See the “Analysis of Elements of Executive Compensation” portion of the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 38 for additional details.

Compensation Mix

The mix of compensation elements that we offer is intended to further our goals of: balancing annual and long-term business objectives, using an appropriate mix of cash and equity, emphasizing a “pay-for-results” culture, establishing a link between a substantial percentage of an executive’s compensation and stockholders’ value growth, effectively managing the cost of programs by delivering a meaningful portion of executive pay in variable, at-risk compensation and providing a balanced total compensation program to ensure senior management is not encouraged to take unnecessary and excessive risks that may harm the Company.

The total target direct compensation mix for our named executive officers is illustrated in the following chart. The percentage of variable, at-risk compensation differs for our Chief Executive Officer. The percentage of our Chief Executive Officer’s variable, at-risk pay is higher than the variable, at-risk pay for the other named executive officers, reflecting the Chief Executive Officer’s highest level of responsibility and accountability for results.

2012 Performance Criteria

The Compensation Committee chose to use sales growth, earnings per share growth and free cash flow as performance criteria for our 2012 AIP and LTIP opportunities, as follows:

Performance Criteria	Rationale	Weighting
Sales growth (versus prior fiscal year)	• Key driver of long-term sustainable stockholder value creation.	20%
Earnings per share growth (versus prior fiscal year)	• Effective tool for aligning the performance of our named executive officers with stockholder value by incorporating aspects of growth, profitability and capital efficiency. • Weighted more heavily than sales growth to further align senior management and stockholder interests.	40%
Free cash flow (Defined as cash flow from operations, less net cash used for capital expenditures)	• Aligned with key strategic focus for Hanesbrands. • Ability to enhance stockholder value in numerous ways, including debt reduction, dividends, stock buy-backs and the ability to selectively pursue strategic acquisitions.	40%

2012 Business Highlights

In 2012, the Company delivered strong operating results. Highlights included:

•	Net sales in 2012 were $4.53 billion, compared with $4.43 billion in 2011, representing a 2% increase.

•

Solid performance and a focus on lowering inventory resulted in record cash flow from operations of $549 million in 2012. Year-end inventories improved to $1.25 billion, a decline of $354 million from $1.61 billion a year earlier.

•	We significantly reduced our debt and no longer consider ourselves highly leveraged. Hanesbrands prepaid $550 million in long-term bonds in 2012 and $750 million over the past five quarters.

•

We narrowed the focus of our worldwide imagewear business during the second quarter of 2012, resulting in the sale of our European imagewear business and the discontinuation of our private-label and Outer Banks domestic imagewear operations. As a result of these actions, our current-year and prior-year financial results now reflect these operations as discontinued operations. Unless otherwise noted, all financial results in this Proxy Statement are GAAP measures for continuing operations.

As a result of Hanesbrands’ performance for the fiscal year ended December 29, 2012, each of our named executive officers earned 131.9% of the target amounts for their 2012 AIP and LTIP opportunities.

Best Practices in Executive Compensation

Hanesbrands’ executive compensation practices include a number of features we believe reflect responsible compensation and governance practices and promote the interests of stockholders. Specifically:

•

We maintain robust stock ownership guidelines in order to further align executives’ economic interests with those of our stockholders. Our Chief Executive Officer’s stock ownership guideline is six times his base salary, and the ownership guideline for our other named executive officers is three times his or her base salary. Until the guidelines are met, an executive is required to retain 50% of any shares received (on a net after-tax basis) under our stock-based compensation plans. Our stock ownership guidelines also require all Hanesbrands senior executives to retain 100% of the net after-tax shares of Hanesbrands stock received through the exercise of options or the vesting of restricted stock units or other equity awards granted after December 1, 2010 for at least one year from the date of exercise or vesting.

•

Both the Existing Plan and the proposed Amended Plan provide that equity awards fully vest over a period of not less than three years and prohibit repricing of stock options and stock appreciation rights, as well as cash buyouts of underwater awards. Consistent with our prior commitment to stockholders, the Amended Plan will prohibit share recycling.

•

We have eliminated virtually all perquisites for our named executive officers, and we do not provide tax gross-ups with respect to perquisites, other than personal income taxes due on relocation reimbursements as provided under a broad-based program.

•	Severance or change-in-control agreements entered into after 2010 do not contain tax gross-up provisions.

•

Our insider trading policy prohibits all Hanesbrands directors, officers and employees from pledging Hanesbrands securities or engaging in “short sales” or “sales against the box” or trading in puts, calls warrants or other derivative instruments on Hanesbrands’ securities.

How We Make Executive Compensation Decisions

The Compensation Committee, advised by its compensation consultant, is responsible for overseeing and approving the executive compensation program for executive officers, including our named executive officers.

The Compensation Committee has the authority to retain an independent executive compensation consultant to assist in the evaluation of compensation for our executive officers and to help ensure the objectivity and appropriateness of the actions of the Compensation Committee. The Compensation Committee has the sole authority to retain, at our expense, and terminate any such consultant, including the sole authority to approve such consultant’s fees and other terms of engagement. Frederic W. Cook & Co., or the “Cook firm,” serves as the Compensation Committee’s executive compensation consultant. The Cook firm assists in the development of compensation programs for our executive officers and our non-employee directors by providing information about compensation by our benchmark companies (which are described below under “How the Compensation Committee uses Benchmarking”), relevant market trend data, information on current issues in the regulatory environment, recommendations for program design and best practices and corporate governance guidance. The Cook firm does not provide any other services to Hanesbrands.

Our senior management and human resources personnel are responsible for the design and administration of the executive compensation program. At the direction of the Compensation Committee, our management has worked with the Cook firm to prepare information about the compensation of our executive officers. Our Chief Executive Officer uses this information to make recommendations to the Compensation Committee regarding compensation of these officers, other than himself, and the Cook firm provides guidance to the Compensation Committee about those recommendations. The Cook firm makes independent recommendations to the Compensation Committee regarding the compensation of our Chief Executive Officer without the foreknowledge of management. The Compensation Committee uses this information and considers these recommendations in making decisions about executive compensation for all of our executive officers. All decisions regarding compensation of executive officers (other than our Chief Executive Officer) are made solely by the Compensation Committee. The Chief Executive Officer’s compensation is approved by the independent members of the Board of Directors, upon the Compensation Committee’s recommendation.

Senior management and the Compensation Committee use judgment when making compensation decisions and review executive pay from a holistic perspective, including reference to compensation benchmark group pay practices and norms, general industry pay levels as gathered from publicly-available survey sources, individual performance, tenure and importance to Hanesbrands and internal equity considerations. In making compensation decisions, the Compensation Committee first determines the total target direct compensation level of each named executive officer and then evaluates the allocation among the various elements of compensation, including base salary, AIP and LTIP compensation. Once the compensation mix has been established, the Compensation Committee then determines the appropriate balance of cash and equity compensation within each named executive officer’s LTIP opportunity.

How the Compensation Committee uses Benchmarking

One objective of our compensation program is to attract, retain and motivate the executive team to support the attainment of our business strategy and operating imperatives. We compare our executive compensation program to that of companies with whom we compete for talent, capital and customers. Benchmarks used for competitive pay comparisons as determined by the Compensation Committee are similarly-sized public apparel companies and general consumer industry companies. Our benchmark group, which was identified and selected with the assistance of the Cook firm, is listed below. It currently consists of nine similarly-sized public apparel companies, as well as nine general consumer industry companies selected for purposes of validation because of the relatively small number of apparel benchmark companies. Hanesbrands’ annual revenue is similar to the median revenue of the benchmark companies.

Group	Company Name	Revenue (in millions) (1)
Apparel (9 companies)	Limited Brands, Inc.	$10,364
	V.F. Corporation	$9,459
	PVH Corp.	$5,891
	Jones Apparel Group, Inc.	$3,785
	Collective Brands, Inc.	$3,462
	The Warnaco Group, Inc.	$2,513
	Carter’s Inc.	$2,147
	Quiksilver, Inc.	$1,953
	Fifth & Pacific Cos. (formerly known as Liz Claiborne, Inc.)	$1,519
General Consumer Industry (9 companies)	Stanley Black & Decker, Inc.	$10,376
	Jarden Corporation	$6,680
	Mattel, Inc.	$6,266
	The Hershey Company	$6,081
	Newell Rubbermaid Inc.	$5,865
	The Clorox Company	$5,231
	Energizer Holdings, Inc.	$4,646
	Hasbro, Inc.	$4,286
	Fortune Brands Home & Security (formerly part of Fortune Brands, Inc.)	$3,329
	Hanesbrands Inc.	$4,637
	Percentile Rank	47%

(1)	Most recent fiscal-year-end revenue, as of April 30, 2012.

During 2012, the Compensation Committee considered the composition of our benchmark group and determined not to make changes to the group, with the exception of the elimination of Del Monte Foods Company, which is no longer publicly traded.

To determine what constitutes a “competitive” compensation package, the Compensation Committee generally considers total target direct compensation, as well as the allocation among those elements of compensation, at benchmarks determined by market rates of compensation paid by our benchmark companies. Total target direct compensation is targeted at a level equal to or slightly above the market median for similarly situated executives in our benchmark group to ensure engagement, motivation and retention. Because of significant differences in the pay practices of our benchmark companies, the Compensation Committee does not view benchmarking as a prescriptive determinant of individual compensation. Rather, it is used by the Compensation Committee as a general guide in its decisions on the amount and mix of total target direct compensation. Ultimately, named executive officer compensation is based on the Compensation Committee’s judgment, taking into account factors further described in this Compensation Discussion and Analysis that are particular to our Company and our named executive officers, including, most importantly, actual performance.

Analysis of Elements of Executive Compensation

Total Target Direct Compensation

The table below shows base salary, AIP and cash and equity LTIP compensation at the target level for each of Mr. Noll, Mr. Moss, Mr. Evans, Mr. Nictakis, Mr. Oliver and Ms. Johnson for 2013, 2012 and 2011. This table presents information that is supplemental to, and should not be considered a substitute for, the information contained in the Summary Compensation Table which appears on page 46. This table is not required by Securities and Exchange Commission rules. However, we have chosen to include it to help investors better understand the total target direct compensation levels of our named executive officers for the two most recent years reflected in our Summary Compensation Table and for the current year. No information is provided for Mr. Moss for 2011 because he was not deemed a named executive officer for the full fiscal year.

		Annual Compensation at Target				LTIP Compensation
Name	Year	Base Salary/% of Value of Total Target Direct Compensation		AIP at Target/% of Value of Total Target Direct Compensation		Value at Target of LTIP Cash Compensation/% of Value of Total Target Direct Compensation		Value at Target of LTIP Equity Compensation/% of Value of Total Target Direct Compensation		Value of Total Target Direct Compensation
Richard A. Noll	2013	$1,100,000	13.8%	$1,650,000	20.6%	$1,050,000	13.1%	$4,200,000	52.5%	$8,000,000
	2012	1,100,000	13.8	1,650,000	20.6	1,050,000	13.1	4,200,000	52.5	8,000,000
	2011	1,016,000	14.2	1,524,000	21.3	920,000	12.9	3,680,000	51.5	7,140,000

Richard D. Moss	2013	575,000	25.0	575,000	25.0	230,000	10.0	920,000	40.0	2,300,000
	2012	450,000	22.2	450,000	22.2	225,000	11.1	900,000	44.4	2,025,000

Gerald W. Evans Jr.	2013	725,000	25.0	725,000	25.0	290,000	10.0	1,160,000	40.0	2,900,000
	2012	725,000	25.0	725,000	25.0	290,000	10.0	1,160,000	40.0	2,900,000
	2011	657,000	25.0	657,000	25.0	262,400	10.0	1,049,600	40.0	2,626,000

William J. Nictakis	2013	725,000	25.0	725,000	25.0	290,000	10.0	1,160,000	40.0	2,900,000
	2012	725,000	25.0	725,000	25.0	290,000	10.0	1,160,000	40.0	2,900,000
	2011	657,000	25.0	657,000	25.0	262,400	10.0	1,049,600	40.0	2,626,000

Kevin W. Oliver	2013	435,000	25.0	435,000	25.0	174,000	10.0	696,000	40.0	1,740,000
	2012	435,000	25.0	435,000	25.0	174,000	10.0	696,000	40.0	1,740,000
	2011	379,000	25.0	379,000	25.0	151,400	10.0	605,600	40.0	1,515,000

Joia M. Johnson	2013	435,000	25.0	435,000	25.0	174,000	10.0	696,000	40.0	1,740,000
	2012	435,000	25.0	435,000	25.0	174,000	10.0	696,000	40.0	1,740,000
	2011	379,000	25.0	379,000	25.0	151,400	10.0	605,600	40.0	1,515,000

Criteria and Metrics for our Compensation Program

A significant portion of the compensation that our named executive officers may earn is subject to the achievement of performance metrics. We believe that the performance of individual officers is best viewed through their contributions to long-term stockholder value as reflected by achievement of annual performance metrics that are considered to be drivers of the Company’s performance. We use quantifiable performance criteria that are easily calculated and easily understood and that reinforce teamwork and internal alignment.

For 2012 and 2013, the elements of our program subject to the achievement of performance metrics consist of:

•	the amount that may be earned under the AIP; and

•	the PSCA portion of LTIP compensation, which is denominated and payable 40% in cash and 60% in stock.

For both 2012 and 2013, the weighting, criteria and metrics were the same for all elements of our program that are subject to the achievement of performance metrics. Executive officers are paid incentive compensation equal to 10% of their targeted incentive compensation for performance at the threshold level, 100% of the targeted amount for performance at the target level and 200% of the targeted amount for performance at or above the maximum level. No incentive compensation is payable if performance is below the threshold level, but incentive compensation is payable on a proportional basis for performance between the threshold level and the target level, as well as between the target level and the maximum level.

The Compensation Committee selected criteria and metrics that have generally remained constant from year to year and that it considers to be key performance drivers that are most important to our stockholders, supplementing those criteria and metrics from time to time as the Compensation Committee deems necessary. Where the criteria used by the Compensation Committee have remained constant over multiple years, the Compensation Committee has set metrics that require year over year improvement in performance in order for the metrics to be achieved. Improved performance was also encouraged by setting the metrics well above Hanesbrands’ historic performance levels. The amounts earned by our named executive officers under the performance-based elements of our compensation program were based solely on Hanesbrands’ performance against the pre-established criteria and metrics.

The performance criteria and metrics for the elements of our program subject to the achievement of performance metrics for 2012 and 2013 are as follows:

Performance Criteria and Metrics

Criteria	Weighting	Threshold	Target	Maximum
Earnings per share growth, compared to prior year	40%	0%	8%	16%
Sales growth, compared to prior year	20%	0%	3%	6%
Free cash flow	40%	$0	$200 million	$400 million

During 2012, Hanesbrands took several strategic actions that impacted our full year financial results. In May 2012, the Company sold its European imagewear business and completed the discontinuation of its private-label and Outer Banks domestic imagewear operations. In accordance with GAAP requirements, we revised prior-period results to reflect only results from continuing operations and, beginning in the second quarter of 2012, began presenting the financial results from the now discontinued businesses separately as discontinued operations. Additionally, in the fourth quarter of 2012, Hanesbrands incurred a pretax charge of $34 million for bond prepayment expenses and acceleration of noncash unamortized debt costs associated with retiring $250 million of long-term bond debt. Because the performance criteria for our 2012 AIP and LTIP awards included earnings per share growth and sales growth, on a percentage basis as compared to 2011, the Compensation Committee determined that it was most consistent and, therefore, appropriate to evaluate the achievement of these metrics for 2012 on the basis of results from continuing operations, excluding long-term debt prepayment charges, year over year.

Base Salary

We pay base salary to attract talented executives and to provide a fixed base of cash compensation. The base salaries for our named executive officers are determined based on their experience and the scope of their responsibilities, both on an individual basis and in relation to the experience and scope of responsibilities of other executives. The Compensation Committee also considers the practices of the companies in our benchmark group. These factors result in different compensation levels among the named executive officers. Base salaries are adjusted from time to time as part of the Compensation Committee’s annual review of total target direct compensation to reflect individual responsibilities, performance and experience, as well as market compensation levels.

In December 2011, the independent members of the Board of Directors determined, upon the recommendation of the Compensation Committee, to increase Mr. Noll’s total target direct compensation, resulting in an approximately 8% increase in his base salary effective January 1, 2012. The Compensation Committee also determined to increase the total target direct compensation of each of Mr. Evans, Mr. Nictakis, Mr. Oliver and Ms. Johnson by increasing base salaries of Mr. Evans and Mr. Nictakis by approximately 10% and increasing the base salaries of Mr. Oliver and Ms. Johnson by approximately 15%, each effective January 1, 2012. In addition, in July 2012, the Compensation Committee determined to increase the total target direct compensation of Mr. Moss, resulting in an increase in his base salary of approximately 28%, effective September 1, 2012. Consistent with our overall executive compensation philosophy, the base salary increases were intended to bring the total target direct compensation of these named executive officers to a level equal to or slightly above the market median for similarly situated executives in our benchmark group. For 2013, no changes have been made to the base salaries of our named executive officers.

Annual Incentive Plan (AIP)

The AIP is designed to motivate performance and to advance the interests of Hanesbrands by linking a portion of annual compensation to the achievement of financial objectives and key performance indicators, while contributing to increased long-term stockholder value. The design of the AIP is intended to make it easy for participants to understand what company performance is required, consistent with our guiding principle of creating compensation goals and opportunities that are simple, quantifiable and unifying.

For 2012, the target AIP opportunity for Mr. Noll was equal to 150% of his base salary and the target AIP opportunity for our other named executive officers was equal to 100% of their respective base salaries. The 2012 target AIP opportunity, expressed as a percentage of base salary, remained the same as for 2011 for each of our named executive officers.

As discussed above in “Criteria and Metrics for our Compensation Program,” the performance criteria for the AIP for 2012 were earnings per share growth, sales growth and free cash flow. As a result of Hanesbrands’ performance for the fiscal year ended December 29, 2012, each of our named executive officers received AIP payments at 131.9% of their target amounts.

Long-Term Incentive Program (LTIP)

Both the Existing Plan and the Amended Plan permit the issuance of equity and cash incentive awards to our employees, non-employee directors and employees of our subsidiaries to promote the interests of the Company and our stockholders.

For 2012 and 2013, two types of LTIP grants were awarded to our named executive officers:

•	PSCAs; and

•	time-vested RSUs.

The performance criteria and metrics for the PSCAs are described above under “Criteria and Metrics for our Compensation Program.” Equity awards are approved as a dollar amount, which on the grant date is converted into a specific whole number of restricted stock units or other stock awards based on the closing price of our common stock on the date of grant.

As part of the adjustment of Mr. Noll’s total target direct compensation in 2012, the dollar value of Mr. Noll’s LTIP award for 2012 was increased to bring his total target direct compensation to a level equal to or slightly above the market median for similarly situated executives in our benchmark group. For 2013, the dollar value of Mr. Noll’s LTIP award was not changed from 2012. For 2012 and 2013, the values of the LTIP awards for each of the other named executive officers, as a percentage of such officer’s base salary, were not changed from 2011.

2012 LTIP Awards

For 2012, the Compensation Committee increased the percentage of LTIP awards tied to the Company’s performance. Specifically, the Compensation Committee eliminated the portion of the named executive officer’s LTIP allocated to stock options, and increased each named executive officer’s LTIP award comprised of a PSCA from 40% to 50%, and also increased each named executive officer’s LTIP award comprised of restricted stock units from 40% to 50%. The Compensation Committee also decreased the portion of each named executive officer’s PSCA for 2012 payable in cash from 50% to 40% and increased the portion payable in stock from 50% to 60%. These changes were made to enhance the linkage between the Company’s performance and named executive officer compensation.

•

The cash portion of the PSCA was paid following the end of a three-year performance period ending December 29, 2012. For each year of the three-year period, the Company’s performance for that year impacted the amount that was paid to each of our named executive officers after the end of the period. A target value was set for each award for the first year of the performance period at the time of grant, as well as a maximum value which was equal to 200% of the target value. Target values for subsequent years were determined immediately prior to or shortly after the beginning of the subsequent years during the period. The cash award for 2012 was the award for the third year of the three-year period. The amounts paid were equal to the average of the actual achievement levels over the performance period multiplied by the sum of the target award values over the performance period. As a result of Hanesbrands’ performance for the third year of the three-year performance period ended December 29, 2012, each of our named executive officers earned amounts under the cash portion PSCA for 2012 equal to 131.9% of their target amounts. The amounts calculated for each named executive officer for 2012 based on this performance are included in the “Non-Equity Incentive Plan Compensation” column of Summary Compensation Table on page 46, and the amounts actually paid to each named executive officer following the end of the three-year performance period may be found in footnote 4 to the Summary Compensation Table.

•

The stock portion of the PSCA vests three years after the grant date. The number of shares of common stock that will be received upon vesting of the stock award ranged from 0% to 200% of the number of units granted based on the Company’s achievement in 2012 of certain performance metrics. As a result of Hanesbrands’ performance for the fiscal year ended December 29, 2012, each of our named executive officers earned amounts under the stock portion of the PSCA equal to 131.9% of their target amounts.

•

Restricted stock units vest 33%, 33% and 34% on the first anniversary, second anniversary and third anniversary, respectively, of the date of grant, conditioned on continued employment with Hanesbrands, with vesting in the event of a qualifying termination of employment for death, disability, retirement or involuntary termination or a change in control as determined at the time of grant. The restricted stock unit awards made to our named executive officers for 2012 were granted in December 2011; as a result, these awards were reflected in the Grants of Plan-Based Award Table included in our proxy statement for the 2011 Annual Meeting and the full grant date value of these awards is included for 2011 in the Summary Compensation Table on page 46.

2013 LTIP Awards

As in 2012, 40% of the value of the PSCA for 2013 consists of an award payable in cash and the other 60% consists of an award payable in stock. The performance criteria and metrics for the PSCAs for 2013 are described above under “Criteria and Metrics for our Compensation Program.”

•	The cash portion of the PSCA will be paid following the end of a new three-year performance period ending January 2, 2016. As with prior PSCA awards, for each year of the three-year period, the

Company’s performance for that year will impact the amount that will be paid to each of our named executive officers after the end of the three-year period. A target value was set for each award for the first year of the performance period at the time of grant, as well as a maximum value which is equal to 200% of the target value. Target values for subsequent years are to be determined immediately prior to or shortly after the beginning of the subsequent years during the period. The cash award for 2013 is the award for the first year of the three-year performance period. The amount to be paid following the end of the three-year performance period will be determined based on a weighted average, expressed as the sum of the following amounts for each fiscal year during the performance period: (i) the achievement percentage for that fiscal year, multiplied by (ii) the target award for that fiscal year.

•

The stock portion of the PSCA will vest three years after the grant date. The number of shares of common stock that will be received upon vesting of the stock award will range from 0% to 200% of the number of units granted based on the Company’s achievement in 2013 of certain performance targets.

•

Restricted stock units granted for 2013 comprised 50% of these officers’ LTIP award with the same vesting terms as the restricted stock units granted for 2012. The restricted stock unit awards made to these officers for 2013 were granted in December 2012; as a result, these awards are reflected in our Grants of Plan-Based Awards in 2012 table on page 50 and the full grant date value of these awards is included for 2012 in the Summary Compensation Table on page 46.

Post-Employment Compensation

Our named executive officers are eligible to receive post-employment compensation pursuant to the Hanesbrands Inc. Pension Plan, or the “Pension Plan,” and our defined contribution retirement program, which consists of the 401(k) Plan and the SERP, and pursuant to Severance/Change in Control Agreements, or “Severance Agreements.” Each of these arrangements is discussed below.

Pension Plan

The Pension Plan is a defined benefit pension plan under which benefits have been frozen since December 31, 2005, intended to be qualified under Section 401(a) of the Internal Revenue Code, that provides the benefits that had accrued for any of our employees, including our named executive officers, as of December 31, 2005 under a plan maintained by our former parent company prior to our becoming an independent public company. Because the Pension Plan is frozen, no additional employees became participants in the Pension Plan after December 31, 2005, and existing participants in the Pension Plan do not accrue any additional benefits after December 31, 2005.

Defined Contribution Retirement Program

Our defined contribution retirement program consists of the 401(k) Plan and the SERP. Under the 401(k) Plan, our named executive officers and generally all full-time domestic exempt and non-exempt salaried employees may contribute a portion of their compensation to the plan on a pre-tax basis and receive a matching employer contribution of up to a possible maximum of 4% of their eligible compensation not in excess of certain dollar limits mandated by the Internal Revenue Code. In addition, we may make a discretionary employer contribution to exempt and non-exempt salaried employees of up to an additional 4% of their eligible compensation.

The SERP is a nonqualified supplemental retirement plan that provides two types of benefits that we refer to collectively as the “Defined Contribution Component” of the SERP.

•

First, the SERP provides for employer contributions to employees whose compensation exceeds a threshold set by the Internal Revenue Code. Although, as described above, the 401(k) Plan provides for employer contributions to our named executive officers at the same percentage of their eligible compensation as provided for all employees who participate in the 401(k) Plan, compensation and benefit limitations imposed on the 401(k) Plan by the Internal Revenue Code generally prevent us from making the entire amount of the employer contributions contemplated by the 401(k) Plan with respect to any employee whose compensation exceeds a threshold set by Internal Revenue Code provisions, which threshold was $250,000 for 2012 and is $255,000 for 2013. The SERP provides to those employees whose compensation exceeds this threshold, including our named executive officers, benefits that would be earned under the 401(k) Plan but for these limitations.

•

Second, the SERP provided benefits consisting of transitional defined contribution credits for one to five years and ranging from 4% to 15% of eligible compensation to a broad group of executives in connection with our transition from providing both a defined benefit plan (as discussed above, the Pension Plan is frozen) and a defined contribution plan to providing only defined contribution plans, to mitigate the negative impact of that transition. The determination of the credits provided to an executive was based on the extent to which such executive was negatively impacted by the transition, including the executive’s age and years of service as an executive as of January 1, 2006. All transitional defined contribution credits ceased in 2010.

The SERP also provides benefits, which we refer to as the “Defined Benefit Component” of the SERP, consisting of those supplemental retirement benefits that had been accrued as of December 31, 2005 under a plan maintained by our former parent company prior to our becoming an independent public company.

As discussed below under “Nonqualified Deferred Compensation” and “Pension Benefits,” at the end of 2008, we provided all active participants in the SERP with an election to receive the accrued Defined Contribution Component and the accrued Defined Benefit Component, respectively, of their SERP benefit as of December 31, 2008 in the form of a lump sum payment in 2009 or 2010. Commencing January 1, 2009, we began distributing the vested portion of all SERP accruals directly to participants, including our named executive officers, in cash on an annual basis. Any unvested portions are credited to the employee’s SERP account and distributed to the employee upon vesting.

Severance Agreements

We have entered into Severance Agreements with all of our named executive officers. Severance Agreements help us attract and retain key talent and also provide important protections to the Company by discouraging our key executives from competing with us or soliciting our customers or employees for a specified period of time following termination. The Severance Agreements provide our named executive officers with benefits upon the involuntary termination of their employment other than for wrongful behavior or misconduct. The Severance Agreements also contain change in control benefits for these officers to help keep them focused on their work responsibilities during the uncertainty that accompanies a potential change in control and provide benefits for a period of time after a change in control transaction. We determined the levels of severance provided to these officers under the Severance Agreements by reference to market studies conducted prior to entering into the first Severance Agreements in connection with our spin off from Sara Lee Corporation. We believe the levels of benefits offered by the Severance Agreements are appropriate and competitive. Compensation that could potentially be paid to our named executive officers pursuant to the Severance Agreements is described on page 59 under “Potential Payments upon Termination or Change in Control.” Each agreement continues in effect unless we give at least 18 months’ prior written notice that the agreement will not be renewed. In addition, if a change in control occurs during the term of the agreement, the agreement will automatically continue for two years after the end of the month in which the change in control occurs.

Other Compensation

Plans and Arrangements

Our named executive officers are eligible to participate in certain employee benefits plans and arrangements offered by the Company. These consist of the Executive Deferred Compensation Plan, the Hanesbrands Inc. Executive Life Insurance Plan, or the “Life Insurance Plan,” and the Hanesbrands Inc. Executive Disability Plan, or the “Disability Plan.” In general, these benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to enable executives to save for future financial needs in a tax efficient manner.

The Life Insurance Plan provides life insurance benefits to a group of approximately 80 employees at the level of vice president or above, including our named executive officers, who contribute materially to the continued growth, development and future business success of Hanesbrands. The Life Insurance Plan, which includes both a death benefit and a cash value, provides life insurance coverage during active employment in an amount equal to three times annual base salary, and, depending on the performance of investments in the plan, may offer continuing coverage following retirement. The Life Insurance Plan also provides executives with the opportunity to make voluntary, after-tax contributions that may be allocated by the executive into a range of investment options.

The Disability Plan provides long-term disability benefits for persons employed by Hanesbrands and its subsidiaries as eligible executives. The Disability Plan provides disability coverage for a group of approximately 80 employees at the level of vice president and above, including our named executive officers. If an eligible employee becomes totally disabled, the program will provide a monthly disability benefit equal to 1/12 of the sum of (i) 75% of the employee’s annual base salary up to an amount not in excess of $500,000 and (ii) 50% of the three-year average of the employee’s annual short-term incentive payments up to an amount not in excess of $250,000. The maximum monthly disability benefit is $41,667 and is reduced by any disability benefits that an employee is entitled to receive under Social Security, workers’ compensation, a state compulsory disability law or another plan of Hanesbrands providing benefits for disability.

Under the Executive Deferred Compensation Plan, a group of approximately 220 executives at the director level and above, including our named executive officers, may defer receipt of cash and equity compensation. This benefit offers tax advantages to eligible executives, permitting them to defer payment of their compensation and defer taxation on that compensation until a future date.

Additional Benefits for Mr. Moss

In connection with the departure of our former Chief Financial Officer in May 2011, Mr. Moss received a retention award with a value of $275,000, payable in cash on August 1, 2012, provided that Mr. Moss was actively employed by the Company on such date.

Additional Information

No Tax Gross-Ups

We do not increase payments to any executive officer to cover non business-related personal income taxes, other than the personal income taxes due on relocation reimbursements, which is provided under a broad-based program.

Clawbacks and Recoupment

The Compensation Committee has adopted a clawback policy in order to further align the interests of employees with the interests of our stockholders and strengthen the link between total compensation and the Company’s performance. Under this policy, in the event Hanesbrands is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, the Company may, in the discretion of the Compensation Committee (as it applies to current or former executive officers) or the Chief Executive Officer (as it applies to any other Hanesbrands employee) seek to recover, from any Hanesbrands employee who received cash-based or equity-based incentive compensation during the three year period preceding the date on which the Company is required to prepare an accounting restatement, the amount by which such person’s cash-based or equity-based incentive compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

Stock Ownership and Retention Guidelines

We believe that our executives should have significant ownership stakes in Hanesbrands. To promote such equity ownership and further align the economic interests of our executives with our stockholders, we have adopted stock ownership guidelines for our key executives, including our named executive officers. Our Chief Executive Officer is required to own Hanesbrands’ stock valued at six times his annual base salary; all other named executive officers are required to own Hanesbrands’ stock valued at three times the executive’s base salary. Until the requirements of the stock ownership guidelines are met, an executive is required to retain 50% of any shares received (on a net after-tax basis) under our stock-based compensation plans. Our named executive officers and other key executives have a substantial portion of their incentive compensation paid in the form of our common stock. In addition to shares directly held by a key executive, shares held for such executive in the 401(k) Plan, the Executive Deferred Compensation Plan and the SERP, including hypothetical share equivalents held in the latter two plans, will be counted for purposes of determining whether the ownership requirements are met. The Compensation Committee reviewed compliance with the stock ownership guidelines in December 2012 and determined that each of our named executive officers has complied with those guidelines.

The Compensation Committee has also implemented a policy whereby all employees of the Company, including our named executive officers, are required to hold any net shares of Hanesbrands stock that they receive through the exercise of stock options or the vesting or lapse of restrictions on restricted stock units or other equity awards, in case each which are granted on or after December 1, 2010, for at least one year from the date of exercising, vesting or lapse, as applicable. For purposes of this policy, “net shares” means the number of shares obtained by the executive less any shares sold by the executive to cover the exercise price and brokerage costs of exercising an option or withheld to cover applicable income tax and employment tax withholding requirements.

Prohibitions on Pledging, Hedging and Other Derivative Transactions

Under our insider trading policy, directors and executive officers, including our named executive officers, are required to clear in advance all transactions in Hanesbrands securities with Hanesbrands’ legal department. Further, no director, executive officer or other employee of Hanesbrands is permitted to (i) pledge or margin Hanesbrands securities as collateral for a loan obligation, (ii) engage in “short sales” or “sales against the box” or trade in puts, calls or other options on our securities or (iii) purchase any financial instrument or contract that is designed to hedge or offset any risk of decrease in the market value of Hanesbrands securities. These provisions are part of our overall program to prevent any Hanesbrands directors, officers or employees from trading on material non-public information.

Tax Treatment of Certain Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of certain compensation paid to our Chief Executive Officer and our three other named executive officers, other than our Chief Financial Officer, with the highest total compensation. This provision disallows the deductibility of certain compensation in excess of $1 million per year unless it is considered performance-based compensation under the Internal Revenue Code. We have adopted policies and practices that are intended to take into account the maximum tax deduction possible under Section 162(m) of the Internal Revenue Code for our AIP payments, PSCAs and stock option awards; however, there can be no guarantee that the IRS will agree on the amount of those deductions. In addition, we may forgo any or all of the tax deduction if we believe it to be in the best long-term interests of our stockholders. Time-vested restricted stock units are not deemed “performance based,” and therefore are not tax deductible if the value at vesting, in combination with other non-performance-based compensation such as salary, exceeds $1 million for an executive officer. For 2012, we expect that the following compensation will not be deductible: Mr. Noll, $3,484,207; Mr. Nictakis, $766,322; Mr. Evans, $686,916; and Mr. Oliver, $948,105.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the provisions of Section 409A regarding non-qualified deferred compensation and the “golden parachute” provisions of Section 280G of the Internal Revenue Code. For example, we have attempted to structure the Severance Agreements so that they will not result in adverse tax consequences under Section 409A.

In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results. In this regard, we consider the impact of applicable stock compensation accounting rules, which determines how we recognize the cost of employee services received in exchange for awards of equity instruments.

Consideration of Prior Stockholder Advisory Vote on Executive Compensation

At our 2012 Annual Meeting of Stockholders, Hanesbrands’ stockholders had the opportunity to cast an advisory “say on pay” vote on our executive compensation practices and policies, and our stockholders overwhelmingly approved the compensation of Hanesbrands’ named executive officers as disclosed in the proxy statement for that meeting. Hanesbrands’ Board of Directors, and the Compensation Committee in particular, considered this overwhelming support, as well as the executive compensation programs of our benchmark group of companies, our past operating performance and planned strategic initiatives, in making the determination that the fundamental characteristics of the Company’s executive compensation program should remain intact for 2013.

EXECUTIVE COMPENSATION

Summary of Compensation

The following table sets forth a summary of compensation earned by or paid to our named executive officers for the fiscal years ended December 29, 2012, December 31, 2011 and January 1, 2011.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards($)(3)	Option Awards($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(5)	All Other Compensation ($)(6)	Total Compensation ($)

Richard A. Noll	2012	$1,100,000	$—	$4,200,013	$—	$3,561,300	$16,558	$364,383	$9,242,254
Chairman and Chief Executive Officer	2011	1,016,000	—	4,199,996	—	4,796,595	97,429	247,348	10,357,368
	2010	1,000,000	—	2,759,999	919,999	4,840,000	47,625	280,209	9,847,832

Richard D. Moss(7)	2012	491,667	275,000	920,009	—	945,283	—	99,215	2,731,174
Chief Financial Officer	2011	330,417	—	899,987	—	521,193	—	67,205	1,818,802

Gerald W. Evans Jr.	2012	725,000	—	1,160,001	—	1,338,785	98,928	179,407	3,502,121
Co-Chief Operating Officer	2011	657,000	—	1,160,008	—	1,804,414	349,733	126,431	4,097,587
	2010	600,000	—	787,205	262,404	1,680,000	165,801	165,129	3,660,539

William J. Nictakis	2012	725,000	—	1,160,001	—	1,338,785	—	187,159	3,410,945
Co-Chief Operating Officer	2011	657,000	—	1,160,008	—	1,804,414	—	134,307	3,755,730
	2010	600,000	—	787,205	262,404	1,680,000	—	86,967	3,416,576

Kevin W. Oliver	2012	435,000	—	695,993	—	803,271	15,110	109,241	2,058,616
Chief Human Resources Officer	2011	379,000	—	696,010	—	1,040,963	55,578	80,145	2,251,695
	2010	375,000	—	454,197	151,395	1,050,000	27,399	69,591	2,127,582

Joia M. Johnson	2012	435,000	—	695,993	—	803,271	—	107,199	2,041,464
Chief Legal Officer, General Counsel and Corporate Secretary	2011	379,000	—	696,010	—	1,040,963	—	76,973	2,192,946
	2010	375,000	—	454,197	151,395	1,050,000	—	48,853	2,079,445

(1)	Amounts shown include deferrals to the 401(k) Plan and the Executive Deferred Compensation Plan.

(2)	In connection with the departure of our former Chief Financial Officer in May 2011, Mr. Moss received a retention award with a value of $275,000, payable in cash on August 1, 2012, provided that Mr. Moss was actively employed by the Company on such date.

(3)	The dollar values shown reflect the aggregate grant date fair value of awards during the year shown, computed in accordance with Topic 718 of the FASB Accounting Standards Codification. The assumptions we used in valuing these awards are described in Note 4, “Stock-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012. These amounts do not correspond to the actual value that may be recognized by the officer. Additional information regarding outstanding awards, including exercise prices and expiration dates, can be found in the “Outstanding Equity Awards” table below. The amounts shown under “Stock Awards” include grants of both the portion of the PSCA payable in stock and restricted stock units, as shown below:

	Year	Grant Date Fair Value of Portion of the PSCA Payable in Stock	Grant Date Fair Value of Restricted Stock Units	Total Grant Date Fair Value of Stock Awards
Richard A. Noll	2012	$1,575,005	$2,625,008	$4,200,013
	2011	1,575,007	2,624,989	4,199,996
	2010	919,991	1,840,008	2,759,999

Richard D. Moss	2012	344,999	575,010	920,009
	2011	337,498	562,489	899,987

Gerald W. Evans Jr.	2012	435,000	725,001	1,160,001
	2011	435,006	725,002	1,160,008
	2010	262,393	524,812	787,205

William J. Nictakis	2012	435,000	725,001	1,160,001
	2011	435,006	725,002	1,160,008
	2010	262,393	524,812	787,205

Kevin W. Oliver	2012	260,993	435,000	695,993
	2011	261,004	435,006	696,010
	2010	151,390	302,807	454,197

Joia M. Johnson	2012	260,993	435,000	695,993
	2011	261,004	435,006	696,010
	2010	151,390	302,807	454,197

Amounts shown above for the portion of the PSCA payable in stock represent the grant date value based on the probable outcome of the performance conditions. The value of such awards at the grant date assuming that the maximum level of performance conditions was achieved was as follows: for Mr. Noll: $1,839,981 in 2010, $3,150,014 in 2011 and $3,150,010 in 2012; for Mr. Moss: $674,996 in 2011 and $689,998 in 2012; for Mr. Evans: $524,786 in 2010, $870,012 in 2011 and $870,001 in 2012; for Mr. Nictakis: $524,786 in 2010, $870,012 in 2011 and $870,001 in 2012; for Mr. Oliver: $302,780 in 2010, $522,007 in 2011 and $521,986 in 2012; and for Ms. Johnson: $302,780 in 2010, $522,007 in 2011 and $521,986 in 2012.

(4)	These amounts represent the aggregate of the amounts paid for such year under the AIP, which amounts were received after the end of such year, and the amounts earned for such year under PSCA that are payable in cash. The amounts for fiscal years 2012, 2011 and 2010 with respect to each of the AIP and the cash component of the PSCA are shown below:

	Year	AIP	Amount Earned under the PSCA Cash Component	Total Non-Equity Incentive Plan Compensation
Richard A. Noll	2012	$2,176,350	$1,384,950	$3,561,300
	2011	2,991,003	1,805,592	4,796,595
	2010	3,000,000	1,840,000	4,840,000

Richard D. Moss.	2012	648,508	296,775	945,283
	2011	413,250	107,943	521,193

Gerald W. Evans Jr.	2012	956,275	382,510	1,338,785
	2011	1,289,428	514,986	1,804,414
	2010	1,200,000	480,000	1,680,000

William J. Nictakis	2012	956,275	382,510	1,338,785
	2011	1,289,428	514,986	1,804,414
	2010	1,200,000	480,000	1,680,000

Kevin W. Oliver	2012	573,765	229,506	803,271
	2011	743,825	297,138	1,040,963
	2010	750,000	300,000	1,050,000

Joia M. Johnson	2012	573,765	229,506	803,271
	2011	743,825	297,138	1,040,963
	2010	750,000	300,000	1,050,000

The amounts shown above under “Amount Earned under the PSCA Cash Component” are the amounts earned for 2012, 2011 and 2010 under the cash component of the PSCA. Pursuant to the terms of the PSCA, the total amount earned for the three-year performance period ended December 29, 2012 was equal to the average of the actual achievement levels over the performance period multiplied by the sum of the target award values over the performance period, and was paid after the end of the performance period. The amounts actually paid to each of the named executive officers with respect to the cash component of the PSCA for the three-year performance period ended December 29, 2012 are shown below:

Amount Paid under the PSCA Cash Component for Three Year Performance Period 2010-2012($)
Richard A. Noll	$5,087,941
Richard D. Moss.	589,779
Gerald W. Evans Jr.	1,395,047
William J. Nictakis	1,395,047
Kevin W. Oliver	836,958
Joia M. Johnson	836,958

See “Analysis of Elements of Executive Compensation” on page 38 for a discussion of the amounts paid with respect to the cash component of the PSCA for the three-year performance period ended December 29, 2012.

(5)	Neither the Executive Deferred Compensation Plan nor the SERP provide for “above-market” or preferential earnings as defined in applicable Securities and Exchange Commission rules. Increases in pension values are determined for the periods presented; because the defined benefit arrangements are frozen, the values shown in this column represent solely the increase in the actuarial value of pension benefits previously accrued as of December 31, 2005.

(6)	For the fiscal year ended December 29, 2012, amounts reported in the “All Other Compensation” column include the following: (i) premiums for an insurance policy on the life of each of the officers ($29,508 for Mr. Noll, $24,116 for Mr. Moss, $17,536 for Mr. Evans, $25,288 for Mr. Nictakis, $12,684 for Mr. Oliver and $10,642 for Ms. Johnson); (ii) premiums on accidental death and dismemberment insurance for each of the officers ($90 for each of the officers); (iii) premiums on long-term disability insurance for each of the officers ($10,505 for Mr. Noll, $4,695 for Mr. Moss, $6,924 for Mr. Evans, $6,924 for Mr. Nictakis, $4,154 for Mr. Oliver and $4,154 for Ms. Johnson); and (iv) our contributions pursuant to the defined contribution retirement program, which consists of the qualified 401(k) Plan ($19,800 for each of the officers) and the nonqualified SERP ($304,480 for Mr. Noll, $50,513 for Mr. Moss, $135,057 for Mr. Evans, $135,057 for Mr. Nictakis, $72,513 for Mr. Oliver and $72,513 for Ms. Johnson).

As discussed above under “Defined Contribution Retirement Program,” we may make an employer contribution to exempt and non-exempt salaried employees, including our executive officers, of up to 4% of their eligible compensation. For fiscal years prior to the fiscal year ended December 31, 2011, this contribution was included in the Summary Compensation Table for the fiscal year with respect to which the contribution was made, which was generally the fiscal year prior to the year in which the contribution was actually made. Because this contribution is discretionary and may not be made for any particular fiscal year, we have determined that it is more appropriate to reflect the contribution in the Summary Compensation Table in the year in which it is actually made. As a result, no amount with respect to this contribution was included in the Summary Compensation Table for the fiscal year ended December 31, 2011; however, amounts reported in the “All Other Compensation” column for the fiscal year ended December 29, 2012 include the following discretionary contributions with respect to the fiscal year ended December 31, 2011: $160,640 for Mr. Noll, $23,117 for Mr. Moss, $74,280 for Mr. Evans, $74,280 for Mr. Nictakis, $45,160 for Mr. Oliver and $45,160 for Ms. Johnson.

(7)	Mr. Moss became our Chief Financial Officer on October 1, 2011.

Grants of Plan-Based Awards

The following table sets forth a summary of grants of plan-based awards to our named executive officers for the fiscal year ended December 29, 2012.

Grants of Plan-Based Awards in 2012

	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
			Threshold($)	Target($)	Maximum($)	Threshold(#)	Target(#)	Maximum(#)
Richard A. Noll	1/31/2012	(2)	$165,000	$1,650,000	$3,300,000	—	—	—	—	—	$—	$—
	12/4/2012	(3)	105,000	1,050,000	2,100,000	—	—	—	—	—	—	—
	12/4/2012	(4)	—	—	—	4,387	43,872	87,744	—	—	—	1,575,005	(5)
	12/4/2012	(6)	—	—	—	—	—	—	73,120	—	—	2,625,008

Richard D. Moss	1/31/2012	(2)	49,167	491,667	983,333	—	—	—	—	—	—	—
	12/4/2012	(3)	23,000	230,000	460,000	—	—	—	—	—	—	—
	12/4/2012	(4)	—	—	—	961	9,610	19,220	—	—	—	344,999	(5)
	12/4/2012	(6)	—	—	—	—	—	—	16,017	—	—	575,010

Gerald W. Evans Jr.	1/31/2012	(2)	72,500	725,000	1,450,000	—	—	—	—	—	—	—
	12/4/2012	(3)	29,000	290,000	580,000	—	—	—	—	—	—	—
	12/4/2012	(4)	—	—	—	1,212	12,117	24,234	—	—	—	435,000	(5)
	12/4/2012	(6)	—	—	—	—	—	—	20,195	—	—	725,001

William J. Nictakis	1/31/2012	(2)	72,500	725,000	1,450,000	—	—	—	—	—	—	—
	12/4/2012	(3)	29,000	290,000	580,000	—	—	—	—	—	—	—
	12/4/2012	(4)	—	—	—	1,212	12,117	24,234	—	—	—	435,000	(5)
	12/4/2012	(6)	—	—	—	—	—	—	20,195	—	—	725,001

Kevin W. Oliver	1/31/2012	(2)	43,500	435,000	870,000	—	—	—	—	—	—	—
	12/4/2012	(3)	17,400	174,000	348,000	—	—	—	—	—	—	—
	12/4/2012	(4)	—	—	—	727	7,270	14,540	—	—	—	260,993	(5)
	12/4/2012	(6)	—	—	—	—	—	—	12,117	—	—	435,000

Joia M. Johnson	1/31/2012	(2)	43,500	435,000	870,000	—	—	—	—	—	—	—
	12/4/2012	(3)	17,400	174,000	348,000	—	—	—	—	—	—	—
	12/4/2012	(4)	—	—	—	727	7,270	14,540	—	—	—	260,993	(5)
	12/4/2012	(6)	—	—	—	—	—	—	12,117	—	—	435,000

(1)	The amounts shown in the “Grant Date Fair Value” column reflect the aggregate grant date fair value of the awards, computed in accordance with Topic 718 of the FASB Accounting Standards Codification.

(2)	This award is the AIP award for the fiscal year ended December 29, 2012. See “Analysis of Elements of Executive Compensation” on page 38 for a discussion of the amounts paid under the AIP for the fiscal year ended December 29, 2012.

(3)	This award is the portion of the LTIP award for 2013 that consists of the PSCA payable in cash and may be earned during the fiscal year ending December 28, 2013. No payments will be made until after the end of the three-year performance period ending January 2, 2016, except in limited circumstances involving either a change in control of the Company or certain terminations of the recipient’s employment. Amounts earned under each award will be based on the Company’s performance during the performance period. See “Analysis of Elements of Executive Compensation” on page 38 for a discussion of these awards.

(4)	This award is the portion of the LTIP award for 2013 that consists of the PSCA payable in stock. This award will vest on the third anniversary of the grant date, and the number of shares of common stock that will vest will range from 0% to 200% of the number of units granted based on the Company’s achievement of certain performance targets for its 2013 fiscal year. Once vested, this award will be paid in shares of the Company’s common stock distributed to participants following the vesting date. See “Analysis of Elements of Executive Compensation” on page 38 for a discussion of these awards.

(5)	Represents the grant date fair value of the portion of the LTIP award for 2013 that consists of the PSCA payable in stock, assuming achievement at the target level.

(6)	This award represents the portion of the LTIP award for 2013 that consists of restricted stock units. The restricted stock units vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant. See “Analysis of Elements of Executive Compensation” on page 38 for a discussion of these awards.

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 29, 2012 for each of our named executive officers.

Outstanding Equity Awards at Fiscal 2012 Year-End

		Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard A. Noll	(2)	—	—	$—	—	—	$—	43,872	(3)	$1,534,643	(4)
	(5)	—	—	—	—	73,120	2,557,738	—		—
	(6)	—	—	—	—	—	—	88,779		3,105,489
	(7)	—	—	—	—	75,160	2,629,097	—		—
	(8)	—	—	—	—	—	—	66,479		2,325,435
	(9)	45,584	23,485	27.16	12/06/2020	23,035	805,764	—		—
	(10)	155,932	—	24.33	12/08/2019	—	—	—		—
	(11)	418,182	—	14.28	12/09/2018	—	—	—		—
	(12)	652,482	—	25.10	02/04/2018	—	—	—		—
	(13)	445,161	—	25.10	02/05/2017	—	—	—		—
	(14)	121,382	—	22.37	09/26/2016	—	—	—		—
	(15)	162,602	—	22.37	09/26/2016	—	—	—		—
	(16)	203,252	—	22.37	09/26/2016	—	—	—		—
	(17)	71,011	—	22.37	09/26/2016	—	—	—		—
Richard D. Moss	(2)	—	—	—	—	—	—	9,610	(3)	336,158	(4)
	(5)	—	—	—	—	16,017	560,275	—		—
	(6)	—	—	—	—	—	—	19,023		665,425
	(7)	—	—	—	—	16,106	563,388	—		—
	(8)	—	—	—	—	—	—	3,974		139,011
	(9)	2,724	1,405	27.16	12/06/2020	1,378	48,202	—		—
	(10)	9,322	—	24.33	12/08/2019	—	—	—		—
	(11)	8,038	—	14.28	12/09/2018	—	—	—		—

Gerald W. Evans Jr.	(2)	—	—	—	—	—	—	12,117	(3)	423,853	(4)
	(5)	—	—	—	—	20,195	706,421	—		—
	(6)	—	—	—	—	—	—	24,520		857,710
	(7)	—	—	—	—	20,759	726,150	—		—
	(8)	—	—	—	—	—	—	18,961		663,256
	(9)	13,002	6,698	27.16	12/06/2020	6,571	229,854	—		—
	(10)	40,678	—	24.33	12/08/2019	—	—	—		—
	(11)	109,091	—	14.28	12/09/2018	—	—	—		—
	(12)	85,106	—	25.10	02/04/2018	—	—	—		—
	(13)	54,839	—	25.10	02/05/2017	—	—	—		—
	(14)	42,989	—	22.37	09/26/2016	—	—	—		—
	(15)	57,588	—	22.37	09/26/2016	—	—	—		—
	(16)	57,588	—	22.37	09/26/2016	—	—	—		—
	(17)	52,029	—	22.37	09/26/2016	—	—	—		—
William J. Nictakis	(2)	—	—	—	—	—	—	12,117	(3)	423,853	(4)
	(5)	—	—	—	—	20,195	706,421	—		—
	(6)	—	—	—	—	—	—	24,520		857,710
	(7)	—	—	—	—	20,759	726,150	—		—
	(8)	—	—	—	—	—	—	18,961		663,256
	(9)	13,002	6,698	27.16	12/06/2020	6,571	229,854	—		—
	(10)	40,678	—	24.33	12/08/2019	—	—	—		—
	(11)	109,091	—	14.28	12/09/2018	—	—	—		—
	(12)	85,106	—	25.10	02/04/2018	—	—	—		—
	(18)	140,187	—	29.35	12/11/2017	—	—	—		—
Kevin W. Oliver	(2)	—	—	—	—	—	—	7,270	(3)	254,305	(4)
	(5)	—	—	—	—	12,117	423,853	—		—
	(6)	—	—	—	—	—	—	14,712		514,626
	(7)	—	—	—	—	12,456	435,711	—		—
	(8)	—	—	—	—	—	—	10,940		382,681
	(9)	7,500	3,866	27.16	12/06/2020	3,791	132,609	—		—
	(10)	25,424	—	24.33	12/08/2019	—	—	—		—
	(12)	53,191	—	25.10	02/04/2018	—	—	—		—
	(13)	31,935	—	25.10	02/05/2017	—	—	—		—

		Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joia M. Johnson	(2)	—	—	$—	—	—	—	7,270	(3)	$254,305	(4)
	(5)	—	—	—	—	12,117	423,853	—		—
	(6)	—	—	—	—	—	—	14,712		514,626
	(7)	—	—	—	—	12,456	435,711	—		—
	(8)	—	—	—	—	—	—	10,940		382,681
	(9)	7,500	3,866	27.16	12/06/2020	3,791	132,609	—		—
	(10)	25,424	—	24.33	12/08/2019	—	—	—		—
	(12)	49,645	—	25.10	02/04/2018	—	—	—		—
	(13)	31,935	—	25.10	02/05/2017	—	—	—		—
	(19)	41,935	—	25.10	02/05/2017	—	—	—		—

(1)	Calculated by multiplying $34.98, the closing market price of our common stock on December 28, 2012, by the number of restricted stock units which have not vested.

(2)	This award was granted on December 4, 2012 and is the portion of the LTIP award for 2013 that consists of the PSCA payable in stock. This award will vest on the third anniversary of the grant date, and the number of shares of common stock that will vest will range from 0% to 200% of the number of units granted based on the Company’s achievement of certain performance targets for its 2013 fiscal year discussed above.

(3)	Represents the number of units granted as the portion of the LTIP award for 2013 that consists of the PSCA payable in stock. The number of shares of our common stock that can be issued on the vesting date, based on the Company’s achievement of certain performance targets for its 2013 fiscal year discussed above, ranges from 0 shares to 87,744 shares for Mr. Noll, 19,220 shares for Mr. Moss, 24,234 shares for each of Mr. Evans and Mr. Nictakis, and 14,540 shares for each of Mr. Oliver and Ms. Johnson.

(4)	Calculated by multiplying $34.98, the closing market price of our common stock on December 28, 2012, by the number of units granted as the portion of the LTIP award for 2013 that consists of the PSCA payable in stock, assuming achievement at the target level of performance. The market value of the shares of our common stock that can be issued on the vesting date, based on the Company’s achievement of certain performance targets for its 2012 fiscal year discussed above, ranges from $0 (if the minimum number of shares, 0 shares, were to be received) to $3,069,285 for Mr. Noll, $672,316 for Mr. Moss, $847,705 for each of Mr. Evans and Mr. Nictakis, and $508,609 for each of Mr. Oliver and Ms. Johnson (if the maximum number of shares were to be received).

(5)	This award was granted on December 4, 2012. The restricted stock units vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant.

(6)	This award was granted on December 6, 2011 and is the portion of the 2012 LTIP award that consists of the PSCA payable in stock. The market value is calculated by multiplying $34.98, the closing market price of our common stock on December 28, 2012, by the number of unvested shares. This award will vest on the third anniversary of the grant date, and the number of shares of common stock that will vest will range from 0% to 200% of the number of units granted based on the Company’s achievement of certain performance targets for its 2012 fiscal year discussed above.

(7)	This award was granted on December 6, 2011. The restricted stock units vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant.

(8)	This award was granted on December 6, 2010 and is the portion of the 2011 LTIP award that consists of the PSCA payable in stock. The market value is calculated by multiplying $34.98, the closing market price of our common stock on December 28, 2012, by the number of unvested shares. This award will vest on the third anniversary of the grant date, and the number of shares of common stock that will vest will range from 0% to 200% of the number of units granted based on the Company’s achievement of certain performance targets for its 2011 fiscal year discussed above.

(9)	This award was granted on December 6, 2010. The stock options vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant. The restricted stock units vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant.

(10)	These stock options were granted on December 8, 2009. The stock options vested 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(11)	These stock options were granted on December 9, 2008. The stock options vested 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(12)	These stock options were granted on February 4, 2008. The stock options vested 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(13)	These stock options were granted on February 5, 2007. The stock options vested 33%, 34% and 33% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(14)	These stock options were granted on September 26, 2006. The stock options vested 50% on August 31, 2007 and 50% on August 31, 2008 and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(15)	These stock options were granted on September 26, 2006. The stock options vested 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(16)	These stock options were granted on September 26, 2006. The stock options vested 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(17)	These stock options were granted on September 26, 2006. The stock options were vested and exercisable on the date of grant and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(18)	These awards were granted on December 11, 2007. The stock options vested 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(19)	These awards were granted on February 5, 2007. The stock options vested 33%, 34% and 33% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to options exercised and stock awards vested during the fiscal year ended December 29, 2012 with respect to the named executive officers.

Option Exercises and Stock Vested in 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard A. Noll	—	$—	85,090	$3,066,115
Richard D. Moss.	—	—	10,807	390,367	(1)
Gerald W. Evans Jr.	—	—	23,309	840,096
William J. Nictakis	—	—	23,309	840,096
Kevin W. Oliver	172,221	2,326,216	14,007	504,747
Joia M. Johnson	42,637	824,478	14,007	504,747

(1)	Of the shares of common stock that would have been received upon vesting, 7,932 shares with an aggregate value received on vesting of $287,138 were deferred into a stock equivalent account balance under the Executive Deferred Compensation Plan. Balances in this account may not be reallocated and are settled on a share-for-share basis of Hanesbrands common stock at the time specified by the executive at the time of the deferral election, which in no case shall be prior to the January 1 following the first anniversary of the date the deferral election is made.

Pension Benefits

Certain of our executive officers participate in the Pension Plan and the SERP. The Pension Plan is a frozen defined benefit pension plan, intended to be qualified under Section 401(a) of the Internal Revenue Code, that provides the benefits that had accrued for our employees, including certain of our named executive officers, as of December 31, 2005 under a plan maintained by our former parent company prior to our becoming an independent public company. A participant’s total benefit payable pursuant to the Pension Plan consists of two parts: a pension benefit and a retirement benefit. Different optional forms of payment are available for each benefit. The Defined Benefit Component of the SERP is an unfunded deferred compensation plan that, in part, will provide the nonqualified supplemental pension benefits that had accrued for certain of our employees, including certain of our named executive officers, under a plan maintained by our former parent company.

Normal retirement age is age 65 for purposes of both the Pension Plan and the Defined Benefit Component of the SERP. The normal form of benefits under the Pension Plan is a life annuity for single participants and a qualified joint and survivor annuity for married participants. The normal form of benefits under the SERP is a lump sum. Other than Mr. Noll and Mr. Oliver, none of our named executive officers is eligible for early retirement under the Pension Plan or the SERP. With respect to the Defined Benefit Component of the SERP and the pension benefit under the Pension Plan, participants who have attained at least age 55 and completed at least 10 years of service are eligible for unreduced benefits at age 62, or benefits reduced by 5/12 of one percent thereof for each month by which the date of commencement of such benefit precedes the first day of the month coincident with or immediately following the day on which the participant attains age 62. With respect to the retirement benefit under the Pension Plan, participants who have attained at least age 55 and completed at least 10 years of service are eligible for unreduced benefits at age 65, or benefits reduced by 6% per year from age 65 and 4% per year from age 60. The only one of our named executive officers to have any portion of his Pension Plan benefit determined under the retirement benefit is Mr. Evans.

At the end of 2008, we provided all active participants in the SERP with an election to receive the accrued Defined Benefit Component of their SERP benefit in the form of a lump sum payment in 2009 or 2010. We offered this election as part of the required changes mandated by Section 409A, and eligible participants could make this election in addition to or instead of any election with respect to the Defined Contribution Component of the SERP. The value of the lump sum payment with respect to the Defined Benefit Component of the SERP was calculated based on the participant’s age 65 SERP Defined Benefit Component benefit and an interest rate of 5.25%. The lump sum amounts do not include the value of any early retirement subsidies and accordingly may be significantly less valuable than the amount the participant could have received if the participant had been eligible for early retirement (at least age 55 with 10 years of service) when the participant’s employment with us terminates. Any SERP participant who elected to receive this lump sum payment will not be entitled to any additional payments with respect to the Defined Benefit Component of the SERP. Mr. Noll elected to receive a lump sum payment in 2009; none of the other executive officers elected to receive a lump sum payment from the Defined Benefit Component of the SERP.

The following table sets forth certain information with respect to the value of pension benefits accumulated by our executive officers, including the named executive officers, during the fiscal year ended December 29, 2012.

Pension Benefits — 2012

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Richard A. Noll	Pension Plan	13.75	$464,058	$—
Richard D. Moss(2)	—	—	—	—
Gerald W. Evans Jr.	Pension Plan	22.50	479,689	—
	SERP	22.50	1,067,713	—
William J. Nictakis(2)	—	—	—	—
Kevin W. Oliver(3)	Pension Plan	3.00	120,709	—
	SERP	3.00	148,764	—
Joia M. Johnson(2)	—	—	—	—

(1)

Present values for the Pension Plan are computed as of December 29, 2012, using a discount rate of 4.20% and healthy mortality table (the 2013 Static Mortality Table for Annuitants and Nonannuitants per §1.430(h)(3)-1(e)). For the pension benefit, we assume 40% of males elect a single life annuity and 60% select a 50% joint and survivor annuity, and that 65% of females elect a single life annuity and 35% select a 50% joint and survivor annuity. For the retirement benefit, we assume that 70% of males elect a six-year certain only annuity, 12% select a single life annuity and 18% select a 50% joint and survivor annuity, and that 70% of females elect a six-year certain only annuity, 19.5% select a single life annuity and 10.5% select a 50% joint and survivor annuity. When calculating the six-year certain only annuity, a 2.8% interest rate and the mortality prescribed under Revenue Ruling 2001-62 is assumed for converting the single life annuity benefit to an actuarial equivalent six-year certain only annuity. If a participant has both a pension benefit and a retirement benefit, the payment form assumption is applied to each benefit amount separately, in all cases assuming the participant commences each portion of the benefit at the earliest unreduced age. Benefits under the Defined Benefit Component of the SERP are payable as a lump sum, which lump sum has been computed using the SERP’s interest rate of 3.25% (120% of the November 30-year Treasury rate for each year, rounded to the nearest 1/4%) and the mortality prescribed under Revenue Ruling 2001-62. Present values as of December 29, 2012 of the SERP lump sum are determined using a discount rate of 3.6%. For both the Pension Plan and the SERP, we also used the following assumptions: (i) the portion of the benefit that is payable as an unreduced benefit at age 62, the earliest unreduced commencement age under the Pension Plan for the pension benefit and the SERP, was valued at age 62 assuming the officer continues to work until that age in order to become eligible for unreduced benefits, (ii) the portion of the benefit that is payable as an unreduced benefit at age 65, the earliest unreduced commencement age under the Pension Plan for the retirement benefit, was valued at age 65 assuming the officer survives until that age in order to become eligible to receive the retirement benefit unreduced and (iii) the values of the benefits have been discounted assuming the officer continues to live until the assumed benefit commencement age (no mortality discount has been applied). All of the foregoing assumptions, except for the assumption that the officer lives and works until retirement, which we have used in light of Securities and Exchange Commission rules, are the same as those we use for financial reporting purposes under generally accepted accounting principles.

(2)	Mr. Moss, Mr. Nictakis and Ms. Johnson do not have any pension benefits because they were not eligible to accrue benefits prior to December 31, 2005.

(3)	A portion of Mr. Oliver’s benefit under each of the SERP and the Pension Plan is payable in the form of a lump sum at age 65 as a result of service credited under an alternative formula.

Nonqualified Deferred Compensation

Under the Executive Deferred Compensation Plan, a group of approximately 220 executives at the director level and above, including our named executive officers, may defer receipt of cash and equity compensation. The amount of compensation that may be deferred is determined in accordance with the Executive Deferred Compensation Plan based on elections by each participant. At the election of the executive, amounts deferred under the Executive Deferred Compensation Plan will (i) earn a return equivalent to the return on an investment in an interest-bearing account earning interest based on the Federal Reserve’s published rate for five-year constant maturity Treasury notes at the beginning of the calendar year, which was 0.89% for 2012 and will be 0.76% for 2013 or (ii) be deemed to be invested in a stock equivalent account and earn a return based on our stock price. The amount payable to participants will be payable either on the withdrawal date elected by the participant or upon the occurrence of certain events as provided under the Executive Deferred Compensation Plan. A participant may designate one or more beneficiaries to receive any portion of the obligations payable in the event of death; however, neither participants nor their beneficiaries may transfer any right or interest in the Executive Deferred Compensation Plan.

Nonqualified deferred compensation is also provided pursuant to the SERP, as described in the Compensation Discussion and Analysis section under “Defined Contribution Retirement Program.” At the end of 2008, we provided all active participants in the SERP with an election to receive the accrued Defined Contribution Component of their SERP benefit as of December 31, 2008 in the form of a lump sum payment in 2009 or 2010. As with the election we provided with respect to the accrued Defined Benefit Component of the SERP, we offered this election as part of the required changes mandated by Section 409A which took full effect at the end of 2008, and eligible participants could make this election in addition to or instead of any election with respect to the Defined Benefit Component of the SERP. Mr. Evans, who elected to receive a lump sum payment in 2009 and whose benefit was fully vested, received the entire amount of the accrued Defined Contribution Component of his SERP benefit; this payment was previously reported. Mr. Nictakis and Ms. Johnson, each of whom also elected to receive a lump sum payment in 2009 and whose benefits were not fully vested at that time, each received the vested portion of the Defined Contribution Component of his or her SERP benefit in 2009, 2010 and 2011; these payments were previously reported. The final distribution of such amounts to Ms. Johnson occurred in 2012; this amount is shown as a distribution in the Nonqualified Deferred Compensation table below. Payments to Mr. Noll and Mr. Oliver, both of whom elected to receive a lump sum payment in 2010, were also shown in the 2010 Nonqualified Deferred Compensation table included in our proxy statement for the 2011 Annual Meeting of Stockholders.

Commencing January 1, 2009, we distribute the vested portion of all SERP accruals directly to participants, including our named executive officers, in cash on an annual basis. Any unvested portions are credited to the employee’s SERP account and distributed to the employee upon vesting. Although the full amount of the SERP credits for each officer, including both the vested amount to be distributed directly to the officer in cash and the unvested amount credited to the officer’s SERP account, is reflected in the “All Other Compensation” column of the Summary Compensation Table above, only the unvested amounts credited to the officer’s SERP account are reflected in the table below.

The following table sets forth certain information with respect to contributions to and withdrawals from nonqualified deferred compensation plans by our named executive officers, during the fiscal year ended December 29, 2012.

Nonqualified Deferred Compensation — 2012

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Richard A. Noll	SERP	$—	$—	$—	$—	$—
	Executive Deferred Compensation Plan	—	—	—	—	—
Richard D. Moss.	SERP	—	—	—	—	—
	Executive Deferred Compensation Plan	287,138	—	128	—	303,443
Gerald W. Evans Jr.	SERP	—	—	—	—	—
	Executive Deferred Compensation Plan	—	—	—	—	—
William J. Nictakis	SERP	—	—	12,476	—	43,378
	Executive Deferred Compensation Plan	—	—	—	—	—
Kevin W. Oliver	SERP	—	—	—	—	—
	Executive Deferred Compensation Plan	—	—	919,935	—	2,452,693
Joia M. Johnson	SERP	—	—	1,258	11,628	—
	Executive Deferred Compensation Plan	—	—	—	—	—

(1)	Represents credits to the SERP during the fiscal year ended December 29, 2012. As discussed above in “Post-Employment Compensation,” the SERP provides to those employees whose compensation exceeds a threshold established by the Internal Revenue Code benefits that would be earned under the 401(k) Plan but for these limitations. All of these amounts are included in the Summary Compensation Table in the “All Other Compensation” column. Because, beginning January 1, 2009, SERP credits are distributed to participants in cash to the extent vested, the only amounts that would be shown in the table above are the unvested SERP accruals. As discussed above under “Defined Contribution Retirement Program,” because the employer contribution that we make is discretionary and may not be made for any particular fiscal year, we have determined, beginning with the fiscal year ended January 1, 2011, that it is more appropriate to reflect the contribution in the Summary Compensation Table and in this table in the year in which it is actually made. Should a contribution with respect to the fiscal year ended December 29, 2012 be made in a future fiscal year, it will be reflected in this table for that year, with disclosure indicating that it reflects the annual contribution with respect to the fiscal year ended December 29, 2012.

(2)	No portion of these earnings were included in the Summary Compensation Table because neither the Executive Deferred Compensation Plan nor the SERP provides for “above-market” or preferential earnings as defined in applicable Securities and Exchange Commission rules.

(3)	The following amount was reported in the Summary Compensation Table as compensation for the fiscal year ended December 29, 2012: Mr. Nictakis, $12,896; this amount consists entirely of the portion of our contribution to the SERP during the fiscal year ended December 29, 2012 that was not paid in cash because the participant was not fully vested.

Potential Payments upon Termination or Change in Control

The termination benefits provided to our named executive officers, upon their involuntary termination of employment, or termination due to death or total and permanent disability, do not discriminate in scope, terms or operation in favor of these officers compared to the benefits offered to all salaried employees. The following describes the potential payments to these officers upon an involuntary severance or a termination of employment in connection with a change in control. The information presented in this section is computed assuming that the triggering event took place on December 28, 2012, the last business day of the fiscal year ended December 29, 2012, and that the value of a share of our common stock is $34.98, the closing price per share of our common stock on December 28, 2012.

Termination or Change-in-Control Payments

		Voluntary Termination		Involuntary Termination
		Resignation(1)	Retirement(1)	For Cause(1)	Not For Cause		Change in Control
Richard A. Noll	Severance	$—	$—	$—	$2,200,000	(2)	$9,571,442	(3)
	LTIP	—	—	—	—		13,141,819	(4)
	Benefits and perquisites	—	—	—	8,500	(5)	651,823	(6)
	Tax gross-up/reduction	—	—	—	—		—	(7)
	Total	—	—	—	2,208,500		23,365,084

Richard D. Moss	Severance	—	—	—	575,000	(2)	2,133,334	(3)
	LTIP	—	—	—	—		2,323,445	(4)
	Benefits and perquisites	—	—	—	8,500	(5)	157,178	(6)
	Tax gross-up/reduction	—	—	—	—		—	(7)
	Total	—	—	—	583,500		4,613,957

Gerald W. Evans Jr.	Severance	—	—	—	1,450,000	(2)	3,203,099	(3)
	LTIP	—	—	—	—		3,659,621	(4)
	Benefits and perquisites	—	—	—	8,500	(5)	237,141	(6)
	Tax gross-up/reduction	—	—	—	—		—	(7)
	Total	—	—	—	1,458,500		7,099,861

William J. Nictakis	Severance	—	—	—	725,000	(2)	3,203,099	(3)
	LTIP	—	—	—	—		3,659,621	(4)
	Benefits and perquisites	—	—	—	8,500	(5)	253,110	(6)
	Tax gross-up/reduction	—	—	—	—		—	(7)
	Total	—	—	—	733,500		7,115,830

Kevin W. Oliver	Severance	—	—	—	870,000	(2)	1,924,309	(3)
	LTIP	—	—	—	—		2,174,016	(4)
	Benefits and perquisites	—	—	—	8,500	(5)	151,176	(6)
	Tax gross-up/reduction	—	—	—	—		—	(7)
	Total	—	—	—	878,500		4,249,501

Joia M. Johnson	Severance	—	—	—	435,000	(2)	1,920,414	(3)
	LTIP	—	—	—	—		2,174,016	(4)
	Benefits and perquisites	—	—	—	8,500	(5)	144,462	(6)
	Tax gross-up/reduction	—	—	—	—		—	(7)
	Total	—	—	—	443,500		4,238,892

(1)	An executive who is terminated by us for cause, or who voluntarily resigns other than at the request of Hanesbrands or retires, will receive no severance benefit.

(2)

If the employment of a named executive officer is terminated by us for any reason other than for cause, or if such an officer terminates his or her employment at our request, we will pay that officer benefits for a period of 12 to 24 months depending on his or her position and combined continuous length of service with Hanesbrands and with our former parent company. The monthly severance benefit that we would pay to each such officer is based on the officer’s base salary (and, in limited cases, AIP amounts), divided by 12. To receive these payments, the named executive officer must sign an agreement that prohibits, among other things, the officer from working for our competitors, soliciting business from our customers, attempting to hire our employees and disclosing our confidential information. The officer also must agree to release any claims against us. Payments terminate if the terminated officer becomes employed by one of our competitors.

The terminated officer also would receive a pro-rated payment under any incentive plans applicable to the fiscal year in which the termination occurs based on actual full fiscal year performance. We have not estimated a value for these incentive plan payments because the officer would be entitled to such payments if employed by us on the last day of our fiscal year, regardless of whether termination occurred.

(3)	Includes both involuntary Company-initiated terminations of employment and terminations by the named executive officer due to “good reason” as defined in the officer’s Severance Agreement. No severance payments would be made upon a change in control if the named executive officer continues to be employed by Hanesbrands. The executive receives a lump sum payment, two times (or three times in the case of Mr. Noll) his or her cash compensation, consisting of base salary, the greater of their current target or their average actual AIP amounts over the prior three years, and the matching contribution to the defined contribution plan in which the officer is participating (the amount of the contribution to the defined contribution plan is reflected in “Benefits and perquisites”). To receive these payments, the officer must sign an agreement that prohibits, among other things, the officer from working for our competitors, soliciting business from our customers, attempting to hire our employees and disclosing our confidential information. The officer also must agree to release any claims against us. Payments terminate if the terminated officer becomes employed by one of our competitors.

(4)	Upon a change in control, as defined in the Existing Plan, all outstanding awards under the plan, including those to our named executive officers, fully vest regardless of whether a termination of employment occurs, except as otherwise determined by the Compensation Committee at the time of the grant of an award. To date, all of the options we have granted provide that acceleration upon a change in control will only occur if an involuntary termination of employment (including a voluntary termination by the officer following a change in control for “good reason”) also occurs. Stock options are valued based upon the “spread” (i.e., the difference between the closing price of our common stock on December 28, 2012 and the exercise price of the stock options) on all unvested stock options; restricted stock units and PSCAs payable in stock are valued based upon the number of unvested units multiplied by the closing price of our common stock on December 28, 2012. We have not estimated a value for the performance cash awards granted for the 2010-2012 performance period because the officer would be entitled to such payments if employed by us on the last day of our 2012 fiscal year, regardless of whether termination occurred. No payments would be made with respect to the performance cash awards granted for the 2013-2015 performance period because those awards provide that no payments occur for employment terminations following a change in control unless the performance period under such program is more than 50% complete.

(5)	Reflects outplacement services ($8,500 for each of the officers). The terminated officer’s eligibility to participate in our medical, dental and executive life insurance plans would continue for the same number of months for which he or she is receiving severance payments. However, these continued welfare benefits are available to all salaried employees and do not discriminate in scope, terms or operation in favor of our named executive officers compared to the involuntary termination benefits offered to all salaried employees. The terminated officer’s participation in all other benefit plans would cease as of the date of termination of employment.

(6)	Reflects health and welfare benefits continuation ($152,402 for Mr. Noll, $76,284 for Mr. Moss, $67,487 for Mr. Evans, $83,456 for Mr. Nictakis, $48,370 for Mr. Oliver and $41,656 for Ms. Johnson), for three years, with respect to Mr. Noll, and two years, with respect to Mr. Moss, Mr. Evans, Mr. Nictakis, Mr. Oliver and Ms. Johnson, of scheduled company matching contributions to our defined contribution plans calculated based on current base salary and target AIP amounts ($490,920 for Mr. Noll, $72,393 for Mr. Moss, $161,154 for Mr. Evans, $161,154 for Mr. Nictakis, $94,306 for Mr. Oliver and $94,306 for Ms. Johnson) and outplacement services ($8,500 for each of the officers). In computing the value of continued participation in our medical, dental and executive insurance plans, we have assumed that the current cost to us of providing these plans will increase annually at a rate of 6%.

(7)

In the event that any payments made in connection with a change in control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will make tax equalization payments for all named executive officers except Mr. Moss with respect to the officer’s compensation for all federal, state and local income and excise taxes, and any penalties and interest, but only if the total payments made in connection with a change in control exceed 330% of such officer’s “base amount” (as determined under

Section 280G(b) of the Internal Revenue Code and which consists of the average total taxable compensation we paid to the officer for the five calendar years ending prior to the change in control). Otherwise, the payments made to such officer in connection with a change in control that are classified as parachute payments will be reduced so that the value of the total payments to such officer is one dollar ($1) less than the maximum amount such officer may receive without becoming subject to the tax imposed by Section 4999 of the Internal Revenue Code. Beginning in 2011, we eliminated excise tax gross-ups with respect to severance or change in control agreements for new executive officers, and as a result no such provision is contained in Mr. Moss’ Severance Agreement.

Compensation Risk Assessment

The Compensation Committee has reviewed the Company’s current compensation policies and practices, and believes that, in light of their overall structure, the risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information, as of February 8, 2013, regarding beneficial ownership by (i) each person who is known by us to beneficially own more than 5% of our common stock, (ii) each director, director nominee and named executive officer and (iii) all of our directors, director nominees and executive officers as a group. The address of each director and executive officer shown in the table below is c/o Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105. On February 8, 2013 there were 98,320,811 shares of our common stock outstanding.

	Amount and Nature of Benefit Ownership		Other(1)
Name and Address of Beneficial Owner	Beneficial Ownership of Our Common Stock(2)	Percentage of Class	Restricted Stock Units	Stock Equivalent Units in Deferred Compensation Plans	Total
FMR LLC(3)	10,146,767	10.32%	—	—	10,146,767
Wellington Management Company, LLP(4)	6,953,445	7.08	—	—	6,953,445
BlackRock, Inc.(5)	5,833,101	5.93	—	—	5,833,101
Vanguard Group, Inc.(6)	5,307,002	5.40	—		5,307,002
Richard A. Noll	2,459,527	2.50	326,573	—	2,786,100
Gerald W. Evans Jr.(7)	624,847	*	91,006	—	715,853
William J. Nictakis	500,913	*	91,006	—	591,919
Lee A. Chaden(8)	308,732	*	3,343	8,903	320,978
Joia M. Johnson	218,463	*	54,016	—	272,479
Kevin W. Oliver	103,788	*	54,016	43,856	201,660
Richard D. Moss(7)	33,947	*	56,498	7,932	98,377
Jessica T. Mathews(9)	29,754	*	3,343	3,785	36,882
Ronald L. Nelson	25,000	*	3,343	23,967	52,310
Bobby J. Griffin	22,476	*	3,343	45,010	70,829
Ann E. Ziegler(10)	12,931	*	3,343	21,402	37,676
J. Patrick Mulcahy	10,000	*	3,343	44,787	58,130
James C. Johnson	4,382	*	3,343	26,752	34,477
Andrew J. Schindler	—	*	3,343	31,134	34,477
All directors, director nominees and executive officers as a group (18 persons)(11)	4,746,032	4.64

*	Less than 1%.

(1)	While the amounts in the “Other” column for restricted stock units and stock equivalent units in deferred compensation plans do not represent a right of the holder to receive our common stock within 60 days, these amounts are being disclosed because we believe they further our goal of aligning senior management and stockholder interests. The value of the restricted stock units fluctuates based on changes in Hanesbrands’ stock price. Similarly, the value of stock equivalent units held in the Executive Deferred Compensation Plan or the Director Deferred Compensation Plan fluctuates based on changes in Hanesbrands’ stock price.

(2)	Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission, which provide that a person is deemed to beneficially own all shares of common stock that such person has the right to acquire within 60 days. Although shares that a person has the right to acquire within 60 days are counted for the purposes of determining that individual’s beneficial ownership, such shares generally are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person. Share numbers in this column include shares of common stock subject to options exercisable within 60 days of February 8, 2013 as follows:

Name	Number of Options
Richard A. Noll	2,275,588
Gerald W. Evans Jr.	512,910
William J. Nictakis	388,064
Lee A. Chaden	277,548
Joia M. Johnson	156,439
Kevin W. Oliver	98,050
Bobby J. Griffin	22,476
Richard D. Moss	20,084
Ann E. Ziegler	5,643
All directors, director nominees and executive officers as a group (18 persons)	4,038,911

Shares included in this column also reflect 3,621 shares issuable upon the vesting of restricted stock units issued to one of our executive officers (who is not a director or named executive officer), which restricted stock units will vest within 60 days of February 8, 2013.

(3)	Information in this table and footnote regarding this beneficial owner is based on Amendment No. 1 filed February 11, 2013 to the Schedule 13G filed by FMR LLC (“FMR”) with the Securities and Exchange Commission. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, is the beneficial owner of 8,500,178 shares of our common stock as a result of acting as investment adviser to various investment companies. FMR’s beneficial ownership includes 655 shares of our common stock beneficially owned through Strategic Advisers, Inc., a wholly-owned subsidiary of FMR and an investment advisor. Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR and an investment advisor, is the beneficial owner of 579,944 shares of our common stock as a result of serving as an investment advisor to institutional accounts, non-U.S. mutual funds or investment companies. Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR and a bank, is the beneficial owner of 1,065,990 shares of our common stock as a result of serving as an investment manager of institutional accounts owning such shares. The address of FMR and Strategic Advisers, Inc. is 82 Devonshire Street, Boston, Massachusetts 02109. The address of Pyramis Global Advisors, LLC and Pyramis Global Advisors Trust Company is 900 Salem Street, Smithfield, Rhode Island, 02917.

(4)	Information in this table and footnote regarding this beneficial owner is based on Amendment No. 4 filed February 14, 2012 to the Schedule 13G filed by Wellington Management Company, LLP (“Wellington”) with the Securities and Exchange Commission. Wellington, in its capacity as investment adviser, may be deemed to beneficially own 6,953,445 shares of our common stock which are held of record by clients of Wellington. Wellington’s address is 280 Congress Street, Boston, Massachusetts 02210.

(5)

Information in this table and footnote regarding this beneficial owner is based on Schedule 13G/A filed February 8, 2013 by BlackRock, Inc. (“BlackRock”) with the Securities and Exchange Commission. BlackRock, in its capacity as a parent holding company, may be deemed to beneficially own 5,833,101 shares of our common stock which are held of record by certain of its subsidiaries. BlackRock’s address is 40 East 52nd Street, New York, New York 10022.

(6)	Based on information reported to the Company by the stockholder on February 11, 2013. This amount represents the shares of our common stock held by Vanguard Group, Inc. and its various other reporting persons as of December 31, 2012.

(7)	Includes ownership through interests in the 401(k) Plan.

(8)	Includes 31,184 shares of common stock held by a trust of which Mr. Chaden is the sole trustee.

(9)	Includes 1,970 shares of common stock held by Ms. Mathews’ spouse.

(10)	Includes 1,900 shares of common stock held by a trust of which Ms. Ziegler is the sole trustee and sole beneficiary and 350 shares held by a member of Ms. Ziegler’s household.

(11)	Includes W. Howard Upchurch, our President, Innerwear, John Marsh, our President, Outerwear, Michael E. Faircloth, our President, Chief Supply Chain Officer, and Michael Ryan, our Chief Accounting Officer.

OTHER MATTERS

Other Information About Hanesbrands

We will provide without charge to each person solicited pursuant to this Proxy Statement, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 29, 2012, including the financial statements and the financial statement schedules required to be filed with the Securities and Exchange Commission, or any exhibit to that Annual Report on Form 10-K. Requests should be in writing and directed to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary. By referring to our website, www.hanesbrands.com, we do not incorporate our website or its contents into this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, certain of our other officers and persons who beneficially own more than 10 percent of a registered class of our equity securities to file reports of ownership and changes in ownership of these securities with the Securities and Exchange Commission. Directors, officers and greater than 10 percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 29, 2012 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with, except that one Form 4 filing for each of Messers. Noll, Moss, Evans, Nictakis, Oliver, Upchurch, Marsh and Faircloth and Ms. Johnson (disclosing the satisfaction of performance criteria for performance stock units granted to such officer) was filed late due to an administrative error.

Matters Raised at the Annual Meeting not Included in this Proxy Statement

We do not know of any matters to be acted upon at the Annual Meeting other than those discussed in this Proxy Statement. If any other matter is properly presented at the Annual Meeting, proxy holders will vote on the matter in their discretion.

Solicitation Costs

We will pay the cost of soliciting proxies for the Annual Meeting, including the cost of mailing. The solicitation is being made by mail and may also be made by telephone or in person using the services of a number of regular employees of Hanesbrands at nominal cost. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy materials to beneficial owners of shares of Hanesbrands common stock. We have engaged Phoenix Advisory Partners to solicit proxies and to assist with the distribution of proxy materials for a fee of $8,000 plus reasonable out-of-pocket expenses.

Householding

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one Notice of Annual Meeting and Internet Availability (or Proxy Statement, for those who receive a printed copy of the Proxy Statement) in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials is called “householding,” and saves us money in printing and distribution costs. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Stockholder Proposals for Next Annual Meeting

If you want to make a proposal for consideration at next year’s annual meeting and have it included in our proxy materials, Hanesbrands must receive your proposal no later than the 120th day prior to the anniversary of the date of these proxy materials, October 24, 2013, and the proposal must comply with the rules of the Securities and Exchange Commission.

If you want to make a proposal or nominate a director for consideration at next year’s annual meeting without having the proposal included in our proxy materials, you must comply with the then current advance notice provisions and other requirements set forth in our bylaws. Under our current bylaws, a stockholder may nominate a director or submit a proposal for consideration at an annual meeting by giving adequate notice to our Corporate Secretary. To be adequate, that notice must contain information specified in our current bylaws and be received by us not earlier than the 150th day nor later than 5:00 p.m., Eastern time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. If, however, the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Therefore, Hanesbrands must receive your nomination or proposal on or after September 24, 2013 and prior to 5:00 p.m., Eastern time, on October 24, 2013 unless the date of the annual meeting is advanced or delayed by more than 30 days from the anniversary date of the 2013 Annual Meeting.

If Hanesbrands does not receive your proposal or nomination by the appropriate deadline, then it may not be brought before the 2014 Annual Meeting of Stockholders even if it meets the other proposal or nomination requirements. The fact that we may not insist upon compliance with these requirements should not be construed as a waiver of our right to do so at any time in the future.

You should address your proposals or nominations to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary.

By Order of the Board of Directors

HANESBRANDS INC.

Joia M. Johnson

Chief Legal Officer, General

Counsel and Corporate Secretary

February 21, 2013

Appendix A

HANESBRANDS INC. OMNIBUS INCENTIVE PLAN

(As Amended and Restated)

1.	Purpose. The purposes of the Plan are (a) to promote the interests of the Company and its Subsidiaries and its stockholders by strengthening the ability of the Company and its Subsidiaries to attract and retain highly competent officers and other key employees, and (b) to provide a means to encourage Stock ownership and proprietary interest in the Company. The Plan is intended to provide Plan Participants with forms of long-term incentive compensation that are not subject to the deduction limitation rules prescribed under Code Section 162(m), and should be construed to the extent possible as providing for remuneration which is “performance-based compensation” within the meaning of Code Section 162(m) and the regulations promulgated thereunder.

2.	Definitions. Where the context of the Plan permits, words in the masculine gender shall include the feminine gender, the plural form of a word shall include the singular form, and the singular form of a word shall include the plural form. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a)	Award means the grant of incentive compensation under this Plan to a Participant.

(b)	Board means the board of directors of the Company.

(c)	Cause means the Participant has been convicted of (or pled guilty or no contest to) a felony or any crime involving fraud, embezzlement, theft, misrepresentation or financial impropriety; willfully engaged in misconduct resulting in material harm to the Company; willfully failed to perform duties after written notice; or is in willful violation of Company policies resulting in material harm to the Company.

(d)	Change in Control means:

(i)	upon the acquisition by any individual, entity or group, including any Person, of beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 20% or more of the combined voting power of the then outstanding capital stock of the Company that by its terms may be voted on all matters submitted to stockholders of the Company generally (“Voting Stock”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Company); (B) any acquisition by the Company; (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (A), (B) and (C) of subsection (ii) below shall be satisfied; and provided further that, for purposes of clause (B) above, if (1) any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 20% or more of the Voting Stock by reason of an acquisition of Voting Stock by the Company, and (2) such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Voting Stock and such beneficial ownership is publicly announced, then such additional beneficial ownership shall constitute a Change in Control; or

(ii)

upon the consummation of a reorganization, merger or consolidation of the Company, or a sale, lease, exchange or other transfer of all or substantially all of the assets of the Company; excluding, however, any such reorganization, merger, consolidation, sale, lease, exchange or other transfer with respect to which, immediately after consummation of such transaction: (A) all or substantially all of the beneficial owners of the Voting Stock of the Company outstanding immediately prior to such transaction continue to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the entity resulting from such transaction), more than 50% of the combined voting power of the voting securities of the entity resulting from such transaction (including, without limitation, the Company or an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s property or assets, directly or indirectly) (the “Resulting Entity”) outstanding immediately after such transaction, in substantially the same proportions relative to each other as their ownership immediately prior to such transaction; and (B) no Person (other than any Person that beneficially owned, immediately prior to such reorganization, merger, consolidation, sale or other disposition, directly or indirectly, Voting Stock representing 20% or more of the combined voting power of the Company’s then outstanding securities) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding securities of the Resulting Entity; and (C) at least a majority of the members of the board of directors of the entity resulting from such transaction were Initial Directors of the Company at the time of the execution of the initial agreement or action of the Board authorizing such reorganization, merger, consolidation, sale or other disposition; or

(iii)	upon the approval by stockholders of a plan of complete liquidation or dissolution of the Company; or

(iv)	when the Initial Directors cease for any reason to constitute at least a majority of the Board.

(e)	Code means the Internal Revenue Code of 1986, as amended.

(f)	Committee means the Compensation Committee of the Board.

(g)	Company means Hanesbrands Inc., a Maryland corporation, or any successor thereto.

(h)	Covered Employees means covered employees or employees who are reasonably expected to be covered employees within the meaning of Code Section 162(m).

(i)	Deferred Stock Unit (“DSU”) means a vested unit granted pursuant to section 10 below providing a Participant with the right to receive Stock (or cash) in accordance with the terms of such grant.

(j)	Exchange Act means the Securities Exchange Act of 1934, as amended.

(k)	Fair Market Value means the fair market value of Stock determined at any time in such manner as the Committee may deem equitable, or as required by applicable law or regulation.

(l)	Incentive Stock Options means a Stock Option designed to meet the requirements of Code Section 422 or any successor law.

(m)	Initial Directors means those directors of the Company on the effective date of the Plan; provided, however, that any individual who becomes a director of the Company thereafter whose election or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the Initial Directors then comprising the Board (or by the nominating committee of the Board, if such committee is comprised of Initial Directors and has such authority) shall be deemed to have been an Initial Director; and provided further, that no individual shall be deemed to be an Initial Director if such individual initially was elected or nominated as a director of the Company as a result of: (i) an actual or threatened solicitation by a Person (other than the Board) made for the purpose of opposing a solicitation by the Board with respect to the election or removal of directors; or (ii) any other actual or threatened solicitation of proxies or consents by or on behalf of any Person (other than the Board).

(n)	Nonqualified Stock Option means a Stock Option that is not an Incentive Stock Option.

(o)	Participant means (i) an employee of the Company or its Subsidiaries; or (ii) a non-employee director of the Company designated by the Committee as eligible to receive an Award under the Plan.

(p)	Performance Cash Awards means cash incentives subject to the satisfaction of Performance Criteria and granted pursuant to section 12 below.

(q)	Performance Criteria means business criteria within the meaning of Code Section 162(m), including, but not limited to any of the following (or an equivalent metric): revenue; revenue growth; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating income; pre- or after-tax income; net operating profit after taxes; economic value added; ratio of operating earnings to capital spending; cash flow (before or after dividends); cash flow per share (before or after dividends); net earnings; net sales; sales growth; share price performance; return on assets or net assets; return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels, gross profit margin, operating profit margin, net income margin and leverage ratio.

The Committee may select one or more Performance Criteria and may apply those Performance Criteria on a corporate-wide or division/business segment basis. Measurement of the attainment of Performance Criteria may exclude, if the Committee provides in an Award agreement, impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as identified in the financial statements, in the notes to the financial statements, in the Management’s Discussion and Analysis section of the financial statements, or in other Securities and Exchange Commission filings.

(r)	Performance Period means the period as designated by the Committee which generally shall have a minimum of one year and a maximum of five years, except that the foregoing minimum performance period shall not apply to (i) substitute Awards for grants made under a plan of an acquired business entity; and (ii) special vesting provisions in limited cases of an intervening event related to death, disability, retirement or a Change in Control.

(s)	Performance Shares means Awards subject to the satisfaction of Performance Criteria and granted pursuant to section 11 below.

(t)	Person means any individual, entity or group, including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(u)	Plan means the Hanesbrands Inc. Omnibus Incentive Plan.

(v)	Restricted Stock means Stock subject to a vesting condition specified by the Committee in an Award in accordance with section 9 below.

(w)	Resulting Entity means the entity resulting from a transaction (including, without limitation, the Company or an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s property or assets, directly or indirectly).

(x)	RSU means a restricted stock unit providing a Participant with the right to receive Stock (or cash) at a date on or after vesting in accordance with the terms of such grant and/or upon the attainment of Performance Criteria specified by the Committee in the Award in accordance with section 9 below.

(y)	SAR means a stock appreciation right granted pursuant to section 8 below.

(z)	Stock means a share of common stock of the Company that, by its terms, may be voted on all matters submitted to stockholders of the Company generally.

(aa)	Stock Option means the right to acquire shares of Stock at a certain price that is granted pursuant to section 7 below. The term Stock Option includes both Incentive Stock Options and Nonqualified Stock Options.

(bb)	Subsidiary or Subsidiaries means any corporation or entity of which the Company owns directly or indirectly, at least 50% of the total voting power or in which it has at least a 50% economic interest.

3.	Administration. The Plan will be administered by the Committee consisting of two or more directors of the Company as the Board may designate from time to time, each of whom shall satisfy such requirements as:

(a)	the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 or its successor under the Exchange Act;

(b)	the New York Stock Exchange may establish pursuant to its rule-making authority; and

(c)	the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Code Section 162(m).

The Committee shall have the discretionary authority to construe and interpret the Plan and any Awards granted thereunder, to establish and amend rules for Plan administration, to change the terms and conditions of Awards at or after grant (subject to the provisions of section 20 below), to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award granted under the Plan and to make all other determinations which it deems necessary or advisable for the administration of the Plan.

Awards under the Plan to a Covered Employee may be made subject to the satisfaction of one or more Performance Criteria.

The Committee or the Board may authorize one or more officers of the Company to select employees to participate in the Plan and to determine the number and type of Awards to be granted to such Participants, except with respect to Awards to officers subject to Section 16 of the Exchange Act, or to non-employee directors of the Company, or to officers who are, or who are reasonably expected to be, Covered Employees. Any reference in the Plan to the Committee shall include such officer or officers.

The determinations of the Committee shall be made in accordance with their judgment as to the best interests of the Company and its stockholders and in accordance with the purposes of the Plan. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, if in writing signed by all the Committee members.

4.	Participants. Participants may consist of all employees of the Company and its Subsidiaries and all non-employee directors of the Company; provided, however, the following individuals shall be excluded from participation in the Plan: (a) contract labor; (b) employees whose base wage or base salary is not processed for payment by the payroll department of the Company or any Subsidiary; (c) any individual performing services under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company enters into for service; and (d) any individual who is located in a country in which the Company’s Stock or the Plan have not been registered in accordance with local requirements. Designation of a Participant in any year shall not require the Committee to designate that person to receive an Award in any other year or to receive the same type or amount of Award as granted to the Participant in any other year or as granted to any other Participant in any year. The Committee shall consider all factors that it deems relevant in selecting Participants and in determining the type and amount of their respective Awards.

5.	Shares Available under the Plan.

(a)	Subject to adjustment as provided in section 15(a), there is hereby reserved for issuance under the Plan, as of the date of stockholder approval of the amended and restated Plan, (i) any shares of Stock from the original 13,105,000 shares of Stock reserved under the Plan that have not been issued or that are returned to the Plan as described below and (ii) an additional 2,700,000 shares of Stock. Stock covered by an Award shall be counted as used only if and when actually issued and delivered to a Participant. Accordingly, if there is (A) a lapse, expiration, termination or cancellation of any such Stock Option or other Award prior to the issuance of Stock thereunder or (B) a forfeiture of any such shares of Restricted Stock or Stock prior to vesting, then the Stock subject to these Stock Options or other Awards shall be added to the Stock available for Awards under the Plan. In addition, any such Stock covered by an SAR (including an SAR settled in Stock which the Committee, in its discretion, may substitute for an outstanding Stock Option) and any Stock covered by a Stock Option shall be counted as used only to the extent Stock is actually issued upon exercise of the right. Notwithstanding any Plan provision to the contrary, shares of Stock withheld or tendered for payment of the exercise price of an Award (including through a net exercise arrangement described in section 7), shares of Stock withheld or tendered to satisfy withholding taxes, shares of Stock not issued on the stock settlement of SARs and shares of Stock purchased on the open market with cash proceeds from the exercise of Stock Options shall not be added back to the number of shares available for the future grant of Awards. All such Stock issued under the Plan may be either authorized and unissued Stock or issued Stock reacquired by the Company.

Additionally, in the event that a corporation acquired by (or combined with) the Company or any Subsidiary has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Stock authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or combination.

(b)	All of the available Stock may, but need not, be issued pursuant to the exercise of Incentive Stock Options; provided, however, notwithstanding a Stock Option’s designation, to the extent that Incentive Stock Options are exercisable for the first time by the Participant during any calendar year with respect to Stock whose aggregate Fair Market Value exceeds $100,000, such Stock Options shall be treated as Nonqualified Stock Options; provided further, that the value of any shares of Stock withheld or tendered to pay the exercise price of Incentive Stock Options or withheld or tendered to pay taxes on any Incentive Stock Options shall be taken into account for purposes of determining the aggregate Fair Market Value of Stock associated with a Participant’s Incentive Stock Options.

(c)	For Awards intended to be performance-based compensation under Section 162(m), no Participant may be granted Awards with respect to any twelve month Performance Period relating to more than 2 million shares of Stock. In any fiscal year of the Company, no Participant who is a non-employee director of the Company may be granted Awards valued at more than $1,000,000 at the time of grant.

(d)	The Stock reserved for issuance and the other limitations set forth above shall be subject to adjustment in accordance with section 15 hereto.

6.	Types of Awards, Payments, and Limitations. Awards under the Plan shall consist of Stock Options, SARs, Restricted Stock, RSUs, DSUs, Performance Shares, Performance Cash Awards and other Stock or cash Awards, all as described below. Payment of Awards may be in the form of cash, Stock, other Awards or combinations thereof as the Committee shall determine, and with the expectation that any Award of Stock shall be styled to preserve such restrictions as it may impose. The Committee, either at the time of grant or by subsequent amendment, and subject to the provisions of sections 20 and 21 hereto, may require or permit Participants to elect to defer the issuance of Stock or the settlement of Awards in cash under such rules and procedures as the Committee may establish under the Plan.

The Committee may provide that any Awards under the Plan earn dividends or dividend equivalents and interest on such dividends or dividend equivalents; provided, however, that the Committee shall require that any dividends or dividend equivalents paid on Awards subject to Performance Criteria be held in escrow or accumulated until the applicable restrictions have lapsed, except as prohibited by Code Section 409A. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional Stock or Stock equivalents.

Awards shall be evidenced by an agreement (in written or electronic form) that sets forth the terms, conditions and limitations of such Award. Such terms may include, but are not limited to, the term of the Award, the provisions applicable in the event the Participant’s employment terminates and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind any Award including without limitation the ability to amend such Awards to comply with changes in applicable law. An Award may also be subject to other provisions (whether or not applicable to similar Awards granted to other Participants) as the Committee determines appropriate, including provisions intended to comply with federal or state securities laws and stock exchange requirements, understandings or conditions as to the Participant’s employment, requirements or inducements for continued ownership of Stock after exercise or vesting of Awards, or forfeiture of Awards in the event of termination of employment shortly after exercise or vesting, or breach of noncompetition or confidentiality agreements following termination of employment.

Any cash or equity-based incentive compensation paid to a Participant under the Plan shall be subject to policies established and amended from time to time by the Company regarding the recovery of erroneously-awarded compensation.

The Committee, in its sole discretion, may require a Participant to have amounts or Stock that otherwise would be paid or delivered to the Participant as a result of the exercise or settlement of an Award under the Plan credited to a deferred compensation or stock unit account established for the Participant by the Committee on the Company’s books of account. In addition, the Committee may permit Participants to defer the receipt of payments of Awards pursuant to such rules, procedures or programs as may be established for purposes of this Plan.

The Committee need not require the execution of any such agreement by a Participant. Acceptance of the Award by the respective Participant shall constitute agreement by the Participant to the terms of the Award.

7.	Stock Options. Stock Options may be granted to Participants at any time as determined by the Committee. The Committee shall determine the number of shares subject to each Stock Option and whether the Stock Option is an Incentive Stock Option. The exercise price for each Stock Option shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of the Stock on the date the Stock Option is granted unless the Stock Option is a substitute or assumed Stock Option granted pursuant to section 16 hereto. Each Stock Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that a Stock Option will be automatically exercised upon the expiration date of the Stock Option if the Fair Market Value of a share of Stock on the expiration date exceeds the exercise price for each Stock Option. Stock Options shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine; provided, however, that no Stock Option shall be exercisable later than the tenth anniversary of its grant, and provided, further that Awards of Stock Options granted on or after December 1, 2010 shall not become 100% exercisable in less than three years following the date they are granted with vesting no faster than on a pro rata basis over the vesting period, except that the foregoing limitations shall not apply to (i) substitute Awards for grants made under a plan of an acquired business entity; and (ii) special exercise provisions in limited cases of an intervening event related to death, disability, retirement or a Change in Control. The exercise price, upon exercise of any Stock Option, shall be payable to the Company in full by: (a) cash payment or its equivalent (a “cash exercise”); (b) tendering previously acquired Stock having a Fair Market Value at the time of exercise equal to the exercise price (a “stock swap”) or certification of ownership of such previously-acquired Stock (“attestation”); (c) to the extent permitted by applicable law, delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds from the Stock Option shares or loan proceeds to pay the exercise price and to deliver to the Participant the net amount of shares (a “cashless exercise for Stock”) or cash (a “cashless exercise for cash”); (d) having the Company retain from the Stock otherwise issuable upon exercise of the Stock Option a number of shares of Stock having a value (determined pursuant to rules established by the Committee in its discretion) equal to the exercise price of the Stock Option (a “net exercise”); or (e) such other methods of payment as the Committee, in its discretion, deems appropriate.

In no event shall the Committee, without stockholder approval, cancel any outstanding Stock Option with an exercise price greater than the then current Fair Market Value of the Stock for the purpose of reissuing any other Award to the Participant at a lower exercise price, cancel any outstanding Stock Option with an exercise price greater than the then current Fair Market Value of the Stock for the purpose of cashing out a Stock Option unless such cash-out occurs in conjunction with a Change in Control, nor reduce the exercise price of an outstanding Stock Option. Reload options are not permitted.

8.

Stock Appreciation Rights. SARs may be granted to Participants at any time as determined by the Committee. Notwithstanding any other provision of the Plan, the Committee may, in its discretion, substitute SARs which can be settled only in Stock for outstanding Stock Options. The grant price of a substitute SAR shall be equal to the exercise price of the related Stock Option and the substitute SAR shall have substantive terms (e.g., duration) that are equivalent to the related Stock Option. The grant price of any other SAR shall not be less than 100% of the Fair Market Value of the Stock on the date of its grant unless the SARs are substitute or assumed SARs granted pursuant to section 16 hereto. An SAR may be exercised upon such terms and conditions and for the term the Committee in its sole discretion determines; provided, however, that the term shall not exceed the Stock Option term in the case of a substitute SAR or ten years in the case of any other SAR, and the terms and conditions applicable to a substitute SAR shall be substantially the same as those applicable to the Stock Option which it replaces, and provided, further that Awards of SARs granted on or after December 1, 2010 shall not become 100% exercisable in less than three years following the date they are granted with vesting no faster than on a pro rata basis over the vesting period, except that the foregoing limitation shall not apply to (i) substitute Awards for grants made under a plan of an acquired business entity; and (ii) special exercise provisions in limited cases of an intervening event related to death, disability, retirement or a Change in Control. Upon the expiration date of an SAR, the SAR will be automatically exercised if the Fair Market Value of a share of Stock on the expiration date exceeds the grant price of the SAR. Upon exercise of an SAR, the Participant shall be entitled to receive payment from the Company in an amount determined by multiplying (a) the difference between the Fair Market Value of a share of Stock on the date of exercise and the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised. The payment may be made in cash or Stock, at the discretion of the Committee, except in the case of a substitute SAR payment which may be made only in Stock. In no event shall the Committee, without stockholder approval, cancel any outstanding SAR with an exercise price greater than the then current Fair Market Value of the Stock for the purpose of reissuing any other Award to the Participant at a lower grant price, cancel any outstanding SAR with an exercise price greater than the then current Fair Market Value of the Stock for the purpose of cashing out a SAR unless such cash-out occurs in conjunction with a Change in Control, nor reduce the grant price of an outstanding SAR.

9.	Restricted Stock and RSUs. Restricted Stock and RSUs may be awarded or sold to Participants under such terms and conditions as shall be established by the Committee. Restricted Stock and RSUs shall be subject to such restrictions as the Committee determines, including, without limitation, any of the following:

(a)	a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period;

(b)	a requirement that the holder forfeit (or in the case of Stock or RSUs sold to the Participant, resell to the Company at cost) such Stock or RSUs in the event of termination of employment during the period of restriction; and

(c)	the attainment of Performance Criteria.

Restricted Stock and RSU Awards that are subject to the attainment of Performance Criteria granted on or after December 1, 2010 shall be subject to a performance period of at least one year, and restrictions on time-based Restricted Stock and RSU Awards granted on or after December 1, 2010 shall not expire relative to 100% of any Award in less than three years following the date the Award is granted (although restrictions may lapse no faster than on a pro rata basis over the vesting period), except that the foregoing limitations shall not apply to (i) substitute Awards for grants made under a plan of an acquired business entity; and (ii) special vesting provisions in limited cases of an intervening event related to death, disability, retirement or a Change in Control. All restrictions shall otherwise expire at such times as the Committee shall specify.

10.	DSUs. DSUs provide a Participant a vested right to receive Stock in lieu of other compensation at termination of employment or service or at a specific future designated date.

11.	Performance Shares. The Committee shall designate the Participants to whom Performance Shares are to be awarded and determine the number of shares, the length of the Performance Period and the other terms and conditions of each such Award. Each Award of Performance Shares shall entitle the Participant to a payment in the form of Stock (or cash) upon the attainment of Performance Criteria and other terms and conditions specified by the Committee.

Notwithstanding satisfaction of any Performance Criteria, the number of shares issued under a Performance Share Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. The Committee may, in its discretion, make a cash payment equal to the Fair Market Value of Stock otherwise required to be issued to a Participant pursuant to a Performance Share Award.

12.	Performance Cash Awards. The Committee shall designate the Participants to whom Performance Cash Awards are to be awarded and determine the amount of the Award and the terms and conditions of each such Award. Each Performance Cash Award shall entitle the Participant to a payment in cash upon the attainment of Performance Criteria and other terms and conditions specified by the Committee. For Awards intended to be performance-based compensation under Section 162(m), no Participant may be granted Performance Cash Awards with respect to any twelve month Performance Period in excess of $5,000,000; if a cash Award is earned in excess of $5,000,000, the amount of the Award in excess of this amount shall be deferred to the date the Participant ceases to be covered by Code Section 162(m) (or six months after that date if the Participant ceases to be covered by Code Section 162(m) because of Participant’s separation from service (as defined in Code Section 409A).

Notwithstanding the satisfaction of any Performance Criteria, the amount to be paid under a Performance Cash Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. The Committee may, in its discretion, substitute actual Stock for the cash payment otherwise required to be made to a Participant pursuant to a Performance Cash Award.

13.	Other Stock or Cash Awards. In addition to the incentives described in sections 6 through 12 above, the Committee may grant other incentives payable in cash or in Stock under the Plan as it deems appropriate and subject to such other terms and conditions as it deems appropriate; provided an outright grant of Stock will not be made unless it is offered in exchange for cash compensation that has otherwise already been earned by the recipient including without limitation awards earned under the Hanesbrands Inc. Performance-Based Annual Incentive Plan (or any successor annual incentive plan of the Company) or under the Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan.

14.	Change in Control. The vesting and payment terms applicable to an Award following a Change in Control shall be determined by the Committee at the time the Award is granted.

15.	Adjustment Provisions.

(a)	In the event of any change affecting the number, class, market price or terms of the Stock by reason of share dividend, share split, recapitalization, reorganization, merger, consolidation, spin-off, disaffiliation of a Subsidiary, combination of Stock, exchange of Stock, Stock rights offering or other similar event, or any distribution to the holders of Stock other than a regular cash dividend, the Committee shall equitably substitute or adjust the number or class of Stock which may be issued under the Plan in the aggregate or to any one Participant in any calendar year and the number, class, price or terms of shares of Stock subject to outstanding Awards granted under the Plan.

(b)	In the event of any merger, consolidation or reorganization of the Company with or into another Company which results in the outstanding Stock of the Company being converted into or exchanged for different securities, cash or other property, or any combination thereof, there shall be substituted, on an equitable basis, for each share of Stock then subject to an Award granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of Stock will be entitled pursuant to the transaction.

16.	Substitution and Assumption of Awards. The Board or the Committee may authorize the issuance of Awards under this Plan in connection with the assumption of, or substitution for, outstanding Awards previously granted to individuals who become employees of the Company or any Subsidiary as a result of any merger, consolidation, acquisition of property or stock or reorganization, upon such terms and conditions as the Committee may deem appropriate. Any substitute Awards granted under the Plan shall not count against the Stock limitations set forth in section 5 hereto, to the extent permitted by Section 303A.08 of the Corporate Governance Standards of the New York Stock Exchange.

17.

Nontransferability. Each Award granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, and each Stock Option and SAR shall be exercisable during the Participant’s lifetime only by the Participant or, in the event of disability, by the Participant’s personal representative. In the event of the death of a Participant, exercise of any Award or payment with respect to any Award shall be made only by or to the beneficiary, executor or administrator of the estate of the deceased Participant or the Person or Persons to whom the deceased Participant’s rights under the Award shall pass by will or the laws of descent and distribution. Subject to the approval of the Committee in its sole discretion, Stock Options may be transferable to members of the immediate family of the Participant and to one or more trusts for the benefit of such family members, partnerships in which such family members are the only partners, or corporations or other entities in which such family members are the only stockholders. Members of the immediate family means the Participant’s spouse, same-sex domestic partner (as that term is defined in the Hanesbrands Inc. Employee Health Benefit Plan), children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and sisters) and individuals who are family members by adoption.

18.	Taxes. The Company shall be entitled to withhold the amount of any tax attributable to any amounts payable or Stock deliverable under the Plan, after giving notice to the Person entitled to receive such payment or delivery, and the Company may defer making payment or delivery as to any Award, if any such tax is payable, until indemnified to its satisfaction. A Participant may pay all or a portion of any withholding limited to the minimum statutory amount arising in connection with the exercise of a Stock Option or SAR or the receipt or vesting of Stock hereunder by electing to have the Company withhold Stock having a Fair Market Value equal to the amount required to be withheld; and the Company will withhold for this purpose any fractional shares to be delivered.

19.	Duration of the Plan. No Award shall be made under the Plan more than ten years after the adoption of the amended and restated Plan by the Board; provided, however, that the terms and conditions applicable to any Stock Option granted on or before such date may thereafter be amended or modified by mutual agreement between the Company and the Participant, or such other Person as may then have an interest therein.

20.	Amendment and Termination. The Board or the Committee may amend the Plan from time to time or terminate the Plan at any time. However, unless expressly provided in an Award or the Plan, no such action shall reduce the amount of any existing Award or change the terms and conditions thereof without the Participant’s consent; provided, however, that the Committee may, in its discretion, substitute SARs which can be settled only in Stock for outstanding Stock Options and may require an Award be deferred pursuant to section 6 hereto, without a Participant’s consent; and further provided that the Committee may amend or terminate an Award to comply with changes in law, including but not limited to tax law, without a Participant’s consent. Notwithstanding any provision of the Plan to the contrary, the provisions in each of section 7 and section 8 of the Plan (regarding the cancellation, reissuing at a relatively reduced price or cash-out of Stock Options and SARs, respectively) shall not be amended without stockholder approval. Notwithstanding any provision of the Plan to the contrary, to the extent that Awards under the Plan are subject to the provisions of Code Section 409A, then the Plan as applied to those amounts shall be interpreted and administered so that it is consistent with such Code section. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary to comply with applicable laws, regulations or stock exchange rules.

21.	Other Provisions.

(a)	In the event any Award under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion: (i) modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules consistent with the purposes of the Plan; and (ii) cause the Company to enter into an internal accounting transaction with any local branch or affiliate consistent with internal accounting/audit protocols and pursuant to which such branch or affiliate will reimburse the Company for the cost of such equity incentives.

(b)	Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company; nor interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between the employee and the Company.

(c)	No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee, in its discretion, shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares of Stock, or whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(d)	In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

(e)	Payments and other benefits received by a Participant under an Award made pursuant to the Plan generally shall not be deemed a part of a Participant’s compensation for purposes of determining the Participant’s benefits under any other employee benefit plans or arrangements provided by the Company or a Subsidiary, unless the Committee expressly provides otherwise in writing or unless expressly provided under such plan. The Committee shall administer, construe, interpret and exercise discretion under the Plan and each Award in a manner that is consistent and in compliance with a reasonable, good faith interpretation of all applicable laws and that avoids (to the extent practicable) the classification of any Award as “deferred compensation” for purposes of Code Section 409A, as determined by the Committee.

22.	Governing Law. The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of North Carolina without regard to any state’s conflict of laws principles. Any legal action related to this Plan shall be brought only in a federal or state court located in North Carolina.

23.	Stockholder Approval. This amendment and restatement of the Plan is effective as of January 29, 2013, subject to approval by the stockholders of the Company at the April 2013 stockholder meeting.

1000 EAST HANES MILL ROAD WINSTON-SALEM, NC 27105

AUTHORIZE YOUR PROXY BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time the day before the meeting date or any cut-off date described in the Proxy Statement. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time the day before the meeting date or any cut-off date described in the Proxy Statement. Have your proxy card in hand when you call and then follow the instructions.

AUTHORIZE YOUR PROXY BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Hanesbrands Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Hanesbrands Inc. in mailing proxy materials, you can consent to receiving all future meeting notices, proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                              M52669-P33689                         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HANESBRANDS INC.		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All
	Vote on Directors	All	All	Except	Except” and write the number(s) of the nominee(s) on the line below.
	The Board of Directors recommends that you vote FOR the following:	☐	☐	☐
1. Election of Directors
Nominees:
01) Lee A. Chaden 02) Bobby J. Griffin 03) James C. Johnson 04) Jessica T. Mathews 05) J. Patrick Mulcahy	06) Ronald L. Nelson 07) Richard A. Noll 08) Andrew J. Schindler 09) Ann E. Ziegler

	Vote on Proposals					For	Against	Abstain
The Board of Directors recommends that you vote FOR the following proposals:
	2. To approve the amended and restated Hanesbrands Inc. Omnibus Incentive Plan					☐	☐	☐
	3. To approve, by a non-binding, advisory vote, executive compensation as described in the Proxy Statement for the Annual Meeting					☐	☐	☐
	4. To ratify the appointment of PricewaterhouseCoopers LLP as Hanesbrands’ independent registered public accounting firm for Hanesbrands’ 2013 fiscal year					☐	☐	☐

	For address changes and/or comments, please check this box and write them on the back where indicated.			☐

	Please indicate if you plan to attend this meeting.		☐	☐
			Yes	No

Please sign exactly as name appears on the records of Hanesbrands Inc. and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title under signature(s).

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

ADMISSION TICKET (Not Transferable)

2013 Annual Meeting of Stockholders

3:30 p.m., Pacific Daylight time, April 3, 2013

ARIA Resort & Casino

3730 Las Vegas Boulevard

Las Vegas, Nevada 89158

Please present this admission ticket and some form of government-issued photo identification (such as a valid driver’s license or passport) in order to gain admittance to the meeting. This ticket admits only the stockholder listed on the reverse side and is not transferable. No cameras, recording devices or large packages will be permitted in the meeting room. Bags will be subject to a search.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Hanesbrands Inc. (“Hanesbrands”) will be held on Wednesday, April 3, 2013 at 3:30 p.m., Pacific Daylight time, at ARIA Resort & Casino, 3730 Las Vegas Boulevard, Las Vegas, Nevada 89158. Stockholders of record at the close of business on February 8, 2013 are entitled to notice of and to vote at the meeting. Stockholders will (1) consider and vote on the election of nine directors, (2) consider and vote to approve the amended and restated Hanesbrands Inc. Omnibus Incentive Plan, (3) consider and vote to approve, by a non-binding advisory vote, executive compensation as described in the proxy statement for the Annual Meeting, (4) consider and vote on the ratification of the appointment of PricewaterhouseCoopers LLP as Hanesbrands’ independent registered public accounting firm for its 2013 fiscal year, and (5) transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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Δ DETACH PROXY CARD HERE Δ	M52670-P33689

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, APRIL 3, 2013

The undersigned holder of common stock of Hanesbrands Inc., a Maryland corporation (“Hanesbrands”), hereby appoints Richard A. Noll and Joia M. Johnson, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of Hanesbrands Inc. to be held at ARIA Resort & Casino, 3730 Las Vegas Boulevard, Las Vegas, Nevada 89158, on April 3, 2013, at 3:30 p.m., Pacific Daylight time, and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast FOR each of the nominees for director, FOR proposal 2, FOR proposal 3 and FOR proposal 4, all of which are set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement thereof. The Board of Directors recommends a vote FOR each nominee for director, FOR proposal 2, FOR proposal 3 and FOR proposal 4.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)